     As filed with the Securities and Exchange Commission on January 8, 2003

                                                     Registration No. 333-101244
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                   VALHI, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  2810                                87-0110150
    (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    incorporation or organization)            Classification Code Number)

                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697
                                 (972) 233-1700
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                STEVEN L. WATSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697
                                 (972) 233-1700
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

            Don M. Glendenning                     Robert E. Musgraves                    Theodore Altman
              Toni Weinstein                       Tremont Corporation                     James T. Seery
         Locke Liddell & Sapp LLP                     1999 Broadway                      Piper Rudnick LLP
             2200 Ross Avenue                          Suite 4300                   1251 Avenue of the Americas
                Suite 2200                       Denver, Colorado 80202               New York, New York 10020
           Dallas, Texas 75201                       (303) 296-5652                        (212) 835-6000
              (214) 740-8000                    Facsimile: (303) 291-2990            Facsimile: (212) 835-6001
        Facsimile: (214) 740-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________________




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           [TREMONT CORPORATION LOGO]

Dear Tremont Stockholder:


         The board of directors of Tremont Corporation and a special committee of the Tremont board of directors have approved a merger transaction with Valhi, Inc. in which Tremont will become a wholly-owned subsidiary of Valhi. There will be a special stockholders' meeting on February 7, 2003 at 10:00 a.m., local time, at the offices of Tremont at 1999 Broadway, Suite 4300, Denver, Colorado, at which you will be asked to approve the adoption of the merger agreement. To complete the merger, the holders of a majority of the outstanding shares of Tremont common stock must approve the proposal to adopt the merger agreement.


         Upon adoption of the merger agreement, Valhi Acquisition Corp., a wholly-owned subsidiary of Valhi, will be merged into Tremont. In the merger, you will receive 3.4 shares of Valhi common stock in exchange for each share of Tremont common stock that you own and cash for any fractional share of Valhi common stock that you would otherwise be entitled to receive.

         Tremont Group, Inc. currently owns 80% of the outstanding shares of common stock of Tremont. Valhi currently owns 80% of the outstanding shares of Tremont Group common stock, and NL Industries, Inc., a majority-owned subsidiary of Valhi, currently owns the remaining 20%. TREMONT GROUP HAS INDICATED THAT IT INTENDS TO VOTE ITS SHARES OF TREMONT COMMON STOCK IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. THEREFORE, ASSUMING THAT TREMONT GROUP SO VOTES ITS SHARES, THE MERGER AGREEMENT WILL BE APPROVED AND THE MERGER WILL BE COMPLETED.

         PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 20.

         The board of directors of Tremont, acting on the unanimous recommendation of the Tremont special committee, has approved and adopted the merger agreement and recommends that you vote FOR adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign, date and return the proxy in the enclosed envelope.

         The attached proxy statement/prospectus provides you with detailed information about the merger. Also included are copies of Valhi's and Tremont's latest Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. You may obtain additional information about both Tremont and Valhi from the other documents that they have each filed with the Securities and Exchange Commission.

                                   Sincerely,
                                   /s/ J. LANDIS MARTIN
                                   J. Landis Martin
                                   Chairman of the Board, President and
                                   Chief Executive Officer

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE VALHI COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         This proxy statement/prospectus is dated January 8, 2003 and was first mailed to Tremont stockholders on or about January 10, 2003.

                               TREMONT CORPORATION
                            1999 BROADWAY, SUITE 4300
                             DENVER, COLORADO 80202

                                   ----------


                            NOTICE OF SPECIAL MEETING
                         TO BE HELD ON FEBRUARY 7, 2003



To the Stockholders of Tremont Corporation:


         A special meeting of the stockholders of Tremont Corporation will be held on February 7, 2003, at 10:00 a.m., local time, at the offices of Tremont at 1999 Broadway, Suite 4300, Denver, Colorado, to:


         1. Consider and vote on a proposal to adopt a merger agreement, dated as of November 4, 2002, by and among Valhi, Valhi Acquisition Corp., a wholly-owned subsidiary of Valhi, and Tremont, as amended; and

         2. Transact any other business that properly comes before the special meeting.


         Only Tremont stockholders of record at the close of business on January 10, 2003 will receive notice of and be able to vote at the special meeting and any adjournment or postponement thereof. The stock transfer books of Tremont will not be closed following the record date. A complete list of stockholders entitled to vote at the special meeting will be available at the special meeting. Such list of stockholders will also be available for ten days prior to the special meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our offices at the address shown above. You should contact the Secretary of Tremont if you desire to review the list of stockholders.


         The enclosed document describes the merger agreement, the merger and the actions to be taken in connection with the merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of Tremont common stock on the record date vote to approve the merger. Whether or not you are able to attend the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed document at any time before it is voted at the special meeting. If you choose, you may still vote at the special meeting even though you previously submitted your proxy card.

                                By Order of the Board of Directors,
                                /s/ ROBERT E. MUSGRAVES
                                Robert E. Musgraves
                                Vice President, General Counsel and Secretary









Denver, Colorado
January 8, 2003

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
   MERGER.................................................1

SUMMARY...................................................4
   The Companies..........................................4
   The Merger.............................................4
   What You Will Receive in the Merger....................5
   The Special Meeting....................................5
   Record Date; Voting Power..............................5
   Voting Securities and Vote Required....................5
   Conflicts of Interest and Certain Relationships
     and Transactions.....................................5
   Special Committee of the Tremont Board of Directors....6
   Tremont Stock Ownership................................6
   Related Transactions to be Completed Immediately
     Prior to and as Soon as Possible Following the
     Completion of the Merger.............................6
   Fairness Opinion of the Special Committee's
     Financial Advisor....................................6
   Recommendation to Stockholders.........................6
   Tremont's Reasons for the Merger.......................7
   Valhi's Reasons for the Merger.........................7
   Regulatory Approvals and Other Conditions..............7
   Termination of the Merger Agreement....................8
   Completion of the Merger...............................8
   Exchange of Stock Certificates.........................8
   Material Federal Income Tax Consequences
     of the Merger........................................8
   Differences in Stockholders' Rights....................8
   No Appraisal Rights....................................8
   Accounting Treatment...................................8
   Listing of Valhi Common Stock..........................8
   Organizational Structure...............................9
   Comparative Per Share Market Price and Dividend
     Information..........................................11
   Selected Historical Financial Information..............13
   Valhi, Inc. Selected Unaudited Pro Forma Consolidated
     Financial Information................................18
   Comparative Per Share Information of Valhi and
     Tremont..............................................19

RISK FACTORS..............................................20

A WARNING ABOUT FORWARD-LOOKING INFORMATION...............21

THE SPECIAL MEETING.......................................22
   Purpose................................................22
   Date, Place and Time...................................22
   Record Date............................................23
   Tremont Stockholders Entitled to Vote..................23
   Vote Required; Voting at the Meeting...................23
   Voting Procedures......................................23
   Solicitation of Proxies................................24
   Effective Time of the Merger and Payment for Shares....25
   Other Matters to be Considered.........................25

THE MERGER................................................25
   General Description....................................25
   Background of the Merger...............................25
   Tremont's Reasons for the Merger; Recommendation of
     the Special Committee and the Board of Directors.....30
   Valhi's Reasons for the Merger.........................32
   Opinion of Tremont's Financial Advisor.................32
   Conflicts of Interest and Certain Relationships and
     Transactions.........................................38
   Ownership Interests in Valhi Common Stock After
     the Merger...........................................41
   Management and Operations After the Merger.............41
   Material Federal Income Tax Consequences of the
     Merger...............................................41
   Accounting Treatment of the Merger.....................42
   Regulatory Approvals Relating to the Merger............43
   Resales of Valhi Common Stock..........................43
   No Appraisal Rights....................................43
   Litigation Relating to the Merger......................43

RELATED TRANSACTIONS  TO BE COMPLETED IMMEDIATELY PRIOR
   TO AND AS SOON AS POSSIBLE FOLLOWING THE COMPLETION
   OF THE MERGER..........................................44

VALHI, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
   FINANCIAL STATEMENTS...................................45

THE MERGER AGREEMENT......................................54
   The Merger.............................................54
   What You Will Receive in the Merger....................54
   Distribution of Valhi Stock Certificates...............54
   Representations and Warranties.........................55
   Conduct of Business Pending the Merger.................55
   Conditions to Completion of the Merger.................56
   Amendment, Waiver and Termination......................57
   Fees and Expenses......................................58

THE COMPANIES.............................................59
   Tremont................................................59
   Valhi..................................................59

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS............60

DESCRIPTION OF VALHI CAPITAL STOCK........................64

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF
   TREMONT COMMON STOCK...................................64

STOCKHOLDER PROPOSALS.....................................64

EXPERTS...................................................64

LEGAL OPINIONS............................................65

WHERE YOU CAN FIND MORE INFORMATION.......................65


Appendices:
   A -- Agreement and Plan of Merger
   B -- Opinion of Morgan Joseph & Co. Inc.

                           PROXY STATEMENT/PROSPECTUS

                        4,346,686 SHARES OF COMMON STOCK
                                       OF
                                   VALHI, INC.


                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                               TREMONT CORPORATION
                         TO BE HELD ON FEBRUARY 7, 2003


                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q:       WHAT WILL I VOTE ON AT THE SPECIAL MEETING?

A: Tremont stockholders will be asked to approve the proposal to adopt the merger agreement.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of Tremont common stock will be converted into 3.4 shares of Valhi common stock and cash for any fractional share of Valhi common stock that you would otherwise be entitled to receive. Valhi stockholders will retain their existing Valhi shares.

Q: WILL THE EXCHANGE RATIO AND THE VALUE OF THE SHARES I RECEIVE CHANGE BETWEEN NOW AND THE TIME THAT THE MERGER IS COMPLETED?

A: The exchange ratio, which determines the number of shares of Valhi common stock that you will receive, will not change. The market value of the shares of Valhi common stock you will receive may fluctuate between the date of this proxy statement/prospectus and the completion of the merger, based on changes in the market price for Valhi common stock.

Q:       WHAT SHOULD I DO NOW WITH RESPECT TO THE MERGER?

A: After you read and consider carefully the information contained in this proxy statement/prospectus, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed, postage-paid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:       WHEN AND WHERE IS THE SPECIAL MEETING OF TREMONT STOCKHOLDERS?


A: The special meeting will be held on February 7, 2003 at the offices of Tremont at 1999 Broadway, Suite 4300, Denver, Colorado, at 10:00 a.m., local time.


Q:       WHAT STOCKHOLDER APPROVALS ARE NEEDED TO APPROVE THE MERGER?

A: To complete the merger, the approval of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Tremont common stock must be obtained. TREMONT GROUP, WHICH CURRENTLY OWNS 80% OF THE OUTSTANDING SHARES OF TREMONT COMMON STOCK, HAS INDICATED THAT IT INTENDS TO VOTE ITS SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. THEREFORE, ASSUMING THAT TREMONT GROUP SO VOTES ITS SHARES, THE MERGER AGREEMENT WILL BE APPROVED AND THE MERGER WILL BE COMPLETED. Valhi currently owns 80% of the outstanding shares of Tremont Group common stock, and NL Industries, Inc., a majority-owned subsidiary of Valhi, currently owns the remaining 20%.

Q:       WILL VALHI STOCKHOLDERS VOTE ON THE MERGER?

         No vote of Valhi stockholders is required to complete the merger.

Q:       WHAT HAPPENS IF I DO NOT RETURN MY PROXY CARD AND DO NOT VOTE AT THE
         MEETING?

A: Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against adoption of the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the voting instruction form and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes, you may change your vote by delivering a written notice stating that you would like to revoke your proxy or delivering a new, later-dated proxy card to EquiServe Trust Company, N.A., the inspector of elections, on or before the business day prior to the special meeting or by attending the special meeting and voting in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Shortly after the completion of the merger, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your Tremont stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q: ASSUMING THAT THE MERGER IS COMPLETED, MAY I EXERCISE DISSENTERS' RIGHTS AND DEMAND AN APPRAISAL OF MY TREMONT SHARES?

         No. You will not be entitled to dissenting stockholders' appraisal rights under Delaware law and you will be bound by the terms of the merger agreement.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect to complete the merger shortly after the special meeting on February 7, 2003.


Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TREMONT STOCKHOLDERS?

A: Generally, holders of Tremont common stock will not be required to pay any U.S. federal income tax as a result of the merger, except for tax imposed on cash, if any, that you receive in lieu of fractional shares of Valhi common stock.

Q:       HOW WILL EXISTING VALHI STOCKHOLDERS BE AFFECTED BY THE MERGER?

A: Existing Valhi stockholders will own the same number of Valhi shares that they owned immediately prior to the merger. However, because Valhi will issue new shares of its common stock in the merger, each outstanding share of Valhi common stock immediately prior to the merger will represent a smaller percentage of a larger company after the merger.

         Valhi stockholders will not recognize any gain or loss for federal income tax purposes as a result of the merger, and will not have any dissenters' rights of appraisal as a result of the merger and the issuance of Valhi shares.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?


A: Tremont's current regular quarterly dividend is $.07 per share, or $.28 per share on an annual basis. Assuming that the merger is completed as currently scheduled, Tremont will have paid the last quarterly dividend on its common stock on December 27, 2002 to Tremont stockholders of record as of December 13, 2002.


         Valhi's current regular quarterly dividend is $.06 per share, or $.24 per share on an annual basis (the equivalent to $.204 per share per quarter, or $.816 per share on an annual basis of Tremont common stock after considering the exchange ratio of 3.4 to 1). Subject to the determination of Valhi's board of directors, Valhi expects to continue its regular quarterly dividend following completion of the merger.

Q: WOULD MY RIGHTS AS A VALHI STOCKHOLDER DIFFER FROM MY RIGHTS AS A TREMONT STOCKHOLDER?

A: When the merger is completed, Tremont stockholders will become Valhi stockholders, and their rights will be governed by Delaware law and Valhi's certificate of incorporation and bylaws. There are certain differences between the rights of Tremont stockholders under Tremont's organizational documents as compared to their rights as stockholders of Valhi.

Q: WILL CONTRAN CORPORATION STILL HAVE VOTING CONTROL OVER, AND WILL HAROLD C. SIMMONS STILL BE DEEMED TO CONTROL, VALHI FOLLOWING THE MERGER?


A: As of the date of this prospectus/proxy statement, Contran Corporation owned, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, Chairman of the Board of each of Contran, Valhi, NL and Tremont Group and a director of Tremont, may be deemed to control each of Contran, Valhi, NL, Tremont Group and Tremont.

         We expect that Contran's ownership interest in Valhi will decrease to 89% as a result of the issuance of additional shares of Valhi common stock in the merger. Therefore, after the merger is completed, Contran will still have voting control over Valhi, and Mr. Simmons will still be deemed to control Valhi.


Q:       HAS LITIGATION BEEN FILED IN CONNECTION WITH THE PROPOSED MERGER?


A: Yes, in late July 2002, shortly after the announcement of a merger proposal, complaints were filed against Tremont, Valhi and members of Tremont's board of directors. The complaints, purported class actions, generally allege, among other things, that the terms of the proposed merger of Valhi and Tremont are unfair and that defendants have violated their fiduciary duties. The complaints seek, among other things, an order enjoining consummation of the proposed merger and the award of unspecified damages, including attorneys' fees and other costs. At the request of the parties, the court ordered that these actions be consolidated under the caption In re Tremont Corporation Shareholders Litigation and directed the filing of a consolidated complaint. Valhi and Tremont believe, and understand that each of the other defendants believes, that the complaints are without merit, and Valhi and Tremont intend, and understand that each of the other defendants intends, to defend against the actions vigorously.


Q:       WHOM SHOULD I CALL WITH QUESTIONS?


A: Please call Joan Prusse at (303) 296-5600 with any questions about the merger.

                                     SUMMARY


         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this proxy statement/prospectus. These documents will give you a more complete description of the transaction we are proposing. Information in this proxy statement/prospectus regarding Valhi's ownership interest in Tremont, NL Industries, Inc., or "NL," CompX International, Inc., or "CompX," and Waste Control Specialists LLC, or "Waste Control Specialists," and Tremont's percentage ownership in Titanium Metals Corporation, or "TIMET," and NL, is each as of December 31, 2002.


THE COMPANIES  (See page 58)

TREMONT CORPORATION
1999 Broadway, Suite 4300
Denver, Colorado  80202
(303) 296-5652


     Tremont Corporation is principally a holding company with operations conducted through 39%-owned TIMET and through 21%-owned NL. Valhi owns an additional 63% of NL.


     TIMET is one of the world's largest producers of titanium sponge, melted products (ingot and slab) and mill products. TIMET had an estimated 24% share of worldwide industry shipments of titanium mill products in 2001. TIMET has production facilities in the U.S. and Europe. TIMET is continuing its efforts to develop new applications for titanium in the automotive and other emerging markets.

     NL is the world's fifth-largest producer, and Europe's second-largest producer, of titanium dioxide pigments or "TiO(2)," which are used for imparting whiteness, brightness and opacity to a wide range of products, including paints, plastics, paper, fibers and other "quality-of-life" products. NL had an estimated 11% share of worldwide TiO(2) sales volume in 2001. NL has production facilities throughout Europe and North America.

     Tremont has an insurance operation through wholly-owned Tall Pines Insurance Company. Tremont also owns certain real estate interests through wholly-owned TRECO L.L.C.

VALHI, INC.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240
(972) 233-1700


     Valhi is principally a holding company with operations conducted through majority-owned subsidiaries or less than majority-owned affiliates in the chemicals (through its 63% ownership of NL), component products (through its 69% ownership of CompX), waste management (through its 90% ownership of Waste Control Specialists) and titanium metals (through its ownership of Tremont as described in this proxy statement/prospectus) industries.


     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products for office furniture, computer-related applications and a variety of other products. CompX has production facilities in North America, Europe and Asia.

     Waste Control Specialists owns and operates a facility in West Texas for the processing, treatment, storage and disposal of hazardous, toxic and certain types of radioactive wastes. Waste Control Specialists is seeking additional regulatory authorization to expand its treatment and disposal capabilities for low-level and mixed radioactive wastes.

     Valhi has other investments and joint ventures, including The Amalgamated Sugar Company LLC, a manufacturer of refined sugar.

VALHI ACQUISITION CORP.
Three Lincoln Centre,
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240
(972) 233-1700

     Valhi Acquisition Corp., a wholly-owned subsidiary of Valhi, is a Delaware corporation organized for the sole purpose of effecting the merger. It is not anticipated that Valhi Acquisition will have any significant assets or liabilities, other than those arising under the merger agreement or in connection with the merger, or will engage in any activities other than those incidental to its formation and capitalization and the merger.

THE MERGER  (See page 53)

     Valhi will acquire Tremont by means of the merger of Valhi Acquisition into Tremont. At the effective time of the merger, Tremont will become a wholly-owned subsidiary of Valhi. The merger agreement, which has been restated to include Amendment No. 1 thereto, is attached as Appendix A to this proxy statement/prospectus. Please read the merger agreement as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER  (See page 53)

     When we complete the merger, you will receive 3.4 shares of Valhi common stock for each share of Tremont common stock that you own plus cash for any fractional share interest that you would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the average closing price per share of Valhi common stock during the ten trading days ending on the business day that immediately precedes the closing date of the merger.

THE SPECIAL MEETING  (See page 22)


     The special meeting of Tremont stockholders is scheduled to be held at 10:00 a.m., local time, on February 7, 2003, at the offices of Tremont at 1999 Broadway, Suite 4300, Denver, Colorado.


RECORD DATE; VOTING POWER  (See page 23)


     The Tremont board of directors has fixed the close of business on January 10, 2003 as the record date to determine holders of shares of Tremont common stock entitled to notice of and to vote at the special meeting.

     As of the record date, there were 6,424,858 shares of Tremont common stock outstanding, held by approximately 5,000 holders of record, which represents approximately 8,500 stockholders. If you held Tremont common stock at the close of business on the record date, you are entitled to one vote per share on any matter that may properly come before the special meeting.


     As of the date of this proxy statement/prospectus, there are no outstanding options to purchase Tremont common stock, and Tremont has agreed not to grant any stock options until the merger is completed or the merger agreement is terminated.

VOTING SECURITIES AND VOTE REQUIRED  (See page 23)

     The merger requires the approval of the proposal to adopt the merger agreement by the holders of a majority of Tremont common stock outstanding on the record date. TREMONT GROUP, INC., WHICH CURRENTLY OWNS 80% OF THE OUTSTANDING SHARES OF TREMONT COMMON STOCK, HAS INDICATED THAT IT INTENDS TO VOTE ITS SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. THEREFORE, ASSUMING THAT TREMONT GROUP SO VOTES ITS SHARES, THE MERGER AGREEMENT WILL BE APPROVED AND THE MERGER WILL BE COMPLETED. Valhi currently owns 80% of the outstanding shares of Tremont Group common stock, and NL Industries, Inc., a majority-owned subsidiary of Valhi, currently owns the remaining 20%.

CONFLICTS OF INTEREST AND CERTAIN RELATIONSHIPS AND TRANSACTIONS  (See page 37)

     Some members of the Tremont board of directors and management have interests in the merger that could conflict with your interests as a holder of Tremont common stock, as described below:


     o Harold C. Simmons is Chairman of the Board of each of Contran, Valhi, NL and Tremont Group and a director of Tremont, and may be deemed to control each of Contran, Valhi, NL, Tremont Group and Tremont;


     o Glenn R. Simmons (a brother of Harold C. Simmons) and Steven L. Watson are directors of Tremont and are also directors of each of Valhi, NL, TIMET and Tremont Group, Mr. Glenn Simmons is Vice Chairman of the Board of each of Contran, Valhi and Tremont Group, and Mr. Watson is President and Chief Executive Officer of Valhi and President of each of Contran and Tremont Group;

     o J. Landis Martin is Chairman of the Board, President and Chief Executive Officer of Tremont and is also Chief Executive Officer and a director of each of NL and TIMET and a director of Tremont Group; and

     o General Thomas P. Stafford (Retired) is a director of Tremont and is also a director of each of NL and TIMET.


     As of the date of this proxy statement/prospectus, Contran Corporation owned, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. We expect that Contran's ownership interest in Valhi will decrease to 89% as a result of the issuance of additional shares of Valhi common stock in the merger. Therefore, Contran will still have voting control over Valhi, and Mr. Simmons will still be deemed to control Valhi.


     Also, Valhi, Tremont and their affiliates have in the past entered into various transactions with related parties, including Contran.

     No director or executive officer of Valhi or Tremont has or will receive any payment relating to the completion of the merger.


SPECIAL COMMITTEE OF THE TREMONT BOARD OF DIRECTORS

     Because of the potential conflicts of interest noted above, the Tremont board of directors believed that five directors had actual or potential conflicts of interest in evaluating a transaction with Valhi. Therefore, the board appointed a special committee comprised of the remaining two directors, W. Hayden McIlroy and Terry Neal Worrell, neither of whom is an employee of Valhi, Tremont or any other affiliate of Tremont or a director of Valhi or any other affiliate of Tremont, to evaluate the transaction. The special committee unanimously recommended that the Tremont board approve the merger.

TREMONT STOCK OWNERSHIP  (See page 23)

     On the record date and as of the date of this proxy statement/prospectus:

     o Valhi owned 80% of the outstanding shares of Tremont Group, and NL owned the remaining 20%;

     o Tremont Group owned of record 5,141,421 shares, representing 80% of the outstanding shares, of Tremont common stock;

     o Valhi and NL owned of record 5,000 and 8,167 shares, respectively, each representing 0.1% of the outstanding shares, of Tremont common stock;

     o Tremont's directors and executive officers and their affiliates owned a total of 25,281 shares, representing 0.4% of the outstanding shares, of Tremont common stock; and

     o Valhi's directors and executive officers and their affiliates (other than those individuals who are also directors of Tremont) owned a total of 875 shares, representing 0.01% of the outstanding shares, of Tremont common stock.

RELATED TRANSACTIONS TO BE COMPLETED IMMEDIATELY PRIOR TO AND AS SOON AS POSSIBLE FOLLOWING THE COMPLETION OF THE MERGER (See page 43)

     Immediately prior to the effective time of the merger of Valhi Acquisition and Tremont, Valhi Acquisition Corp. II, a newly formed Delaware corporation and a wholly-owned subsidiary of Valhi, will merge into Tremont Group. Tremont Group will be the surviving corporation in this merger. As a result of this merger:

     o Valhi will issue 3,495,200 shares of Valhi common stock to NL in exchange for NL's 20% ownership interest in Tremont Group, which is equal to 5,141,421 (the number of shares of Tremont common stock currently owned by Tremont Group, multiplied by NL's 20% ownership interest in Tremont Group) and adjusted for the same 3.4 to 1 exchange ratio in the merger of Valhi Acquisition and Tremont; and

     o    Tremont Group will become a wholly-owned subsidiary of Valhi.

     Tremont Group has no assets other than its holdings of Tremont common stock.

     As soon as possible following the effective time of the merger of Valhi Acquisition and Tremont, Valhi will merge Tremont Group and Tremont, both of which will then be wholly-owned subsidiaries of Valhi, into a newly formed limited liability company, wholly-owned by Valhi.

FAIRNESS OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR  (See page 31)

     In deciding to approve the merger agreement and the merger, the special committee of Tremont's board of directors considered an opinion from Morgan Joseph to the effect that, as of the date of such opinion, the merger exchange ratio was fair, from a financial point of view, to Tremont stockholders, other than Valhi and its affiliates. The full text of the fairness opinion is attached to this proxy statement/prospectus as Appendix B. Please read the fairness opinion in its entirety. The fairness opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the issuance of the fairness opinion.

RECOMMENDATION TO STOCKHOLDERS  (See page 29)

     The special committee of the Tremont board of directors determined that the merger is fair to, and in the best interests of, the stockholders of Tremont, other than Valhi and its affiliates, and recommended approval of the merger agreement by the Tremont board of directors. After considering the recommendation of the special committee, Tremont's board of directors approved the merger agreement and recommended that you vote FOR the proposal to adopt the merger agreement.

TREMONT'S REASONS FOR THE MERGER  (See page 29)

     Tremont's board of directors and special committee recommended the merger for the following reasons:

     o the potential cost efficiencies through the combination of corporate functions and the elimination of expenses associated with Tremont's public reporting requirements;

     o the opportunity for you to achieve diversification of your holdings through indirect ownership of interests in Valhi's businesses and assets;

     o the opportunity for you to have an ownership interest in a company with a relatively larger asset base and enhanced capital structure with potentially improved access to capital and financing sources;

     o the opportunity for you to own shares in a larger, publicly-traded company with relatively higher historical trading volumes and public market float;

     o the merger provides for the consolidation of Tremont's and Valhi's ownership interests in NL;

     o the unlikely possibility that another company might be willing to acquire all, or the minority shares, of Tremont on terms and conditions that would be as favorable to the Tremont stockholders as those available through the merger;

     o    the fairness opinion of Morgan Joseph;

     o the fairness of the terms of the merger agreement, including the provisions that permit Tremont to entertain competing business combination proposals prior to the closing and terminate the merger agreement without making any payment to Valhi;

     o the procedural fairness of the merger due to the structure and deliberations of the special committee of Tremont's board of directors; and

     o the merger will generally not be a taxable transaction to Tremont and its stockholders.

VALHI'S REASONS FOR THE MERGER  (See page 31)

     By completing these transactions, Tremont will become a wholly-owned subsidiary of Valhi and Valhi's corporate structure will become simplified. Tremont currently is a public company incurring legal and accounting costs. Tremont will no longer be required to make filings as a separate entity with the SEC. As a result, there should be savings in legal, accounting and stockholder relations costs. The merger will also result in a 65% increase in the public market float of Valhi common stock from approximately 6.6 million shares to approximately 10.9 million shares.

REGULATORY APPROVALS AND OTHER CONDITIONS  (See pages 42 and 55)

     Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware, no other governmental authorization or regulatory approval is required of Valhi or Tremont in order to complete the merger.

     In addition, the merger will be completed only if other conditions are met or waived, if waivable, including:

     o the holders of a majority of the outstanding shares of Tremont common stock approve the proposal to adopt the merger agreement at the special meeting, which is assured if Tremont Group votes the 80% of Tremont common stock owned by it, as it has indicated that it intends to;

     o    Tremont and Valhi receive all necessary consents and approvals;

     o neither Tremont or Valhi has breached any of its representations or obligations under the merger agreement such that there is a material adverse effect on Tremont or Valhi; and

     o there has not occurred any change that could reasonably be expected to result in a material adverse effect on Tremont or Valhi.

     In addition to these conditions, the merger agreement, attached to this proxy statement/prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

TERMINATION OF THE MERGER AGREEMENT  (See page 56)

     Valhi and Tremont may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed, even if Tremont's stockholders have approved the proposal to adopt the merger agreement. Each of the parties also may terminate the merger in other circumstances and for other reasons, including if the merger has not been completed by February 28, 2003.

COMPLETION OF THE MERGER  (See page 24)

     The merger will become final at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. We currently anticipate that the merger will be completed shortly after the special meeting of Tremont stockholders.

EXCHANGE OF STOCK CERTIFICATES  (See page 24)

     Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Tremont stock certificates in exchange for Valhi stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Tremont common stock. Please do not send Tremont, Valhi or their transfer agents any stock certificates until you receive these instructions.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER  (See page 41)


     Generally, Tremont's stockholders will not recognize any gain or loss for federal income tax purposes as the result of the merger, except if, and to the extent that, you receive cash in lieu of fractional shares.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on your own situation. You are urged to consult your own tax advisors to determine the effect of the merger on you under applicable federal, state, local and foreign tax laws.


DIFFERENCES IN STOCKHOLDERS' RIGHTS  (See page 59)

     When the merger is completed, you will automatically become a Valhi stockholder. Your rights as a Valhi stockholder will differ in certain respects from your rights as a Tremont stockholder due to provisions in Valhi's certificate of incorporation and bylaws that differ from those in Tremont's certificate of incorporation and bylaws.

NO APPRAISAL RIGHTS  (See page 42)

     Because Tremont common stock and Valhi common stock are listed on the New York Stock Exchange, Tremont stockholders will not have appraisal rights under Delaware law.


ACCOUNTING TREATMENT  (See page 42)


     Both the merger of Tremont and Valhi Acquisition and Valhi's acquisition of the shares of Tremont Group currently owned by NL will be accounted for using the purchase method of accounting (step acquisitions of Tremont) in accordance with accounting principles generally accepted in the United States of America, or "GAAP."

LISTING OF VALHI COMMON STOCK

     Valhi has agreed to list the shares of Valhi common stock to be issued in connection with the merger of Tremont and Valhi, as well as the shares of Valhi common stock to be issued to NL in connection with Valhi's acquisition of NL's ownership interest in Tremont Group, on the New York Stock Exchange.

                            ORGANIZATIONAL STRUCTURE


         The following summarizes the current condensed organizational structure and stock ownership of Valhi and Tremont.

                  CURRENT ABBREVIATED ORGANIZATIONAL STRUCTURE

                                     [CHART]


            [A chart showing (i) Contran's 92.5% ownership of Valhi,
            (ii) Valhi's 80% ownership of Tremont Group, (iii) Valhi's 63.2% ownership of NL, (iv) NL's 20% ownership of Tremont Group, (v) Tremont Group's 80% ownership of Tremont, (vi) Tremont's 21.4% ownership of NL and (vii) Tremont's 39.4% ownership of TIMET]



(a) Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. In addition, Mr. Simmons is the sole trustee of the Combined Master Retirement Trust, or "CMRT," a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, and a member of the trust investment committee. Mr. Simmons is Chairman of the Board of each of Contran, Valhi, NL and Tremont Group and a director of Tremont. Mr. Simmons may be deemed to control each of Contran, Valhi, NL, Tremont Group, Tremont and TIMET.


(b) The outstanding shares of Valhi common stock are owned by public stockholders (approximately 6.0%), by Contran Corporation either directly or through subsidiaries (approximately 92.5%) and by other entities affiliated with Mr. Simmons (approximately 1.5%).


(c) The outstanding shares of Tremont Group, Inc. common stock are owned by Valhi (approximately 80.0%) and by NL (approximately 20.0%).

(d) The outstanding shares of NL common stock are owned by public stockholders (approximately 15.4%), by Valhi (approximately 63.2%) and by Tremont (approximately 21.4%). Valhi may be deemed to control NL.


(e) The outstanding shares of Tremont common stock are held by public stockholders (approximately 19.8%), by Tremont Group, Inc. (approximately 80.0%), by Valhi (approximately 0.1%) and by NL (approximately 0.1%).


(f) The outstanding shares of TIMET common stock are owned by public stockholders (approximately 51.6%), by Tremont (approximately 39.4%) and by the CMRT (approximately 9.0%). TIMET may be deemed to be controlled by Tremont.

         The following summarizes the condensed organizational structure and stock ownership of Valhi and Tremont as we expect it to exist after the merger.


                POST-MERGER ABBREVIATED ORGANIZATIONAL STRUCTURE

                                     [CHART]


            [A chart showing (i) Contran's 89.2% ownership of Valhi,
            (ii) Valhi's 100% ownership of Tremont Group, (iii)
            Valhi's 63.2% ownership of NL, (iv) Valhi's 100% ownership of Tremont, (v) Tremont's 21.4% ownership of NL and (vi) Tremont's 39.4% ownership of TIMET]




(a) Immediately prior to the effective time of the merger of Valhi Acquisition and Tremont, Valhi Acquisition Corp. II, a newly formed Delaware corporation and a wholly-owned subsidiary of Valhi, will merge into Tremont Group. Tremont Group will be the surviving corporation in this merger. In exchange for NL's 20% ownership interest in Tremont Group, Valhi will issue to NL 3,495,200 shares of Valhi common stock, which is equal to 5,141,421 (the number of shares of Tremont common stock currently owned by Tremont Group) multiplied by NL's 20% ownership interest in Tremont Group, adjusted for the same 3.4 exchange ratio in the merger of Valhi Acquisition and Tremont. As a result of this transaction, Tremont Group will become a wholly-owned subsidiary of Valhi.

(b) Valhi will, as soon as possible after the effective time of the merger of Valhi Acquisition and Tremont, merge Tremont Group and Tremont into a newly formed limited liability company, wholly-owned by Valhi.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         Valhi common stock and Tremont common stock are each listed on the New York Stock Exchange. Valhi's and Tremont's ticker symbols are "VHI" and "TRE," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing sale prices of shares of Valhi and Tremont common stock and the cash dividends paid per share of Valhi and Tremont common stock.


                                                      VALHI                                TREMONT
                                      ------------------------------------   ------------------------------------
                                                                 DIVIDENDS                             DIVIDENDS
                                         HIGH         LOW          PAID         HIGH         LOW          PAID
                                      ----------   ----------   ----------   ----------   ----------   ----------

Year ended December 31, 2000

   First Quarter ..................   $    11.56   $    10.19   $      .05   $    19.00   $    13.25   $      .07
   Second Quarter .................        13.56        10.38          .05        22.63        16.06          .07
   Third Quarter ..................        13.00        10.75          .05        33.63        21.88          .07
   Fourth Quarter .................        12.88        11.44          .06        33.00        24.50          .07

Year ended December 31, 2001

   First Quarter ..................   $    12.00   $    10.00   $      .06   $    39.00   $    27.50   $      .07
   Second Quarter .................        12.95        10.00          .06        40.60        27.75          .07
   Third Quarter ..................        13.30        10.16          .06        36.85        27.50          .07
   Fourth Quarter .................        13.42        11.11          .06        28.90        27.25          .07

Year ended December 31, 2002

   First Quarter ..................   $    13.30   $    10.80   $      .06   $    29.50   $    26.93   $      .07
   Second Quarter .................        15.63        10.61          .06        29.85        27.95          .07
   Third Quarter ..................        19.18         9.82          .06        37.50        30.10          .07
   Fourth Quarter .................        10.75         8.30          .06        34.95        29.80          .07

Year ending December 31, 2003

   First Quarter (through
      January 7, 2003) ............   $     8.65   $     8.36           --   $    29.85   $    29.30           --




         On October 30, 2002, Valhi's board of directors declared a dividend of $.06 per share, which was paid on December 31, 2002 to stockholders of record as of December 13, 2002. Valhi's current regular quarterly dividend is $.06 per share. Declaration and payment of future Valhi dividends and the amount thereof will depend on Valhi's results of operations, financial condition, cash requirements for its businesses, contractual requirements and restrictions and other factors deemed relevant by Valhi's board of directors.

         On October 22, 2002, Tremont's board of directors declared a dividend of $.07 per share, which was paid on December 27, 2002 to stockholders of record as of December 13, 2002. Tremont's current regular quarterly dividend is $.07 per share. Assuming that the merger is completed as currently scheduled, Tremont will have paid the last quarterly dividend on its common stock on December 27, 2002. If the merger is not completed, payment of future Tremont dividends will depend on Tremont's results of operations, financial condition, cash requirements for its businesses, contractual restrictions and other factors deemed relevant by the Tremont board of directors.


         Other than regular quarterly dividends, Valhi and Tremont have agreed pursuant to the merger agreement that, until the merger is completed or the merger agreement is terminated, neither Valhi nor Tremont will make, declare or pay any dividend or distribution on its common stock.

         The following table sets forth the closing prices per share of Valhi common stock and Tremont common stock on July 26, 2002, the last full trading day prior to the public announcement of Valhi's merger proposal, on November 4, 2002, the last full trading day prior to the public announcement of the execution of the definitive merger agreement, and on January 7, 2003, the most recent practicable date prior to the mailing of this proxy statement/prospectus to Tremont's stockholders. This table also sets forth the equivalent price per share of Tremont common stock on those dates. The equivalent price per share is equal to the closing price of a share of Valhi common stock on that date multiplied by 3.4, the exchange ratio in the merger. These stock prices will fluctuate prior to the special meeting of Tremont stockholders and completion of the merger, and Tremont stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.



                                                                       TREMONT COMMON
                                    VALHI              TREMONT        STOCK PER SHARE
                                COMMON STOCK        COMMON STOCK         EQUIVALENT
                              ---------------     ---------------     ---------------

July 26, 2002 ...........     $         18.43     $         33.30     $         62.66
November 4, 2002 ........     $         10.60     $         34.85     $         36.04
January 7, 2003 .........     $          8.36     $         29.30     $         28.42

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The annual Valhi historical information has been derived from the audited consolidated financial statements of Valhi as of and for each of the years ended December 31, 1997 through 2001. The annual Tremont historical information has been derived from the audited consolidated financial statements of Tremont as of and for each of the years ended December 31, 1997 through 2001. The historical information as of and for the nine months ended September 30, 2001 and 2002 has been derived from interim, unaudited consolidated financial statements of both Valhi and Tremont that, in the opinion of each company's management, include all adjustments that are considered necessary for the fair presentation of the respective company's results for the interim periods. The information is only a summary and should be read in conjunction with each company's historical consolidated financial statements and related notes contained in the Valhi's and Tremont's annual, quarterly and other reports that have been incorporated by reference herein, as well as other information that Tremont and Valhi have each filed with the SEC. See "Where You Can Find More Information." Valhi's and Tremont's consolidated financial statements are also included in their respective most recent Forms 10-Q, Valhi's Current Report on Form 8-K dated November 15, 2002 and Tremont's Current Report on Form 8-K dated November 15, 2002, each of which accompanies this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Valhi or Tremont.


         Certain financial information for Valhi for the years ended December 31, 1997 and 1998, as presented in this proxy statement/prospectus, has been reclassified from amounts previously presented in certain of Valhi's annual reports due to Valhi's adoption of Statement of Financial Accounting Standards, or "SFAS," No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective April 1, 2002. Following the adoption of SFAS No. 145, losses on the early extinguishment of certain indebtedness in 1997 and 1998 have been reclassified from an extraordinary item to income from continuing operations. Similarly, certain financial information for Tremont for the year ended December 31, 1998, as presented in this proxy statement/prospectus, has been reclassified from amounts previously presented in certain of Tremont's annual reports due to Tremont's April 1, 2002 adoption of SFAS No. 145. All of such reclassifications had no effect on either Tremont's or Valhi's previously reported net income in any year.


         SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion, or "APBO," No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria is retroactively reclassified and reported as a component of income before extraordinary item.

         Valhi and Tremont each concluded that all of their previously-recognized gains and losses from the early extinguishment of debt that occurred on or after January 1, 1998 would not have met the APBO No. 30 criteria for classification as an extraordinary item, and accordingly such previously-reported gains and losses from the early extinguishment of debt have been retroactively reclassified and are now reported as a component of income before extraordinary item.

                     VALHI HISTORICAL FINANCIAL INFORMATION



                                                                                                               NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                           --------------------------------------------------------------   -----------------------
                                              1997         1998         1999         2000         2001         2001         2002
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net sales:
    Chemicals ...........................  $    837.2   $    894.7   $    908.4   $    922.3   $    835.1   $    653.2   $    663.3
    Component products ..................       108.7        152.1        225.9        253.3        211.4        164.4        148.4
    Waste management (1) ................          --           --         10.9         16.3         13.0         10.0          5.2
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           $    945.9   $  1,046.8   $  1,145.2   $  1,191.9   $  1,059.5   $    827.6   $    816.9
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Operating income:
    Chemicals ...........................  $     63.7   $    151.8   $    126.2   $    187.4   $    143.5   $    114.1   $     67.5
    Component products ..................        28.3         31.9         40.2         37.5         13.1         17.0          5.6
    Waste management (1) ................          --           --         (1.8)        (7.2)       (14.4)       (10.7)        (6.6)
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           $     92.0   $    183.7   $    164.6   $    217.7   $    142.2   $    120.4   $     66.5
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Equity in earnings (losses):
    Waste Control Specialists (1) .......  $    (12.7)  $    (15.5)  $     (8.5)  $       --   $       --   $       --   $       --
    Tremont Corporation (2) .............          --          6.6        (48.7)          --           --           --           --
    TIMET (3) ...........................          --           --           --         (9.0)        (9.2)        16.2        (31.7)

  Income (loss) from continuing
      operations (4) ....................  $     22.8   $    219.6   $     47.4   $     76.6   $     93.2   $     89.5   $     (4.4)
  Discontinued operations (5) ...........        33.6           --          2.0           --           --           --           --
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss) .....................  $     56.4   $    219.6   $     49.4   $     76.6   $     93.2   $     89.5   $     (4.4)
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Basic earnings per share data:
    Income (loss) from continuing
      operations ........................  $      .20   $     1.91   $      .41   $      .67   $      .81   $      .78   $     (.04)
    Net income (loss) ...................  $      .49   $     1.91   $      .43   $      .67   $      .81   $      .78   $     (.04)
    Weighted average common shares
      outstanding .......................       115.0        115.0        115.0        115.1        115.2        115.2        115.4

  Diluted earnings per share data:
    Income from continuing operations ...  $      .20   $     1.89   $      .41   $      .66   $      .80   $      .77   $     (.04)
    Net income ..........................  $      .49   $     1.89   $      .43   $      .66   $      .80   $      .77   $     (.04)
    Weighted average common shares
      outstanding .......................       115.9        116.1        116.2        116.3        116.1        116.1        115.4


  Cash dividends per share ..............  $      .20   $      .20   $      .20   $      .21   $      .24   $      .18   $      .18

BALANCE SHEET DATA (at period end):
  Total assets ..........................  $  2,178.1   $  2,242.2   $  2,235.2   $  2,256.8   $  2,153.8   $  2,166.8   $  2,167.0
  Long-term debt ........................     1,008.1        630.6        609.3        595.4        497.2        555.5        621.4
  Stockholders' equity ..................       384.9        578.5        589.4        628.2        622.3        647.6        632.9


         (1)      Consolidated effective June 30, 1999.

         (2) Commenced recognizing equity in earnings effective July 1, 1998; consolidated effective December 31, 1999.

         (3) Commenced reporting equity in earnings effective January 1, 2000.

         (4) Income from continuing operations in 1998 includes the previously-reported (i) $330 million pre-tax gain ($152 million net of income taxes and minority interest) related to the sale of NL's specialty chemicals business unit, (ii) $68 million pre-tax gain ($44 million net of income taxes) related to Valhi's reduction in interest in CompX and (iii) $32 million charge ($21 million net of income taxes) related to cash payments made to settle certain litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Valhi Form 10-K for the year ended December 31, 2001 and the Valhi Form 10-Q for the quarter ended September 30, 2002, both of which accompany this proxy statement/prospectus, for a discussion of unusual items occurring during 1999, 2000, 2001 and 2002. There were no unusual items occurring during 1997.

         (5) Discontinued operations consists of Valhi's former forest products and fast food businesses.

         As discussed in the notes to Valhi's consolidated financial statements included in the Valhi Current Report on Form 8-K dated November 15, 2002 and the Valhi Form 10-Q for the quarter ended September 30, 2002, each of which accompanies this proxy statement/prospectus, Valhi adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill, including goodwill arising from the difference between the cost of an investment accounted for by the equity method and the amount of the underlying equity in net assets of such equity method investee, or "equity method goodwill," is no longer amortized on a periodic basis. Goodwill (other than equity method goodwill) is subject to an impairment test to be performed at least on an annual basis, and impairment reviews may result in future periodic write-downs charged to earnings. Equity method goodwill is not tested for impairment in accordance with SFAS No. 142; rather, the overall carrying amount of an equity method investee will continue to be reviewed for impairment in accordance with existing GAAP. There is currently no equity method goodwill associated with any of Valhi's equity method investees, although Valhi did report amortization of equity method goodwill in 1999. Under the transition provisions of SFAS No. 142, all goodwill existing as of June 30, 2001 ceased to be periodically amortized as of January 1, 2002, and all goodwill arising in a purchase business combination (including step acquisitions) completed on or after July 1, 2001 was not periodically amortized from the date of such combination. The following table presents what Valhi's reported consolidated net income, and related per share amounts, would have been in the 1999, 2000 and 2001 periods if the goodwill amortization included in Valhi's reported consolidated net income had not been recognized.

                                                                                                NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                                      ------------------------------------   -----------------------
                                                        1999          2000         2001         2001         2002
                                                      ----------   ----------   ----------   ----------   ----------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)

Net income (loss) as reported ......................  $     49.4   $     76.6   $     93.2   $     89.5   $     (4.4)
Adjustments:
  Goodwill amortization ............................        11.8         15.9         16.9         12.7           --
  Equity method goodwill amortization ..............         4.3           --           --           --           --
  Incremental income taxes .........................        (2.3)        (1.6)         (.1)         (.1)          --
  Minority interest in goodwill amortization .......         (.7)        (1.0)        (1.1)         (.8)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted net income (loss) .....................  $     62.5   $     89.9   $    108.9   $    101.3   $     (4.4)
                                                      ==========   ==========   ==========   ==========   ==========

Basic net income (loss) per share as reported ......  $      .43   $      .67   $      .81   $      .78   $     (.04)
Adjustments:
  Goodwill amortization ............................         .10          .13          .15          .11           --
  Equity method goodwill amortization ..............         .04           --           --           --           --
  Incremental income taxes .........................        (.02)        (.01)          --           --           --
  Minority interest in goodwill amortization .......        (.01)        (.01)        (.01)        (.01)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted basic net income (loss) per share .....  $      .54   $      .78   $      .95   $      .88   $     (.04)
                                                      ==========   ==========   ==========   ==========   ==========

Diluted net income (loss) per share as reported ....  $      .43   $      .66   $      .80   $      .77   $     (.04)
Adjustments:
  Goodwill amortization ............................         .10          .13          .15          .11           --
  Equity method goodwill amortization ..............         .04           --           --           --           --
  Incremental income taxes .........................        (.02)        (.01)          --           --           --
  Minority interest in goodwill amortization .......        (.01)        (.01)        (.01)        (.01)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted diluted net income (loss) per share ...  $      .54   $      .77   $      .94   $      .87   $     (.04)
                                                      ==========   ==========   ==========   ==========   ==========

                    TREMONT HISTORICAL FINANCIAL INFORMATION

                                                                                                           NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                        --------------------------------------------------------------   -----------------------
                                           1997         1998         1999         2000         2001         2001         2002
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
   Equity in earnings (losses) of:
     TIMET (1) .......................  $     25.2   $     14.0   $    (72.0)  $     (9.0)  $     (9.2)  $     16.2   $    (31.7)
     NL ..............................        (5.1)        55.8         28.1         28.2         21.1         13.6          4.6
     Other joint ventures ............         5.2          2.9           .6          1.7           .6           .4           .3
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                        $     25.3   $     72.7   $    (43.3)  $     20.9   $     12.5   $     30.2   $    (26.8)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========

   Net income (loss) .................  $     13.6   $     73.8   $    (28.2)  $      9.2   $      (.8)  $     20.8   $    (27.7)

   Net income (loss) per share:
     Basic ...........................  $     1.92   $    11.25   $    (4.41)  $     1.47   $     (.13)  $     3.35   $    (4.45)
     Diluted .........................  $     1.76   $    10.88   $    (4.41)  $     1.43   $     (.13)  $     3.32   $    (4.45)

   Weighted average common shares
    outstanding:
      Basic ..........................         7.1          6.6          6.4          6.3          6.2          6.2          6.2
      Diluted ........................         7.2          6.7          6.5          6.4          6.3          6.3          6.2

   Cash dividends per share ..........  $       --   $      .21   $      .28   $      .28   $      .28   $      .21   $      .21

BALANCE SHEET DATA (at period end):
   Cash and cash equivalents .........  $     38.0   $      3.1   $      3.0   $       .8   $      1.4   $      1.7   $      3.5
   Total assets ......................       215.0        288.6        232.6        229.6        231.3        259.2        207.2
   Indebtedness (2) ..................          --          5.9         13.7         13.4         12.7         12.9         11.9
   Stockholders' equity ..............       136.3        200.2        163.7        158.5        148.2        177.2        126.8



         (1) In 1999 includes a $61 million ($38 million net-of-tax) writedown of Tremont's investment in TIMET (see Note 4 to Tremont's consolidated financial statements included in Tremont's Current Report on Form 8-K dated November 15, 2002). In 2002, includes a $15.7 million writedown of Tremont's investment in TIMET. (See Note 2 to Tremont's consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.) There was no income tax benefit associated with the 2002 writedown.

         (2) Represents short-term and long-term indebtedness to related parties.

         As discussed in the notes to the financial statements included in Tremont's most recent Form 10-Q and the Current Report on Form 8-K dated November 15, 2002, each of which accompanies this proxy statement/prospectus, Tremont also adopted SFAS No. 142 effective January 1, 2002. Tremont's only goodwill is equity method goodwill. TIMET has goodwill reported in its separate financial statements; however, beginning in 2000, Tremont no longer had any goodwill inherent in its investment in TIMET, including equity method goodwill, because it was written off as part of the writedown in December 1999 of Tremont's investment in TIMET for an other than temporary decline in the value of its investment. NL has no goodwill reported in its separate financial statements, but Tremont does have equity method goodwill inherent in its investment in NL. The following table presents what Tremont's reported consolidated net income (loss), and related per share amounts, would have been in the 1999, 2000 and 2001 periods if the goodwill amortization included in Tremont's reported consolidated net income (loss) had not been recognized.

                                                                                                NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                      ------------------------------------   -----------------------
                                                         1999         2000         2001         2001         2002
                                                      ----------   ----------   ----------   ----------   ----------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)

Net income (loss) as reported ......................  $    (28.2)  $      9.2   $      (.8)  $     20.8   $    (27.7)
Adjustments:
  Equity method goodwill amortization - NL .........         1.4          1.5          1.7          1.3           --
  Equity in TIMET's goodwill amortization ..........         1.4           --           --           --           --
  Incremental income taxes .........................        (1.1)         (.5)         (.7)         (.5)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted net income (loss) .....................  $    (26.5)  $     10.2   $       .2   $     21.6   $    (27.7)
                                                      ==========   ==========   ==========   ==========   ==========

Basic net income (loss) per share as reported ......  $    (4.41)  $     1.47   $     (.13)  $     3.35   $    (4.45)
Adjustments:
  Equity method goodwill amortization - NL .........         .22          .24          .27          .20           --
  Equity in TIMET's goodwill amortization ..........         .22           --           --           --           --
  Incremental income taxes .........................        (.17)        (.09)        (.10)        (.08)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted basic net income (loss) per share .....  $    (4.14)  $     1.62   $      .04   $     3.47   $    (4.45)
                                                      ==========   ==========   ==========   ==========   ==========

Diluted net income (loss) per share as reported ....  $    (4.41)  $     1.43   $     (.13)  $     3.32   $    (4.45)
Adjustments:
  Equity method goodwill amortization - NL .........         .22          .24          .27          .20           --
  Equity in TIMET's goodwill amortization ..........         .22           --           --           --           --
  Incremental income taxes .........................        (.17)        (.09)        (.10)        (.08)          --
                                                      ----------   ----------   ----------   ----------   ----------

    Adjusted diluted net income (loss) per share ...  $    (4.14)  $     1.58   $      .04   $     3.44   $    (4.45)
                                                      ==========   ==========   ==========   ==========   ==========

   VALHI, INC. SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The merger, as well as Valhi's acquisition of the shares of Tremont Group currently held by NL, will both be accounted for under the purchase method of accounting (step acquisitions of Tremont). The selected unaudited pro forma consolidated financial information presented below gives effect to these transactions. The pro forma balance sheet data gives effect to these transactions as if they had occurred on September 30, 2002. The pro forma statement of operations data gives effect to such transactions as if they had occurred on January 1, 2001. Such information is intended to provide you with a better picture of what Valhi's results of operations and financial position might have looked like had these transactions actually occurred. The consolidated financial information may have been different had these transactions actually occurred. You should not rely on the selected unaudited pro forma consolidated financial information as being indicative of the historical results that would have occurred had these transactions occurred or the future results that may be achieved after these transactions are completed. The following selected unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the Valhi Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this proxy statement/prospectus.

                                                      PRO FORMA-      PRO FORMA-
                                                         YEAR         NINE MONTHS
                                                         ENDED           ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2001            2002
                                                     ------------    -------------
                                                             (IN MILLIONS,
                                                        EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
  Net sales .....................................    $    1,059.5    $      816.9

  Net income (loss) .............................    $       96.9    $       (8.9)

  Net income (loss) per share:
    Basic .......................................    $        .80    $       (.07)
    Diluted .....................................    $        .79    $       (.07)

  Weighted average common shares outstanding:
    Basic .......................................           120.9           121.1
    Diluted .....................................           121.8           121.1

BALANCE SHEET DATA (at period end):
  Total assets ..................................             N/A    $    2,184.5
  Long-term debt ................................             N/A    $      621.4
  Stockholders' equity ..........................             N/A    $      692.4

             COMPARATIVE PER SHARE INFORMATION OF VALHI AND TREMONT

         The following table sets forth certain selected historical per share information of Valhi and Tremont, as well as certain unaudited pro forma consolidated per share information after giving effect to both the merger (assuming that 3.4 shares of Valhi common stock had been issued in exchange for each outstanding share of Tremont common stock) and Valhi's acquisition of the shares of Tremont Group common stock currently held by NL. You should read this information in conjunction with the selected historical financial information of Valhi and Tremont, and the historical financial statements of Valhi and Tremont and related notes, that are incorporated by reference herein. In addition, Valhi's and Tremont's historical consolidated financial statements are included in their respective Forms 10-Q as well as Valhi's Current Report on Form 8-K dated November 15, 2002 and Tremont's Current Report on Form 8-K dated November 15, 2002, each of which accompanies this proxy statement/prospectus. The unaudited pro forma consolidated per share information is derived from, and should be read in conjunction with, the Valhi Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from Valhi and Tremont's audited consolidated financial statements as of and for the year ended December 31, 2001, and Valhi and Tremont's unaudited consolidated financial statements as of and for the nine months ended September 30, 2002. The unaudited pro forma Tremont per share equivalents are calculated by multiplying the unaudited Valhi pro forma consolidated per share amounts by the exchange ratio of 3.4.

         The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of Valhi would have been had the merger been completed or project Valhi's results of operations that may be achieved after the merger is completed.

                                            YEAR ENDED           NINE MONTHS
                                           DECEMBER 31,      ENDED SEPTEMBER 30,
                                               2001               30, 2002
                                           ------------      -------------------

NET INCOME (LOSS) PER BASIC SHARE:
  Valhi historical .....................   $        .81     $              (.04)
  Tremont historical ...................           (.13)                  (4.45)
  Valhi pro forma ......................            .80                    (.07)
  Equivalent Tremont pro forma .........           2.72                    (.24)

NET INCOME (LOSS) PER DILUTED SHARE:
  Valhi historical .....................   $        .80     $              (.04)
  Tremont historical ...................           (.13)                  (4.45)
  Valhi pro forma ......................            .79                    (.07)
  Equivalent Tremont pro forma .........           2.69                    (.24)

BOOK VALUE PER SHARE:
  Valhi historical .....................   $       5.40     $              5.48
  Tremont historical ...................          23.06                   19.73
  Valhi pro forma ......................            N/A                    5.71
  Equivalent Tremont pro forma .........            N/A                   19.41

CASH DIVIDENDS PER SHARE:
  Valhi historical .....................   $        .24     $               .18
  Tremont historical ...................            .28                     .21
  Valhi pro forma ......................            .24                     .18
  Equivalent Tremont pro forma .........            .82                     .61

                                  RISK FACTORS

         In evaluating the merger, you should consider carefully the material risks summarized below relating to the merger.

THE FAIRNESS OPINION DOES NOT ADDRESS CHANGES IN THE VALUE OF TREMONT OR VALHI COMMON STOCK SINCE THE DATE OF THE OPINION

         Tremont does not intend to obtain an updated fairness opinion from Morgan Joseph unless a material amendment is made to the financial terms of the merger agreement. Changes in Valhi's or Tremont's stock prices, operations or prospects, general market and economic conditions and other factors on which Morgan Joseph's opinion was based may alter the value of the merger consideration. Therefore, Morgan Joseph's opinion may not accurately address the fairness of the consideration at the time the merger is completed.

TREMONT STOCKHOLDERS MAY NOT BE ADEQUATELY COMPENSATED FOR THEIR STOCK


         In the merger, each share of Tremont common stock will be converted into 3.4 shares of Valhi common stock and cash for any fractional share interest, which represented approximately a 88.2% and 3.4% premium to the market price of Tremont common stock based on the closing market prices of Valhi and Tremont common stocks on July 26, 2002, the last full trading day prior to the public announcement of Valhi's merger proposal, and on November 4, 2002, the last full trading day prior to the public announcement of signing the definitive merger agreement, respectively. The merger agreement does not contain any provision that would adjust this exchange ratio based on fluctuations in the share prices of Valhi or Tremont common stock after November 4, 2002, the date of the merger agreement. Accordingly, the premium that Tremont stockholders receive for their shares will be affected by the value of Valhi and Tremont common stock at the time that the merger is completed.


STOCKHOLDERS WILL NOT HAVE APPRAISAL RIGHTS IN THE MERGER

         Because Valhi and Tremont common stocks are listed on the New York Stock Exchange, Tremont stockholders do not have appraisal rights under Delaware law. As a result, stockholders who object to the merger and the merger consideration do not have a right to demand different payment for their shares of Tremont common stock and to petition a court for an appraisal to determine the fair value of their shares.

TREMONT DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS

         In considering the recommendation of Tremont's board of directors that you vote in favor of the merger, you should be aware that some of Tremont's directors and officers may have interests in the merger different from or in addition to those of other Tremont stockholders. These interests may present potential or actual conflicts of interest in connection with the merger.

THE PRICE OF VALHI COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF TREMONT COMMON STOCK

         When we complete the merger, you will become a holder of Valhi common stock. The businesses of Valhi are more diverse than the businesses of Tremont, and the results of operations of Valhi, as well as the market price of Valhi common stock, may be affected by factors different from those affecting Tremont's results of operations and the market price of Tremont common stock. As a result, factors that had little or no effect on the price of Tremont common stock may adversely affect the price of Valhi common stock.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution you that the statements in this proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give you any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this proxy statement/prospectus and those described from time to time in Valhi's and Tremont's other filings with the SEC, which include, but are not limited to, the following:

         o        future supply and demand for our products;

         o the extent of the dependence of certain of our businesses on certain market sectors, such as the dependence of TIMET's titanium metals business on the aerospace industry;

         o the cyclicality of certain of our businesses, such as NL's TiO(2) operations and TIMET's titanium metals operations;

         o the impact of certain long-term contracts on certain of our businesses, such as the impact of TIMET's long-term contracts with certain of its customers and TIMET's and such customers' performance thereunder and the impact of TIMET's long-term contracts with certain of its vendors on its ability to reduce or increase supply or achieve lower costs;

         o customer inventory levels, such as the extent to which NL's customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO(2) in advance of anticipated price decreases, or the relationship between inventory levels of TIMET's customers and such customer's current inventory requirements and the impact of such relationship on their purchases from TIMET;

         o changes in raw material and other operating costs, such as energy costs;

         o        the possibility of labor disruptions;

         o general global economic and political conditions, such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO(2);

         o        competitive products and substitute products;

         o        customer and competitor strategies;

         o        the impact of pricing and production decisions;

         o        competitive technology positions;

         o the introduction of trade barriers, fluctuations in currency exchange rates, such as changes in the exchange rate between the U.S. dollar and each of the euro and the Canadian dollar;

         o operating interruptions, including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled or unplanned downtime and transportation interruptions;

         o recoveries from insurance claims and the timing thereof, such as NL's insurance claims with respect to the fire it suffered at one of its German TiO(2) production facilities;

         o        potential difficulties in integrating completed acquisitions;

         o        our ability to renew or refinance credit facilities;

         o uncertainties associated with new product development, such as TIMET's ability to develop new end-uses for its titanium products;

         o environmental matters, such as those requiring emission and discharge standards for existing and new facilities;

         o government laws and regulations and possible changes therein, such as a change in Texas state law that would allow the applicable regulatory agency to issue a permit for the disposal of low-level radioactive wastes to a private entity such as Waste Control Specialists, or changes in government regulations that might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products;

         o the ultimate resolution of pending litigation, such as NL's lead pigment litigation and litigation surrounding environmental matters of NL, Tremont and TIMET; and

         o        possible future litigation.

         Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

                               THE SPECIAL MEETING

PURPOSE

         Valhi and Tremont are furnishing this proxy statement/prospectus to Tremont stockholders in connection with the solicitation of proxies by Tremont's board of directors. Tremont's board of directors will use the proxies at the special meeting of stockholders of Tremont and at any adjournment or postponement thereof.

         At the special meeting, Tremont stockholders will be asked to vote upon the proposal to approve the adoption of the merger agreement attached to this proxy statement/prospectus as Appendix A, which provides for, among other things, the merger of Valhi Acquisition Corp., a wholly-owned subsidiary of Valhi, into Tremont. As a result, Tremont will become a wholly-owned subsidiary of Valhi.

DATE, PLACE AND TIME


         The special meeting of Tremont's stockholders will be held on February 7, 2003, at 10:00 a.m., local time, at the offices of Tremont at 1999 Broadway, Suite 4300, Denver, Colorado.

RECORD DATE


         The Tremont board of directors fixed the close of business on January 10, 2003 as the record date for the special meeting. Accordingly, only holders of Tremont common stock of record at the close of business on January 10, 2003 will be entitled to notice of and to vote at the special meeting.


TREMONT STOCKHOLDERS ENTITLED TO VOTE

         As of the record date, there were 6,424,858 shares of Tremont common stock outstanding, held by approximately 5,000 holders of record. Each share of Tremont common stock entitles the holder thereof to one vote.

         As of the record date:

         o Tremont Group (which is 80% owned by Valhi and 20% owned by NL) owned of record 5,141,421 shares, representing 80% of the outstanding shares, of Tremont common stock;

         o Valhi and NL owned of record 5,000 and 8,167 shares, respectively, each representing 0.1% of the outstanding shares, of Tremont common stock;

         o Tremont's directors and executive officers and their affiliates owned a total of 25,281 shares, representing 0.4% of the outstanding shares, of Tremont common stock; and

         o Valhi's directors and executive officers and their affiliates (other than those individuals who are also directors of Tremont) owned a total of 875 shares, representing 0.01% of the outstanding shares, of Tremont common stock.

         A list of stockholders will be available for examination by holders of Tremont common stock for any purpose relating to the special meeting at the special meeting. A list of stockholders will also be available at Tremont's offices during the ten-day period preceding the special meeting.

VOTE REQUIRED; VOTING AT THE MEETING

         The holders of a majority of the outstanding shares of Tremont common stock entitled to vote at the special meeting, present in person or by proxy, are necessary for a quorum to exist at the special meeting.

         Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tremont common stock entitled to vote at the meeting.

         Valhi has not entered into any voting arrangements or stockholder agreements to vote shares at the special meeting. HOWEVER, TREMONT GROUP, WHICH CURRENTLY OWNS 80% OF THE OUTSTANDING SHARES OF TREMONT COMMON STOCK, HAS INDICATED THAT IT INTENDS TO VOTE ITS SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. THEREFORE, ASSUMING THAT TREMONT GROUP SO VOTES ITS SHARES, THE MERGER AGREEMENT WILL BE APPROVED AND THE MERGER WILL BE COMPLETED. VALHI CURRENTLY OWNS 80% OF THE OUTSTANDING SHARES OF TREMONT GROUP COMMON STOCK, AND NL, A MAJORITY-OWNED SUBSIDIARY OF VALHI, CURRENTLY OWNS THE REMAINING 20%.

VOTING PROCEDURES

         Tremont common stockholders who attend the special meeting may vote by ballot. However, we know that many of you may not be able to attend the special meeting. Accordingly, the board of directors is soliciting proxies so that each holder of Tremont common stock on the record date has the opportunity to vote on the merger and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the stock represented by the proxy card will be voted in accordance with the instructions on the proxy card. If you do not return a signed proxy card or vote your shares of common stock at the special meeting, your shares of Tremont common stock will not be voted and will therefore have the effect of a vote against adoption of the merger agreement. A properly executed proxy marked "abstain" will not be voted. Since the affirmative vote of a majority of shares of Tremont common stock outstanding and entitled to vote at the special meeting is required to approve the proposal to adopt the merger agreement, a proxy marked "abstain" will have the effect of a vote against the proposal to adopt the merger agreement. Abstentions occur when a stockholder affirmatively elects to abstain from voting on the matter at issue by so marking his or her proxy card.

         Except for routine and non-controversial matters, the rules of the New York Stock Exchange do not permit brokers and nominees to vote the shares they hold for customers either for or against a proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares of Tremont common stock are held by a broker or other nominee and you do not give your broker or nominee instructions on how to vote your shares, this will have the same effect as voting against adoption of the merger agreement. Broker non-votes occur when a broker holding stock for customers votes the shares on some matters but not on others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock, but are not permitted to vote on non-routine matters, such as the merger. The votes not permitted to be cast on non-routine matters are called "broker non-votes." Broker non-votes will be treated as shares that are present for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.

         Please mark the box on the proxy card to indicate how your shares of Tremont common stock are to be voted. If you return a signed proxy card, but do not indicate how your shares are to be voted, the shares of Tremont common stock represented by the proxy card will be voted "FOR" approval of the proposal to adopt the merger agreement. The proxy card also confers discretionary authority on the individuals appointed by the board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. This discretionary authority will not be used to vote for adjournment of the special meeting to permit further solicitation of proxies if you vote against adoption of the merger agreement.

         A Tremont stockholder who has given a proxy may revoke it by:

         o giving written notice of revocation to EquiServe Trust Company, N.A., the inspector of elections;

         o        delivering a later-dated proxy card; or

         o attending the special meeting and voting in person. Attendance without voting at the special meeting will not in itself constitute a revocation of a proxy.

         Any written notice of revocation or any subsequent proxy card must be sent so as to be delivered at or before the taking of the vote at the special meeting.

SOLICITATION OF PROXIES

         The expenses of the solicitation of proxies for the special meeting will be borne by Tremont, except that the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the proxy cards to Tremont stockholders will be shared equally by Tremont and Valhi.


         In addition to solicitation by mail, directors, officers and employees of Tremont may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. Tremont has retained D.F. King & Co., Inc. to aid in the distribution of this proxy statement/prospectus at a cost Tremont estimates will be $4,000.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

         The closing of the transactions contemplated by the merger agreement will take place on a date no later than the second business day after satisfaction or waiver of the conditions to closing described in the merger agreement. Promptly after the closing, a certificate of merger will be filed with the Secretary of State of the State of Delaware. The merger will occur at the time of the filing of the certificate of merger with, and acceptance for record of the certificate of merger by, the Secretary of State of the State of Delaware, or at a later time specified in the certificate of merger.

         Promptly after the merger occurs, the exchange agent will mail to each record holder of an outstanding certificate representing Tremont common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the appropriate merger consideration. Upon surrender to the exchange agent of a certificate, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive the merger consideration described in this proxy statement/prospectus in exchange for each share.

         YOU SHOULD NOT SEND IN YOUR CERTIFICATES NOW. YOU SHOULD SEND CERTIFICATES ONLY PURSUANT TO INSTRUCTIONS PROVIDED IN THE LETTER OF TRANSMITTAL TO BE MAILED TO YOU AFTER THE MERGER OCCURS. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, THE MERGER AGREEMENT AND THE LETTER OF TRANSMITTAL.

OTHER MATTERS TO BE CONSIDERED

         We are not aware of any business or matter, other than the proposal to adopt the merger agreement that may be properly presented at the special meeting. If however, any matter properly comes before the special meeting, the proxy holders will vote on these matters in their discretion, subject to applicable limitations.

                                   THE MERGER

GENERAL DESCRIPTION

         At the time that the merger becomes effective, Valhi Acquisition will be merged with and into Tremont. Tremont will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Valhi. As a result of the merger, Tremont stockholders (other than Valhi and Tremont Group) will receive 3.4 shares of Valhi common stock for each share of Tremont common stock that they hold, plus cash for any fractional share interest they otherwise would have received in the merger.

BACKGROUND OF THE MERGER


         Contran Corporation owns, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Valhi currently owns 80% of Tremont Group's outstanding common stock and NL, a majority-owned subsidiary of Valhi, currently owns the remaining 20%. Tremont Group currently owns 80% of Tremont's outstanding common stock. Mr. Simmons, Chairman of the Board of each of Contran, Valhi, NL and Tremont Group and a director of Tremont, may be deemed to control each of Contran, Valhi, NL, Tremont, Tremont Group and certain other entities related to Contran.

         Prior to 1998, Valhi owned 30,490 shares of Tremont common stock and NL owned an additional 36,167 shares. In January 1998, Valhi purchased 103,900 shares of Tremont common stock in the open market at an average price (exclusive of commissions) of approximately $53.09 per share. In June 1998, Valhi purchased 2,948,031 shares, or approximately 48%, of Tremont's outstanding common stock from Contran and certain of Contran's subsidiaries for $56 per share. Subsequently in 1998 and during 1999, Valhi purchased an additional 125,600 shares of Tremont common stock in open market and private transactions at an average price (exclusive of commissions) of approximately $31.29 per share, increasing Valhi's ownership of Tremont to 50.2% at December 31, 1999. Accordingly, Valhi commenced consolidating Tremont's balance sheet at December 31, 1999, and commenced consolidating Tremont's results of operations and cash flows effective January 1, 2000. Prior to December 31, 1999, Valhi accounted for its interest in Tremont by the equity method.

         During 2000, Valhi and NL purchased 905,400 and 1,000,000 shares, respectively, of Tremont common stock at an average price (exclusive of commissions) of approximately $23.76 per share, increasing Valhi's and NL's ownership of Tremont to 64% and 16%, respectively, at December 31, 2000. Except for a purchase by Valhi of 90,000 shares in a privately negotiated transaction at a price of $32 per share (which was equal to the market price of Tremont common stock on the date of purchase) from J. Landis Martin (Chairman of the Board, President and Chief Executive Officer of Tremont, President and Chief Executive Officer and a director of NL, Chairman of the Board, President and Chief Executive Officer of TIMET and a director of Tremont Group), all of such purchases were effected in the open market. Effective with the close of business on December 31, 2000, Valhi and NL contributed 4,113,421 and 1,028,000 shares, respectively, of Tremont common stock to newly-formed Tremont Group in return for an 80% and 20% ownership interest, respectively, in Tremont Group. The Tremont Group structure resulted in both NL and Tremont becoming members of the same United States federal income tax group of which Valhi is a member effective January 1, 2001.


         Historically, the market-trading activity for Tremont common stock has been insignificant in relation to the number of Tremont shares held by the public. For example, during the first quarter of 2002, the average daily trading volume for Tremont common stock was .08% of the average Tremont shares outstanding that were held by persons other than Tremont Group, Valhi and NL. From time to time, Valhi has evaluated alternatives with respect to Tremont, which included streamlining Valhi's overall corporate structure, and realizing opportunities for cost synergies among its affiliated companies. Such evaluations were informal and no formal proposals regarding Tremont resulted from such evaluations.


         In late July 2002, Valhi again began to evaluate alternatives with respect to Tremont and concluded that a transaction in which Tremont would become a wholly-owned subsidiary of Valhi should be pursued. Valhi determined that it would propose a transaction in which Valhi and Tremont would be merged, and Tremont's public stockholders would receive between 2 and 2.5 shares of Valhi common stock, an equivalent of between $36.86 and $46.08 per Tremont share, respectively, based on the market price of Valhi common stock on July 26, 2002, or a premium of between 10.7% and 38.4%, respectively, to the market price of Tremont common stock on such date, in exchange for each of their shares of Tremont common stock and Tremont would become a wholly-owned subsidiary of Valhi.

         On July 25 and 26, 2002, certain executive officers of Valhi discussed the proposed merger with the outside members of Valhi's board of directors. Also on July 26, J. Landis Martin and Robert E. Musgraves (Vice President, General Counsel and Secretary of Tremont, then Executive Vice President and General Counsel of TIMET and currently Chief Operating Officer (North America) of TIMET) were informed of Valhi's intent to propose a merger to Tremont's board of directors.

         After the close of trading on the New York Stock Exchange on July 26, Valhi faxed the following letter proposing the merger to the Tremont board (in care of Messrs. Martin and Musgraves) and issued a press release announcing the proposal.

                                  July 26, 2002

         Board of Directors
         Tremont Corporation
         1999 Broadway
         Suite 4300
         Denver, Colorado 80202

         Gentlemen:

                  Valhi, Inc. ("Valhi") directly and indirectly owns 5,154,588 shares of the common stock of Tremont Corporation ("Tremont"), representing approximately 80% of the 6,424,858 shares of Tremont currently outstanding. Of such shares held directly and indirectly by Valhi, NL Industries, Inc. ("NL"), a majority-owned subsidiary of Valhi, indirectly owns 1,036,167 of the Tremont shares. Approximately 94% of the 115,118,917 outstanding shares of Valhi are held by Contran Corporation and related entities.

                  Valhi proposes for your consideration a merger of Valhi and Tremont, pursuant to which stockholders of Tremont (including NL) other than Valhi would receive between 2 shares and 2.5 shares of Valhi common stock for each Tremont share held.

                  While equity investments in Valhi and Tremont offer existing stockholders similar characteristics, with a significant portion of each company's assets represented by their respective direct and indirect interests in NL, Valhi believes that the combination of Valhi and Tremont would produce a number of benefits to Tremont stockholders including, among other things:

                  o Based on the historical average daily trading volumes through July 25, 2002, Valhi's average daily trading volume was 10 times the volume for Tremont since January 1, 2002, and 15 times for the past three months. As a result, a combination will provide shareholders the opportunity to achieve improved marketability of their shares through the increased trading volume and increased public market float of the combined entity;

                  o The opportunity to achieve diversification through an indirect interest in Valhi's component products, waste management and other businesses; and

                  o The opportunity to achieve cost efficiencies through the combination of corporate administrative functions.

                  Your consideration and response to this proposal will be appreciated.

                                   Sincerely,

                                   /s/ Steven L. Watson
                                   Steven L. Watson, President

         On July 29, 2002, Tremont issued a press release announcing that it had received the merger proposal from Valhi. Tremont also announced that it expected its board of directors to refer the proposal for review and consideration to a special committee of its board of directors comprised of directors not affiliated with Valhi.


         At a regularly scheduled meeting of Tremont's board of directors held on July 30, 2002, the Tremont board noted that five of its seven members were also officers and/or directors of Valhi, NL and/or Tremont Group and had, or may be deemed to have, actual or potential conflicts of interest in evaluating the proposed merger with Valhi. The board then appointed a special committee comprised of the remaining two directors, W. Hayden McIlroy and Terry Neal Worrell, neither of whom was an employee or director of Valhi or an employee of Tremont or any other affiliate of Tremont, to determine whether or not Valhi's proposal was advisable and to negotiate the terms and conditions of any transaction that may arise from the proposal. The board authorized the special committee to retain legal and financial advisors of its own choosing.

         On August 9, 2002, the Tremont special committee retained Piper Rudnick LLP as its legal advisor based on a number of factors, including Piper Rudnick's experience in transactions similar to the merger and its lack of previous relationship with Tremont or Valhi or any if their respective affiliates. During the next few weeks, Piper Rudnick contacted several firms to determine their interest in serving as financial advisor to the special committee, their relevant experience and the terms of their engagement. Piper Rudnick proposed that three of the financial advisors make presentations to the special committee. On September 4, 2002, the special committee interviewed the three firms and reviewed the materials prepared by each firm Based on the interviews and the materials provided, on September 6, 2002, the Tremont special committee retained Morgan Joseph as its financial advisor because of Morgan Joseph's experience in transactions similar to the merger and its experience with the preparation of fairness opinions. Morgan Joseph had no previous relationship with Tremont or Valhi or any of their respective affiliates.


         On September 13, 2002, Valhi retained McDonald Investments Inc. as its financial advisor with respect to the proposed merger. Also on September 13, 2002, Locke Liddell & Sapp LLP, Valhi's legal advisor, sent a preliminary draft of a merger agreement to Piper Rudnick for review and comment.

         From September 5 until November 1, 2002, Morgan Joseph and Piper Rudnick conducted extensive due diligence investigations of Tremont and Valhi. On September 18, 2002, representatives of Morgan Joseph and Piper Rudnick met with senior management of Tremont and TIMET at the offices of Tremont to conduct due diligence. On October 2, 2002, representatives of Morgan Joseph and Piper Rudnick met with senior management of Valhi, Tremont, NL, TIMET, CompX and Waste Control Specialists to conduct due diligence. Representatives of McDonald Investments were also present at the October 2 meeting.

         On October 8, 2002, representatives of Morgan Joseph and representatives of McDonald Investment had a telephone conference during which they discussed McDonald Investment's valuation methodologies and rationale for the proposed exchange ratio. Later that day, discussions were held between members of Valhi management and representatives of McDonald Investments during which McDonald Investments reviewed and described preliminary valuation material regarding the proposed exchange ratio.

         On October 16, 2002, the special committee and representatives of Morgan Joseph and Piper Rudnick had a telephone conference to discuss the preliminary findings of Morgan Joseph with respect to the fairness to the stockholders of Tremont of the proposed exchange ratio, as well as to discuss the approach that the special committee would take in negotiating with Valhi.

         On October 22, 2002, at a regularly scheduled meeting of the board of directors of Tremont, the members of the Tremont special committee gave a report on the proposed merger to the Tremont board of directors. The members of the Tremont special committee discussed the engagement of Morgan Joseph and Piper Rudnick, and reviewed the activities, discussions and due diligence conducted to date by the special committee and its financial and legal advisors.

         On October 30, 2002, at a regularly scheduled meeting of the board of directors of Valhi, certain executive officers of Valhi gave a report on the proposed merger to the Valhi board of directors. The executive officers discussed the engagement of McDonald Investments and Locke Liddell & Sapp, and reviewed the activities, discussions and due diligence conducted to date by the executive officers and Valhi's financial and legal advisors. The Valhi board of directors authorized Valhi's management to continue these discussions and to enter into negotiations on the terms of the proposed merger with the Tremont special committee and its financial and legal advisors, subject to approval by the Valhi board of directors of the substantive terms of the final negotiated proposed merger. The Valhi board of directors also authorized Valhi's management to prepare the registration statement of which this proxy statement/prospectus is a part.

         On the morning of October 31, 2002, the special committee and its financial and legal advisors met at the Dallas office of Piper Rudnick to discuss the findings of Morgan Joseph that had been revised based on further due diligence and to discuss the upcoming meeting with Valhi and its advisors.


         Later that day, certain officers of Valhi and Valhi's legal and financial advisors met at the Dallas office of Piper Rudnick with the Tremont special committee and its legal and financial advisors to negotiate various elements of a possible merger, primarily the exchange ratio. Valhi presented its analysis of the proposed transaction. The special committee and its legal and financial advisors also presented their analyses of the proposed transaction and their reasoning as to why the exchange ratio should be higher than the one proposed in the July 26, 2002 letter. The parties did not reach agreement on an exchange ratio at this meeting. The parties did, however, determine that clarification of information relating to Tremont's environmental liabilities and reserves that was pertinent to their respective analyses could further the negotiations and that the parties should reconvene as promptly as practical following such clarification. That evening, after the meeting had adjourned, representatives of Valhi and Valhi's legal advisor called the special committee's legal advisor to suggest that the parties attempt to obtain the necessary clarifications early the next day and after analyzing such information reconvene the meeting to see if they could make progress in the negotiations.


         On the morning of November 1, 2002, the special committee's financial and legal advisors obtained the clarifications requested and based on this information refined their analyses of the transaction. Thereafter, the special committee and its financial and legal advisors had a telephone conference to discuss the clarifications and the refined analyses. Valhi's financial advisor also refined its analyses. Later that same day, discussions resumed among the same principal participants who participated in the October 31 discussions with respect to the exchange ratio. At this meeting, the special committee and the Valhi representatives eventually agreed to recommend to their respective boards of directors a proposal for a 3.4 to 1 exchange ratio, with respect to which Morgan Joseph indicated it expected that it would be able to issue a fairness opinion. The exchange ratio of 3.4 to 1 was the equivalent of $36.04 per Tremont share based on the market price of Valhi common stock on November 4, 2002, or a premium of 3.4% to the market price of Tremont common stock on such date.


         Later that day, a special meeting of the Tremont board was held to consider the transaction with Valhi as negotiated by the special committee and its legal and financial advisors. All of the members of the Tremont board were present at this meeting, other than Mr. Harold Simmons. Representatives of each of Piper Rudnick and Morgan Joseph also participated in the meeting. Certain Valhi officers were present at the outset of the meeting to address questions that might arise. These officers withdrew from the meeting once the board of directors began its deliberations. Members of Tremont's senior management and representatives of Piper Rudnick and Morgan Joseph reviewed the activities, discussions and negotiations leading up to this meeting, and presented a summary of the proposed transaction terms as reflected in the draft merger agreement, the business reasons that supported entering into the merger agreement and the benefits to the Tremont minority stockholders that could result from the proposed merger. Representatives of Piper Rudnick presented in more detail the terms of the proposed merger. Representatives of Morgan Joseph presented a detailed analysis of the financial terms of the proposed merger agreement. Representatives of Morgan Joseph also confirmed its oral opinion, subsequently confirmed by delivery of its written opinion dated November 4, 2002 that is attached to this proxy statement/prospectus as Appendix B, that as of that date and subject to the factors and assumptions set forth in the opinion, the proposed merger was fair, from a financial point of view, to the holders of Tremont common stock (other than Valhi and its affiliates). The members of the special committee then confirmed the special committee's recommendation with respect to the proposed transaction. A discussion ensued during which the actual or potential conflict of interest of each director was reviewed. After consideration of a number of factors, the most significant ones of which are described below under "Tremont's Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" and following further discussion, the Tremont board members present, based upon the unanimous recommendation of the special committee, approved the definitive merger agreement and the transactions contemplated by the merger agreement and authorized the officers of Tremont to execute and deliver the definitive merger agreement.

         On November 4, 2002, the board of directors of Valhi held a special meeting to discuss in detail the proposed merger with Tremont. Certain executive officers reviewed the activities, discussions and negotiations leading up to this meeting, including the activities of Valhi's financial and legal advisors, and presented a summary of the proposed transaction terms as reflected in the draft merger agreement, the business reasons that supported entering into the merger agreement and the benefits to Valhi that could result from the proposed merger. After consideration of a number of factors, the most significant ones of which are described below under "Valhi's Reasons for the Merger" and following further discussion, during which the directors asked numerous questions that were responded to by certain executive officers of Valhi, the Valhi board, with Messrs. Harold and Glenn Simmons and Watson abstaining, unanimously approved the definitive merger agreement and the transactions contemplated by the merger agreement and authorized the officers of Valhi to execute and deliver the definitive merger agreement.

         In the evening of November 4, 2002, officers of Valhi, Valhi Acquisition and Tremont executed and delivered the merger agreement.

         On November 5, 2002, Valhi and Tremont issued a joint press release announcing the signing of the definitive merger agreement.

         On November 12, 2002, Valhi, Valhi Acquisition and Tremont executed and delivered an amendment to the merger agreement that made certain technical amendments to reflect the intent of the parties. A copy of the merger agreement, as amended, is attached to this proxy statement/prospectus as Appendix A.

TREMONT'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         The board of directors of Tremont, acting on the unanimous recommendation of the special committee, approved the merger and the merger agreement and recommended that holders of Tremont common stock vote FOR the proposal to adopt the merger agreement. The board of directors and the special committee believe that the merger is fair to, and in the best interests of, Tremont's stockholders, other than Valhi and its affiliates.

         In considering the recommendation of the special committee and the board with respect to the merger, you should be aware that some of Tremont's directors have interests in the merger that may conflict with the interests of Tremont stockholders generally. The board and the special committee were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "Conflicts of Interest and Certain Relationships and Transactions."

         The factors considered by the special committee and the board in their deliberations with respect to the merger include those enumerated below. While all of these factors were considered by the special committee or the board, neither the special committee nor the board made determinations with respect to each of these factors. Rather, the special committee and the board each made its respective judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced by a greater or lesser degree by their individual views with respect to different factors.

         In making its decision to approve the merger and the merger agreement, the special committee and the board considered the following factors, which were all of the material factors considered by the special committee and the board:


         1. The board's and the special committee's knowledge of the business, financial condition, results of operations and prospects of Tremont and their general familiarity with and knowledge about Tremont's affairs, including the present and possible future economic and competitive environment in which Tremont's operating subsidiaries operate their respective businesses. Such information is generally available in the Tremont documents incorporated by reference into this proxy statement/prospectus. Copies of some of these documents accompany this proxy statement/prospectus and copies of all of these documents may be obtained by contacting Tremont as set forth under "Where You Can Find More Information." In particular, the board and the special committee noted that the merger:


                  o should provide the opportunity to achieve cost efficiencies through the combination of corporate functions and the elimination of expenses associated with Tremont's public reporting requirements;

                  o provides the opportunity for Tremont stockholders to achieve diversification of their holdings through indirect ownership of interest's in Valhi's businesses and assets;

                  o provides the opportunity for Tremont stockholders to have an ownership interest in a company with a relatively larger asset base and enhanced capital structure with potentially improved access to capital and financing sources;

                  o provides the opportunity for Tremont stockholders to own shares in a larger, publicly-traded company with relatively higher historical trading volumes and public market float; and

                  o provides for the consolidation of Tremont's and Valhi's ownership interests in NL.


         2. The board and the special committee considered the possibility that another company might be willing to acquire all, or the minority shares, of Tremont and concluded that no one was likely to provide an alternative to the merger with Valhi that would be acceptable to Valhi on terms and conditions that would be as favorable to Tremont's public stockholders as those available through the merger.

         3. The board and the special committee reviewed and took into consideration the opinion of Morgan Joseph that the exchange ratio was fair, from a financial point of view, to holders of Tremont common stock, other than Valhi and its affiliates, and the analyses presented to the board and the special committee by such firm. These analyses supported and helped to provide the basis for the board's and special committee's belief that the merger with Valhi should result in maximizing stockholder value.

         4. The negotiations conducted by the special committee and its financial and legal advisors with Valhi and its financial and legal advisors.

         5. The board and the special committee believed that the terms of the merger agreement were fair to Tremont. Specifically, the board and the special committee considered:

                  o the nature of the parties' representations and warranties, including the limited number of representations and warranties made by Tremont and the degree and scope of Valhi's representations;

                  o the covenants and agreement of the parties and the effect of these provisions to allow Tremont to entertain competing business combination proposals prior to the closing and terminate the merger agreement without making any payment to Valhi; and

                  o the limited number of conditions to consummation of the merger, thus making consummation of the transaction more likely than one in which the agreement imposed more significant conditions to consummation.

         6. The special committee believed that the merger is procedurally fair because:

                  o the special committee consisted of Tremont directors who were not employees of Tremont and not employees or directors of Valhi or any other affiliate of Valhi, nor holders of significant amounts of Tremont or Valhi securities, and could, without question of self-dealing, negotiate on an arm's-length basis with representatives of Valhi on your behalf;

                  o the special committee had unrestricted access to information concerning Valhi's and Tremont's and their businesses, thereby acquiring significant information to consider and reach an informed business decision on Valhi's proposal; and

                  o the special committee retained, and was advised by, its own independent legal counsel and financial advisor to assist it in analyzing and negotiating a transaction in the Tremont stockholders' best interests.

         7. The fact that the merger will not generally be a taxable transaction to Tremont and its stockholders.

         The board and the special committee also considered a number of negative factors, including those discussed below, in its deliberations concerning the merger:

         1. The potential or actual conflicts of interest of our directors and officers in connection with the merger.

         2. The risk that the per share value of the consideration actually received by Tremont stockholders might be less than the per share price implied by the exchange ratio prior to the announcement of the merger proposal because the exchange ratio will not be adjusted for changes in market prices of Tremont or Valhi common stock.

         3. The risk that some or all of the benefits sought in the merger might not be achieved.

VALHI'S REASONS FOR THE MERGER

         By completing these transactions, Tremont will become a wholly-owned subsidiary of Valhi and Valhi's corporate structure will be simplified. Tremont is currently a public company incurring significant legal and accounting costs. After the merger, Tremont will no longer be required to make filings as a separate entity with the SEC. As a result, there should be savings in legal, accounting and stockholder relations costs. The merger will also result in 65% increase in the public market float of Valhi common stock from approximately 6.6 million shares to approximately 10.9 million shares.

OPINION OF TREMONT'S FINANCIAL ADVISOR

         At a meeting Tremont's board of directors convened on Friday, November 1, 2002, Morgan Joseph delivered to the special committee its oral opinion that, as of such date, and based upon the assumptions made and matters considered that the consideration to be received by Tremont stockholders (other than Valhi and its affiliates) at the closing of the merger transaction was fair from a financial point of view. Morgan Joseph subsequently confirmed its oral opinion by delivering to the special committee of the board of directors on November 4, 2002, its written opinion dated such date, to such effect. In furnishing its written opinion, Morgan Joseph was advised by Tremont that, in accordance with the terms and subject to the conditions of the merger agreement, Valhi proposed to issue 3.4 shares of its common stock for each share of Tremont common stock (the "Consideration") not held by Valhi and its affiliates.

         The complete text of Morgan Joseph's opinion is attached to this proxy statement/prospectus as Appendix B and is incorporated into this proxy statement/prospectus by reference. The description of this opinion set forth herein is qualified in its entirety by such reference to the full text of Morgan Joseph's opinion. Morgan Joseph's opinion should be read carefully and in its entirety for a complete description of the assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Joseph in furnishing its opinion to the board of directors. Morgan Joseph has consented to the inclusion of its opinion in this proxy statement/prospectus.

         Morgan Joseph's opinion was requested by and addressed and delivered to the special committee solely for the special committee's use in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, of the Consideration. It does not address the relative merits or risks of the underlying business decision of the special committee of the board of directors to agree to the Consideration or to undertake the merger transaction and does not constitute a recommendation to any stockholder as to whether or how to vote at the stockholders' meeting with respect to the merger transaction or any other matter presented at the stockholders' meeting. Accordingly, none of Tremont stockholders may rely on Morgan Joseph's opinion in connection with their consideration of the merger or any other such matter.

         In arriving at its opinion, Morgan Joseph reviewed, among other things, the following:

         (1) a letter dated July 26, 2002 from Valhi to the board of directors of Tremont;

         (2)      the merger agreement;

         (3)      the certificate of incorporation of each of Tremont and Valhi;

         (4) Tremont's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Tremont's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (including, without limitation, information relating to TIMET and NL included therein);

         (5) Tremont's Proxy Statement dated March 29, 2002 with respect to the Annual Meeting of Stockholders of Tremont held on May 7, 2002;

         (6) Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and Valhi's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (including, without limitation, information regarding Tremont, TIMET, NL and CompX included therein);

         (7) Valhi's Proxy Statement dated April 1, 2002 with respect to the Annual Meeting of the Stockholders of Valhi held on May 13, 2002;

         (8) certain other publicly available information concerning Tremont, Valhi, TIMET, NL and CompX and the trading market for the common stock of each;

         (9) certain internal information and other data relating to Tremont, Valhi, TIMET, NL and CompX, and other affiliates of each, and each of their respective business and prospects, including forecasts and projections, provided to Morgan Joseph by management of Tremont, Valhi, TIMET, NL and CompX, and other affiliates of each;

         (10) certain publicly available information regarding other companies engaged in businesses which Morgan Joseph believed to be generally comparable to Tremont and the trading markets for certain of such other companies' securities; and

         (11) the financial terms of certain recent business combinations which Morgan Joseph believed to be relevant.

         In addition, Morgan Joseph conducted such other inquiries, analyses and investigations and reviewed and considered such other, industry, market and general economic data as it deemed appropriate in arriving at its opinion. Morgan Joseph also participated in conferences and discussions with certain officers and employees of Tremont, Valhi, TIMET, NL, CompX and Waste Control Specialists, and other affiliates of each, concerning each of their respective business and operations, assets, present condition and prospects.

         In conducting its review and analyses, and as a basis for arriving at its opinion, Morgan Joseph utilized such accepted financial, investment banking and valuation methodologies, procedures and considerations as it deemed relevant and customary under the circumstances. Morgan Joseph also took into account its assessment of general economic, market and financial conditions, which may or may not prove to be accurate, as well as its experience in similar transactions and in securities valuation in general.

         In performing its analyses, numerous assumptions were made by Morgan Joseph with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Morgan Joseph's and Tremont's control. Any estimates contained in the analyses performed by Morgan Joseph for purposes of arriving at its opinion are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Moreover, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually trade or be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

         In arriving at its opinion, Morgan Joseph assumed and relied upon the accuracy and completeness of the financial and other information provided to it and it did not attempt to independently investigate or verify such information, nor did it assume any responsibility to do so. Morgan Joseph further assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, cash flows or prospects of the businesses subsequent to the dates of public filings referred to in clauses (4) and (6) above and the dates of forecasts and projections referred to in clause (9) above. Morgan Joseph assumed that the forecasts and projections prepared by management and provided to and reviewed by Morgan Joseph were the most recent forecasts and projections prepared by management and were reasonably prepared by management on the basis of the best currently available estimates and judgments of management as to the future financial condition, results of operations and cash flows of the respective businesses.

         Morgan Joseph has not made, and its opinion does not address, any legal, tax, accounting, financial reporting, business operation, capitalization, creditor, stockholder or management matters, rights, obligations, effects or consequences with respect to, the business, the merger or the Consideration.

         Morgan Joseph assumed that the merger will be consummated in accordance with the terms and subject to the conditions set forth in the merger agreement, without any material amendments or modifications thereto following the date of this proxy statement/prospectus and without waiver by any party of any of the conditions to its obligations thereunder. Furthermore, Morgan Joseph assumed that all requisite regulatory approvals and consents required in connection with the merger will be timely obtained in a manner that will not affect the Consideration, and that the merger will be consummated in full compliance with the applicable provisions of the federal securities laws and all other laws applicable to the merger.

         Morgan Joseph was retained by Tremont to provide advice to the special committee of the board of directors regarding the structure and terms of the transaction and to participate in the negotiations as requested. Morgan Joseph has not been requested to opine as to, and its opinion therefore does not address, any business strategies or transactional alternatives that might be available to Tremont, nor does it address the likelihood of consummation of the merger or the timing thereof.

         In arriving at its opinion, Morgan Joseph has not made or conducted any physical inspection, evaluation or appraisal of any of Tremont's specific properties or assets. Morgan Joseph's opinion does not address Tremont's or any of its affiliates' liquidation value or financial solvency. Moreover, Morgan Joseph did not take into account for any purpose of its opinion, and its opinion, therefore, does not address, the effects of a potential adverse decision related to lead paint litigation brought against NL or additional environmental claims that may be brought against Tremont or Valhi or any of their respective affiliates. Additionally, Morgan Joseph has not undertaken any independent analysis or investigation of any other pending or threatened litigation, possible unasserted claims or other contingent liabilities, whether or not reserved, to which Tremont or any of its affiliates are a party or may be subject, and Morgan Joseph's opinion makes no assumption concerning and, therefore, does not address or consider the possible assertion of any such claims, outcomes or damages arising out of or in connection with any such matters.

         Morgan Joseph's opinion necessarily is based upon economic, market, financial and other conditions as they existed on November 4, 2002 and to the extent they could be evaluated on such date, and it assumes no responsibility to update or revise its opinion based upon any events or circumstances occurring after November 4, 2002. Morgan Joseph does, however, reserve the right to modify its opinion based upon additional information which may become publicly available, or which may be provided to or obtained by Morgan Joseph, which suggests in Morgan Joseph's judgment a material change in the assumptions upon which Morgan Joseph's opinion is based, or which otherwise could affect any of the conclusions expressed in its opinion.

         In connection with the preparation and delivery to the special committee of the Tremont board of directors of its opinion, Morgan Joseph performed a variety of financial analyses. These analyses were presented to the special committee of the Tremont board of directors at a meeting of the board of directors convened on November 1, 2002. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. The preparation of a fairness opinion is a complex process not involving mathematical certainty, and involves various determinations as to the most appropriate and relevant methods of financial analyses and the applications of these methods to fact-specific circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weight or ranking to some or all of its analyses and factors, could create a misleading view of its evaluation process.

         No limitations were imposed by Tremont on the scope of Morgan Joseph's investigation or the procedures to be followed by Morgan Joseph in arriving at its opinion. Morgan Joseph did not appraise or ascribe a specific range of values to Tremont, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by Tremont stockholders (other than Valhi and its affiliates) at closing of the merger in part on the basis of the financial and comparative analyses described below.

         Set forth below is a summary of the material financial and comparative analyses performed by Morgan Joseph and presented to the special committee of the Tremont board of directors at the meeting of the board of directors convened on November 1, 2002.

         Historical Exchange Ratio Analysis. Morgan Joseph compared the trading prices of Tremont's common stock with Valhi's common stock over the past two years. Morgan Joseph found that the two-year average ratio of Valhi's share price to Tremont's share price was 2.649 and the one-year average ratio was
2.453. The ratio as of November 1, 2002 was 3.236.

         Asset Value Analysis. Morgan Joseph analyzed the assets and liabilities of each of Tremont and Valhi, relying on quoted market prices to determine the value of investments in TIMET, NL and CompX, and on the public valuations of companies Morgan Joseph generally deemed comparable to and which compete in similar, although not identical, businesses to analyze the value of these and certain other assets. On the basis of these analyses, Morgan Joseph estimated the asset value of Tremont was $20.98-23.61 per share and the asset value of Valhi was $5.56-7.20 per share as of November 1, 2002. Morgan Joseph calculated the ratio of Tremont's asset value to Valhi's asset value within a range of
3.279 to 3.773.

         The multiples used by Morgan Joseph in the asset value and other analyses were derived by dividing the public valuations of the companies which Morgan Joseph deemed comparable, by certain U.S. GAAP and non-U.S. GAAP measures of operating performance, such as earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the aggregate market capitalization of the relevant company's publicly traded common stock, plus total debt, less cash and cash equivalents. Therefore, total enterprise value is essentially the value of a company assuming an unleveraged capital structure.

         In identifying and selecting companies whose business and operations were deemed generally comparable to Tremont, Valhi and its affiliates, Morgan Joseph examined manufacturers of titanium, specialty metals, and certain aerospace products; manufacturers of titanium dioxide, paints, coatings and specialty chemicals; and companies engaged in the treatment and disposal of hazardous and radioactive waste.

         Using publicly available information, Morgan Joseph reviewed the closing stock prices, as of November 1, 2002, and the selected market trading multiples of the following companies for inclusion in its analysis of the merger proposal:

         o        Allegheny Technologies Inc.

         o        Carpenter Technology Corp.

         o        Ladish Company Inc.

         o        Precision Castparts Corp.

         o        RTI International Metals Inc.

         o        DuPont (E.I.) de Nemours & Co.

         o        Kerr-McGee Corp.

         o        Millenium Chemicals Inc.

         o        RPM Inc.

         o        Sherwin-Williams Co.

         o        Valspar Corp.

         o        American Ecology Corp.

         o        Duratek Inc.

         o        Perma-Fix Environmental Services, Inc.

         Discounted Cash Flow Analysis. Morgan Joseph performed a discounted cash flow analysis for TIMET, NL and CompX. For TIMET, Morgan Joseph assumed a terminal value of 4.0-6.0 times 2007 projected EBITDA and a 15.0-20.0% discount rate. For NL and CompX, Morgan Joseph assumed a terminal value EBITDA multiple of 5.0-7.0 times 2007 projected EBITDA and a 10.0-12.5% discount rate. Morgan Joseph determined a discounted cash flow value for TIMET within a range of $1.54-8.56 per share; for NL, $13.75-19.95 per share; and for CompX, $11.38-16.72 per share. Morgan Joseph added to these values certain other assets, and subtracted from these values certain other liabilities of Valhi and Tremont. Morgan Joseph determined that the value of Valhi, based on the discounted cash flow analysis, was within a range of $5.19-9.90 per share and the value of Tremont between $18.62 and $44.55 per share, and calculated the ratio of Tremont's discounted cash flow value to Valhi's discounted cash flow value between 3.588 and 4.500.

         Contribution ("Has/Gets") Analysis. Under a contribution analysis, Morgan Joseph determined that the merger between Tremont and Valhi would provide Valhi with additional assets, less additional liabilities, of $26.9-30.3 million. Based on the assumptions used in this analysis, Morgan Joseph calculated the post-merger asset value of Valhi at $674.9-868.8 million. Morgan Joseph noted that the assets net of liabilities contributed by Tremont in the merger would represent 3.49-3.99% of the post-merger asset value of Valhi, and that degree of ownership in Valhi equated to an exchange ratio within a range of 3.3-3.9 shares of Valhi for each share of Tremont not owned by Valhi.

         Premiums Analysis. Using publicly available information, Morgan Joseph reviewed the respective purchase prices and premiums paid over pre-announcement share prices in selected mergers and acquisitions involving a controlling shareholder (defined as owning at least 50% of the shares of the target before announcement) acquiring all of the shares not owned by it. For purposes of its analysis, Morgan Joseph analyzed 30 such comparable mergers and acquisitions since 1999 in which the value of the shares to be acquired by the controlling shareholder was between $10 million and $100 million.

         The following selected transactions were reviewed by Morgan Joseph:

       ACQUIROR                             TARGET                               DATE ANNOUNCED
       --------                             ------                               --------------
Ernest C. Garcia                    Ugly Duckling Corp.                         November 16, 2001
Liberty Media Corp.                 Liberty Digital                             October 12, 2001
MRV Communications Inc.             Luminent Inc.                               September 13, 2001
Thermo Electron Corp.               Spectra Physics Inc.                        August 21, 2001
Seneca Investments LLC              Agency.com Ltd.                             May 14, 2001
Investor Group                      Leslie Fay Co. Inc.                         January 16, 2001
O. Gene Bicknell                    NPC International Inc.                      December 14, 2000
HCH Acquisition Corp.               Holt's Cigar Holding Inc.                   November 10, 2000
Investor Group                      Uno Restaurant Corp.                        October 25, 2000
Minolta Investments Co.             Minolta-QMS Inc.                            September 1, 2000
Kennametal Inc.                     JLK Direct Distribution Inc.                July 20, 2000
Thermo Instrument Systems           Metrika Systems Corp.                       January 31, 2000
Thermo Instrument Systems           ONIX Systems Inc.                           January 31, 2000
Thermo Electron Corp.               Thermedics Detection Inc.                   January 31, 2000
Thermo Instrument Systems           Thermo Optek Corp.                          January 31, 2000
Thermo Electron Corp.               Thermo Sentron Inc.                         January 31, 2000
Thermo Instrument Systems           ThermoQuest Corp.                           January 31, 2000
Metropolitan Life Insurance         Conning Corp.                               January 19, 2000
Thermo Electron Corp.               ThermoTrex Corp.                            December 17, 1999
Thermo Electron Corp.               ThermoLase Corp.                            December 15, 1999
Heico Companies LLC                 Robertson-Ceco Corp.                        December 8, 1999
Thermo Electron Corp.               Thermo TerraTech Inc.                       November 16, 1999
Thermo Electron Corp.               Thermoretec Inc.                            October 20, 1999
Thermo Instrument Systems           Thermo Vision                               July 13, 1999
Thermo Instrument Systems           ThermoSpectra                               May 21, 1999
Thermo Electron Corp.               Thermo Power Corp.                          May 5, 1999
Investor Group                      Meadowcraft Inc.                            April 12, 1999
Kerr-McGee Corp.                    Sun Energy Partners LP                      March 9, 1999
Investor Group                      ENStar Inc.                                 March 8, 1999
Investor Group                      Industrial Scientific                       February 24, 1999

         Morgan Joseph found that the median premium paid over the target's share price one day prior to announcement was 30.6%; the median premium paid over the target's share price one week prior to announcement was 39.4%; and the median premium paid over the target's share price one month prior to announcement was 44.4%. The mean premium paid over the target's share price one day prior to announcement was 30.4%; the mean premium paid over the target's share price one week prior to announcement was 32.9%; and the mean premium paid over the target's share price one month prior to announcement was 43.3%.

         Because the reasons for and the circumstances surrounding each of the selected transactions reviewed by Morgan Joseph were specific to each such transaction, and because of the inherent differences between the business, operations, financial condition and prospects of Tremont's business and the businesses, operations, financial condition and prospects of the acquired companies included in the selected transactions, Morgan Joseph did not rely solely on the quantitative results of the foregoing premiums analysis. Accordingly, Morgan Joseph made non-mathematical, qualitative and subjective judgments concerning the differences between the characteristics of these transactions and the merger between Tremont and Valhi that would, in its opinion, affect the premium paid in the merger between Valhi and Tremont. The non-mathematical, qualitative and subjective judgments made by Morgan Joseph include an evaluation of (1) the different stages in various industry cycles at the time in which those comparable transactions were consummated; (2) the differences in the macroeconomic factors at the time in which those comparable transactions were consummated; and (3) relative financial and market positions of the companies involved.

         Tremont engaged Morgan Joseph to furnish its opinion because of Morgan Joseph's experience in transactions similar to the merger and its experience with the preparation of fairness opinions in general. Morgan Joseph has regularly been engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of its business, Morgan Joseph actively trades securities on a proprietary basis and for the accounts of its customers and, accordingly, may at any time and from time to time hold a "long" or "short" position in the debt or equity securities or derivative products in respect of such securities of Tremont, Valhi or its affiliates. As of the date of this proxy statement/prospectus, Morgan Joseph does not hold, for its own account, a position in any of Tremont's, Valhi's or its affiliates' securities.

         As described elsewhere in this proxy statement, Morgan Joseph's opinion and presentation to Tremont's board of directors was but one of a number of factors considered by the board of directors in making its determination to approve the merger and Tremont's board of directors' decision to recommend the merger to Tremont stockholders.

         Tremont and Morgan Joseph entered into a letter agreement dated September 6, 2002 relating to the preparation and delivery of a written opinion relating to the consideration proposed to be received by Tremont stockholders (other than Valhi and its affiliates) at closing of the merger. Tremont agreed to pay Morgan Joseph $325,000 upon delivery of Morgan Joseph's opinion to the special committee. Tremont also agreed to reimburse Morgan Joseph for its out-of-pocket expenses incurred in connection with its review, analyses and related work performed in connection with such opinion, including the fees and disbursements of its counsel, and to indemnify Morgan Joseph against liabilities relating to or arising out of the merger, including liabilities under the U.S. federal securities laws. Neither the fee for Morgan Joseph's opinion nor the reimbursement of its out-of-pocket expenses is contingent on consummation of the merger.

         In accordance with the engagement letter, Morgan Joseph's opinion is addressed solely to the special committee for use by the directors in their capacity as such in connection with their review and evaluation of the merger agreement, the Consideration and the merger. Neither Morgan Joseph's opinion nor its underlying financial analyses may be relied upon by any person other than Tremont directors in their capacity as such, without the prior written consent of Morgan Joseph. Accordingly, under the terms of the engagement letter and Morgan Joseph's opinion, no stockholder of Tremont or such other person may rely or allege any reliance on Morgan Joseph's opinion or analysis in connection with the stockholder's or any other person's consideration of the relative merits and risks of the merger.

CONFLICTS OF INTEREST AND CERTAIN RELATIONSHIPS AND TRANSACTIONS


         No director or executive officer of Valhi or Tremont has or will receive any payment relating to the completion of the merger. However, in considering the recommendations of the board of directors and the special committee, you should be aware that some of our members of management and directors have interests in the merger that are different from, or in addition to, the interests of Tremont stockholders generally. These conflicts of interest are described below.


     SPECIAL COMMITTEE FEES

         On July 30, 2002, the Tremont board of directors created a special committee to evaluate the proposed merger with Valhi. The members of the special committee are W. Hayden McIlroy and Terry Neal Worrell. For services rendered as a member of the special committee, each of Messrs. McIlroy and Worrell received, pursuant to Tremont's standard policy, an attendance fee of $750 per day for each day on which he attended in person a meeting of the special committee, plus reimbursement of reasonable out-of-pocket expenses.

     RELATIONSHIPS OF AFFILIATES, DIRECTORS AND EXECUTIVE OFFICERS

         Tremont Group currently owns 80% of the outstanding shares of common stock of Tremont. Valhi currently owns 80% of the outstanding shares of Tremont Group common stock and NL, a majority-owned subsidiary of Valhi, currently owns the remaining 20%.


         Contran Corporation owns, directly or through subsidiaries, approximately 93% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, Chairman of the Board of each of Contran, Valhi, NL and Tremont Group and a director of Tremont, may be deemed to control each of Contran, Valhi, NL, Tremont, Tremont Group and certain other entities related to Contran. Mr. Simmons is a brother of Glenn R. Simmons.


         Glenn R. Simmons is Vice Chairman of the Board of each of Contran, Valhi and Tremont Group and is also a director of Tremont and TIMET. Mr. Simmons is Chairman of the Board of each of CompX and Keystone Consolidated Industries, an affiliate of Contran. Mr. Simmons is a brother of Harold C. Simmons.

         Steven L. Watson is President and a director of each of Contran and Tremont Group and is also President, Chief Executive Officer and a director of Valhi. Mr. Watson is also a director of each of Tremont, TIMET, NL, CompX and Keystone.

         J. Landis Martin is Chairman of the Board, President and Chief Executive Officer of Tremont. Mr. Martin is also President and Chief Executive Officer and a director of NL, Chairman of the Board, President and Chief Executive Officer of TIMET and a director of Tremont Group.

         General Thomas P. Stafford (Retired) is a director of Tremont and also a director of each of TIMET and NL.

     TRANSACTIONS WITH AFFILIATES


         As described above, Valhi and Tremont may be deemed to be controlled by Harold C. Simmons. Valhi and Tremont and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in (a) intercorporate transactions with related companies such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held, minority equity interest in another related party.

         Intercorporate Services Agreements. Valhi, Tremont and certain related corporations have entered into certain intercorporate services agreements, or "ISAs." Pursuant to each agreement, employees of one company provide certain management, tax planning, financial, administrative or similar services to the other company on a fee basis. Such services may include executive officer services rendered to one party by employees of the other. The fees paid pursuant to these agreements are generally based upon the estimated percentage of time individual employees devote to the affairs of the recipient, and the compensation of such persons. In general, the agreements automatically extend on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and may be amended by mutual agreement.


         Contran and Tremont are parties to an ISA that includes the services rendered by Harold C. Simmons. ISA fees charged to Tremont by Contran were approximately $1.2 million during 2000, $1.3 million during 2001 and $1.4 million during 2002. Tremont also pays directors' fees and expenses separately to Messrs. Glenn and Harold Simmons and Watson.

         Contran and Valhi are parties to an ISA that, among other things, includes the services of all of Valhi's executive officers beginning in 2000. The net ISA fee charged to Valhi by Contran was approximately $700,000 during 2000, $4.0 million during 2001 and $4.2 million during 2002.

         NL and Tremont are parties to an ISA whereby NL makes available to Tremont certain services with respect to Tremont's tax compliance and consulting needs and use of NL's corporate aircraft. Tremont paid NL fees of approximately $0.1 million for services pursuant to this ISA during each of 2000, 2001 and 2002.

         Contran is also a party to ISAs with certain other subsidiaries of Valhi (including NL, CompX and Waste Control Specialists). The net ISA fees charged to these entities by Contran were approximately $1.0 million during 2000, $3.1 million during 2001 and $4.0 million during 2002. NL also pays directors' fees and expenses directly to Messrs. Glenn and Harold Simmons and Watson, and CompX also pays directors' fees and expenses directly to Messrs. Glenn Simmons and Watson. Certain other subsidiaries and affiliates of Valhi and Tremont are also parties to ISAs among themselves (including Tremont and TIMET).

         Tax Sharing Agreements. Beginning in 2001, Tremont and NL are included in the consolidated United States federal income tax return of Contran (the "Contran Tax Group"), of which Valhi is also a member. As a member of the Contran Tax Group, Tremont is a party to a tax sharing agreement with Valhi that provides that Tremont will compute its provision for U.S. income taxes on a separate company basis using the tax elections made by Contran. Pursuant to this agreement, and using the tax elections made by Contran, Tremont will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under this agreement unless Tremont was entitled to a refund from the U.S. Internal Revenue Service on a separate company basis. Other than a $380,000 payment Valhi made to Tremont in December 2002, Tremont has neither made any payments to nor received any payments from Valhi under this agreement.


         NL and some other subsidiaries of Valhi are also parties to similar tax sharing agreements with Valhi, and Valhi is a party to a similar tax sharing agreement with Contran.

         Affiliate Loan Agreement. During 1999, 2000 and through February 2001, Tremont borrowed a net amount of $13.4 million from Contran, primarily to finance Tremont's purchases of shares of NL and TIMET common stock and for other general corporate purposes of Tremont. These advances, which were payable upon demand, bore interest at the prime rate from time to time, less 0.5% (an effective rate of 9.0% at December 31, 2000). The outstanding balance of this loan ($13.4 million plus accrued interest) was repaid in February 2001 with the proceeds of Tremont's new $13.4 million revolving loan from a majority-owned subsidiary of NL, NL Environmental Management Services, Inc., or "NL EMS." The maturity date of the loan from NL EMS was March 31, 2003 and the amount available for borrowing decreased by $250,000 at the end of each quarter until maturity. The loan from NL EMS bore interest at 2% above the prime rate. In addition, Tremont was required to pay a commitment fee of one-half of 1% per annum of the average unused line. The loan from NL EMS was collateralized by the
10.2 million shares of NL common stock owned by Tremont, and the maximum amount Tremont could have outstanding under the loan from NL EMS was limited to 20% of the market value of such NL shares. At December 31, 2001 and September 30, 2002, the loan balance was $12.7 million and $11.9 million, respectively. In October 2002, Tremont prepaid and terminated the loan from NL EMS using the proceeds of a new $15 million revolving loan from NL. The loan from NL bears interest at 2% above the prime rate and matures on December 31, 2004 (with no required principal payments or reductions before such date). Tremont is also required to pay a commitment fee of one-half of 1% per annum of the average unused line. The loan from NL is collateralized by the 10.2 million shares of NL common stock owned by Tremont, and the maximum amount Tremont can have outstanding under the loan from NL is limited to 20% of the market value of such NL shares. During December 2002, Tremont repaid the outstanding balance of its loan from NL, and at December 31, 2002 Tremont had $15 million of borrowing availability under such loan.

         In May 2001, NL EMS loaned $20 million to one of the Contran family trusts, the Harold C. Simmons Family Trust No. 2 ("Family Trust No. 2"), under a $25 million revolving credit agreement. The loan bears interest at the prime rate (6% at December 31, 2001 and 4.25% at December 31, 2002), is due on demand with 60 days notice and is collateralized by 13,749 shares, or approximately 37%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's outstanding Series E Cumulative preferred stock, both of which are owned by the Family Trust No. 2. The value of this collateral is dependent in part on the value of Valhi as Contran's interest in Valhi is one of Contran's more substantial assets. The outstanding loan balance was $20 million at December 31, 2001 and was $18 million at December 31, 2002. Amounts available for additional borrowing by the Family Trust No. 2 were $5 million at December 31, 2001 and $7 million at December 31, 2002.

         Insurance Matters. Tall Pines, Valmont Insurance Company and EWI RE, Inc. ("EWI Inc.") provide for or broker certain insurance policies for Contran and certain related entities, including Valhi and Tremont. Tall Pines is a wholly-owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. During 2001, one of the daughters of Harold
C. Simmons and a wholly-owned subsidiary of Contran owned, directly or indirectly, approximately 58% and 42%, respectively, of the outstanding common stock of EWI Inc. and of the membership interests of EWI Inc.'s management company, EWI RE, Ltd. (collectively with EWI Inc., "EWI"). In January 2002, NL purchased EWI from its previous owners for an aggregate purchase price of $9 million, and EWI became a wholly-owned subsidiary of NL. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. In Valhi's and Tremont's opinion, the amounts that Tremont paid for these insurance policies are reasonable and similar to those it could have obtained through unrelated insurance companies and/or brokers.

         Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, and pursuant to an agreement that, as amended, is effective until terminated by either party with 90 days' notice, such son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain other benefits under EWI's benefit plans.


         Tall Pines has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and NL. Tall Pines and NL are parties to an insurance sharing agreement with respect to such reinsurance contracts. Under the terms of the insurance sharing agreement, NL will reimburse Tall Pines with respect to certain loss payments made by Tall Pines that (a) arise out of claims against NL and its subsidiaries (the "NL Liabilities"), and
(b) are subject to payment by Tall Pines under its reinsurance contracts with the third-party insurance company. Also pursuant to the insurance sharing agreement, Tall Pines is to credit NL with respect to certain underwriting profits or recoveries that Tall Pines receives from independent reinsurers that relate to the NL Liabilities.

         Valhi and Tremont, together with other companies related to Contran, purchase certain of their insurance coverages as a group, with the costs of the jointly owned policies being apportioned among the participating companies. With respect to certain of these policies, it is possible that losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of such policy period or dictate that such other companies purchase replacement coverage.

OWNERSHIP INTERESTS IN VALHI COMMON STOCK AFTER THE MERGER

         Based on the number of shares of Valhi common stock outstanding on the record date and assuming the delivery of approximately 4,318,918 shares of Valhi common stock in connection with the merger to Tremont stockholders other than NL, and assuming no exercise of outstanding Valhi stock options between the record date and the effective time of the merger, at the effective time of the merger, there will be approximately 119,437,835 shares of Valhi common stock outstanding under Delaware corporate law, which will be owned as follows:

         o former stockholders of Tremont (other than Tremont Group, Valhi, NL and certain directors and officers of Valhi) will own approximately 3.6%;

         o Contran directly, or indirectly through its subsidiaries, will own approximately 89.2%;

         o other entities related to Mr. Harold C. Simmons will own approximately 1.4%;

         o the directors and executive officers of Valhi will own approximately .3%; and

         o the current public stockholders of Valhi will own approximately 5.5%.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         The merger will not change the current directors and officers of Valhi. After the merger, the following persons will be the directors and officers of
Tremont:

             NAME                             TITLE
             ----                             -----
             Harold C. Simmons                Chairman of the Board
             Glenn R. Simmons                 Vice Chairman of the Board
             Steven L. Watson                 President and Director
             William J. Lindquist             Senior Vice President and Director
             Bobby D. O'Brien                 Vice President, Chief Financial Officer, Treasurer and Director
             Gregory M. Swalwell              Vice President and Controller
             J. Mark Hollingsworth            Vice President and General Counsel
             Robert D. Graham                 Vice President
             Eugene K. Anderson               Vice President and Assistant Treasurer
             A. Andrew R. Louis               Secretary and Associate General Counsel
             Kelly D. Luttmer                 Tax Director

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion constitutes the opinions of Locke Liddell & Sapp LLP, counsel to Valhi, and Piper Rudnick LLP, counsel to the special committee of the board of directors of Tremont, regarding the material U.S. federal income tax consequences of the merger to holders of Tremont common stock who exchange their Tremont common stock for Valhi common stock in the merger. This discussion is based on the Internal Revenue Code (the "Code"), applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. This discussion does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, this discussion may not apply, in whole or in part, to you if you acquired Tremont common stock under a compensatory or other employment-related arrangement or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the United States, a trader in securities that elects to mark-to-market, or a person who holds Tremont common stock as part of a hedge, straddle or conversion transaction. This discussion assumes that you will hold your Tremont common stock as a capital asset at the effective time of the merger and only summarizes the consequences of receiving Valhi common stock in exchange for Tremont common stock. This discussion does not describe the consequences of receiving Valhi common stock for other reasons, such as in consideration for the performance of services.

         You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

         Tremont's obligation to consummate the merger is conditioned upon the receipt of a tax opinion by Tremont from Piper Rudnick LLP, counsel to the special committee of the board of directors of Tremont, and Valhi's obligation to consummate the merger is conditioned upon receipt by Valhi of a tax opinion from Locke Liddell & Sapp LLP, its counsel, each to the effect that, for U.S. federal income tax purposes and with respect to the holders of Tremont common stock who exchange their Tremont common stock for Valhi common stock, the merger followed by the merger of Tremont into a limited liability company wholly-owned by Valhi will qualify as a tax-free reorganization under Section 368(a) of the Code. If Tremont waives the condition to its obligation to consummate the merger relating to the receipt of the tax opinion from Piper Rudnick LLP, Tremont will resolicit proxies from its stockholders with respect to the merger.

         Neither Tremont nor Valhi has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger to you, and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this proxy statement/prospectus or the opinions of counsel. Moreover, the tax opinions will be based upon certain facts, representations and assumptions set forth or referred to in the opinions and the continued accuracy and completeness of such facts, representations and assumptions. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the merger will result in the following U.S. federal income tax consequences to you:

         o you will recognize no gain or loss upon your receipt of Valhi common stock solely in exchange for the shares of Tremont common stock you surrender in the merger;

         o your aggregate tax basis for the shares of Valhi common stock you receive pursuant to the merger will equal your aggregate tax basis in the shares of Tremont common stock you surrender in the merger, reduced by any amount of basis allocable to fractional share interests for which you receive cash;

         o your holding period for the shares of Valhi common stock you receive pursuant to the merger will include the period during which you held your shares of Tremont common stock;

         o your receipt of cash in lieu of a fractional share of Valhi common stock pursuant to the merger will generally result in taxable gain or loss to you for U.S. federal income tax purposes based upon the difference between the amount of cash you receive and your basis allocable to the fractional share; and

         o neither Tremont nor Valhi will recognize gain or loss as a result of the merger.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL RELEVANT TAX EFFECTS TO YOU. THUS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

         The merger of Tremont and Valhi will be accounted for using the purchase method of accounting (step acquisitions of Tremont) in accordance with GAAP.

REGULATORY APPROVALS RELATING TO THE MERGER

         Neither Valhi nor Tremont is required to make filings with or obtain approvals from any regulatory authority in connection with the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

RESALES OF VALHI COMMON STOCK

         The Valhi common stock to be issued to stockholders of Tremont in the merger will be registered under the Securities Act of 1933 and listed on the New York Stock Exchange. As a result, all shares of Valhi common stock received by stockholders of Tremont in the merger will be freely transferable after the merger by those stockholders of Tremont who are not considered to be "affiliates" of Tremont for purposes of Rule 145 under the Securities Act of 1933. Rule 145 restricts the sale of Valhi common stock received in the merger by such affiliates of Tremont and certain of their family members and related entities.

NO APPRAISAL RIGHTS

         Holders of Tremont common stock are not entitled to stockholders' appraisal rights or similar rights under the Delaware General Corporation Law and will be bound by the terms of the merger agreement. Delaware law does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the New York Stock Exchange, at the effective time of the merger, and the shares to be received in the merger are also listed on a national securities exchange. All of the shares of Tremont common stock outstanding at the effective time of the merger, and all shares of Valhi common stock to be received by such stockholders in the merger, will be listed on the New York Stock Exchange.

LITIGATION RELATING TO THE MERGER


         In late July 2002, shortly after the announcement of a merger proposal, four separate complaints were filed in the Court of Chancery of the State of Delaware, New Castle County, against Tremont, Valhi and members of Tremont's board of directors (Crandon Capital Partners, et al. v. J. Landis Martin, et al., Andrew Neyman v. J. Landis Martin, et al., Herman M. Weisman Revocable Trust v. J. Landis Martin, et al. and Alice Middleton v. J. Landis Martin, et al.). The complaints, purported class actions, generally allege, among other things, that the terms of the proposed merger of Valhi and Tremont are unfair and that defendants have violated their fiduciary duties. The complaints seek, among other things, an order enjoining consummation of the proposed merger and the award of unspecified damages, including attorneys' fees and other costs. At the request of the parties, the court ordered that these actions be consolidated under the caption In re Tremont Corporation Shareholders Litigation and directed the filing of a consolidated complaint. Valhi and Tremont believe, and understand that each of the other defendants believes, that the complaints are without merit, and Valhi and Tremont intend, and understand that each of the other defendants intends, to defend against the actions vigorously.

      RELATED TRANSACTIONS TO BE COMPLETED IMMEDIATELY PRIOR TO AND AS SOON
               AS POSSIBLE FOLLOWING THE COMPLETION OF THE MERGER

         Immediately prior to the effective time of the merger of Valhi Acquisition and Tremont, Valhi Acquisition Corp. II, a newly formed Delaware corporation and a wholly-owned subsidiary of Valhi, will merge into Tremont Group. Tremont Group will be the surviving corporation in this merger. As a result of this merger:

         o Valhi will issue 3,495,200 shares of Valhi common stock in exchange for NL's 20% ownership interest in Tremont Group; and

         o        Tremont Group will become a wholly-owned subsidiary of Valhi.

         Tremont Group has no assets other than its holdings of Tremont common stock. The number of shares of Valhi common stock to be issued to NL in this merger is equal to NL's 20% pro rata interest in the 5,141,421 shares of Tremont common stock currently owned by Tremont Group, adjusted for the same 3.4 exchange ratio in the merger of Valhi Acquisition and Tremont.

         As soon as possible following the effective time of the merger of Valhi Acquisition and Tremont, Valhi will merge Tremont Group and Tremont into a newly formed limited liability company, which will be wholly-owned by Valhi and which will be the surviving entity in this merger.

         These transactions will be tax-free to Tremont, Tremont Group, Valhi and NL.

   VALHI, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The Unaudited Pro Forma Condensed Consolidated Balance Sheet of Valhi as of September 30, 2002 gives effect to the merger, as well as Valhi's acquisition of the shares of Tremont Group common stock currently held by NL, as if they had occurred on such date. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to such transactions as if they had occurred on January 1, 2001. You should read this information in conjunction with the following:

         o the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements;

         o the audited consolidated financial statements of Valhi included in its Current Report on Form 8-K dated November 15, 2002 and the unaudited consolidated financial statements of Valhi included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, each of which accompanies this proxy statement/prospectus; and

         o the audited consolidated financial statements of Tremont included in its Current Report on Form 8-K dated November 15, 2002 and the unaudited consolidated financial statements of Tremont included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, each of which accompanies this proxy statement/prospectus.

         The unaudited pro forma condensed consolidated financial statements presented below are for informational purposes only and to aid you in your analysis of the financial aspects of the merger. The pro forma condensed consolidated financial statements are not necessarily indicative of what Valhi's financial position or results of operations actually would have been had we completed these transactions at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements do not purport to project the future financial position or operating results of Valhi following the completion of the merger.

         The merger, as well as Valhi's acquisition of the shares of Tremont Group common stock currently held by NL, will be accounted for by the purchase method (step acquisitions of Tremont). Valhi's cost to acquire Tremont will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The final allocation will be dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements.

                          VALHI, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                          VALHI          PRO FORMA         VALHI
                                        HISTORICAL      ADJUSTMENTS      PRO FORMA
                                       ------------    ------------     ------------

ASSETS

Current assets:
  Cash and cash equivalents .......    $      189.7    $        (.5)    $      189.2
  Restricted cash equivalents .....            52.8              --             52.8
  Marketable securities ...........            17.8              --             17.8
  Receivables .....................           203.3              --            203.3
  Inventories .....................           202.6              --            202.6
  Prepaid expense .................            19.2              --             19.2
  Deferred income taxes ...........            14.0              --             14.0
                                       ------------    ------------     ------------

    Total current assets ..........           699.4             (.5)           698.9
                                       ------------    ------------     ------------

Other assets:
  Marketable securities ...........           177.6              --            177.6
  Investment in affiliates ........           172.1              --            172.1
  Loans and other receivables .....           129.9              --            129.9
  Goodwill ........................           360.0             9.9            369.9
  Mining properties ...............            13.6              .4             14.0
  Other assets ....................            72.7              --             72.7
                                       ------------    ------------     ------------

    Total other assets ............           925.9            10.3            936.2
                                       ------------    ------------     ------------

Property and equipment, net .......           541.7             7.7            549.4
                                       ------------    ------------     ------------

                                       $    2,167.0    $       17.5     $    2,184.5
                                       ============    ============     ============

                          VALHI, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (CONTINUED)
                               SEPTEMBER 30, 2002
                                  (IN MILLIONS)

                                                    VALHI          PRO FORMA          VALHI
                                                  HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                 ------------     ------------     ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current long-term debt ....................    $       35.5     $         --     $       35.5
  Payables and accruals .....................           272.2               --            272.2
  Income taxes ..............................             9.8               --              9.8
  Deferred income taxes .....................             2.2               --              2.2
                                                 ------------     ------------     ------------

    Total current liabilities ...............           319.7               --            319.7
                                                 ------------     ------------     ------------

Noncurrent liabilities:
  Long-term debt ............................           621.4               --            621.4
  Accrued OPEB costs ........................            47.0             (6.2)            40.8
  Accrued pension costs .....................            32.3               --             32.3
  Accrued environmental costs ...............            53.4               --             53.4
  Deferred income taxes .....................           280.7             (8.4)           272.3
  Other .....................................            31.0               --             31.0
                                                 ------------     ------------     ------------

    Total noncurrent liabilities ............         1,065.8            (14.6)         1,051.2
                                                 ------------     ------------     ------------

Minority interest ...........................           148.6            (27.4)           121.2
                                                 ------------     ------------     ------------

Stockholders' equity:
  Common stock ..............................             1.3               .1              1.4
  Additional paid-in capital ................            47.6             82.2            129.8
  Retained earnings .........................           631.1               --            631.1
  Accumulated other comprehensive income ....            28.5               --             28.5
  Treasury stock ............................           (75.6)           (22.8)           (98.4)
                                                 ------------     ------------     ------------

    Total stockholders' equity ..............           632.9             59.5            692.4
                                                 ------------     ------------     ------------

                                                 $    2,167.0     $       17.5     $    2,184.5
                                                 ============     ============     ============


             See accompanying notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                          VALHI, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               VALHI         PRO FORMA          VALHI
                                                            HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                           ------------     ------------     ------------

Revenues and other income:
  Net sales ...........................................    $    1,059.5     $         --     $    1,059.5
  Other, net ..........................................           154.0               --            154.0
                                                           ------------     ------------     ------------

                                                                1,213.5               --          1,213.5
                                                           ------------     ------------     ------------

Costs and expenses:
  Cost of goods sold ..................................           775.0               .7            775.7
  Selling, general and administrative .................           195.1               .7            195.8
  Interest ............................................            62.3               --             62.3
                                                           ------------     ------------     ------------

                                                                1,032.4              1.4          1,033.8
                                                           ------------     ------------     ------------

                                                                  181.1             (1.4)           179.7
Equity in earnings (losses) of:
  TIMET ...............................................            (9.2)              --             (9.2)
  Other ...............................................             0.6               --              0.6
                                                           ------------     ------------     ------------

    Income before income taxes ........................           172.5             (1.4)           171.1

Provision for income taxes (benefit) ..................            53.2             (5.3)            47.9

Minority interest .....................................            26.1               .2             26.3
                                                           ------------     ------------     ------------

  Net income ..........................................    $       93.2     $        3.7     $       96.9
                                                           ============     ============     ============

Net income per share:
  Basic ...............................................    $        .81                      $        .80
  Diluted .............................................    $        .80                      $        .79

Shares used in the calculation of per share amounts:
  Basic earnings per share ............................           115.2              5.7            120.9
  Dilutive impact of stock options ....................             0.9               --              0.9
                                                           ------------     ------------     ------------

  Diluted earnings per share ..........................           116.1              5.7            121.8
                                                           ============     ============     ============



             See accompanying notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                          VALHI, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENT OF OPERATIONS NINE MONTHS ENDED
                     SEPTEMBER 30, 2002 (IN MILLIONS, EXCEPT
                                 PER SHARE DATA)


                                                                VALHI           PRO FORMA         VALHI
                                                              HISTORICAL       ADJUSTMENTS      PRO FORMA
                                                             ------------     ------------     ------------

Revenues and other income:
  Net sales .............................................    $      816.9     $         --     $      816.9
  Other, net ............................................            44.1               --             44.1
                                                             ------------     ------------     ------------

                                                                    861.0               --            861.0
                                                             ------------     ------------     ------------

Costs and expenses:
  Cost of goods sold ....................................           648.2               .5            648.7
  Selling, general and administrative ...................           141.2               .6            141.8
  Interest ..............................................            45.4               --             45.4
                                                             ------------     ------------     ------------

                                                                    834.8              1.1            835.9
                                                             ------------     ------------     ------------

                                                                     26.2             (1.1)            25.1

Equity in earnings (losses) of:
  TIMET .................................................           (31.7)              --            (31.7)
  Other .................................................             0.3               --              0.3
                                                             ------------     ------------     ------------

    Income (loss) before income taxes ...................            (5.2)            (1.1)            (6.3)

Income tax benefit ......................................            (1.7)            (2.6)            (4.3)

Minority interest .......................................              .9              6.0              6.9
                                                             ------------     ------------     ------------

  Net income (loss) .....................................    $       (4.4)    $       (4.5)    $       (8.9)
                                                             ============     ============     ============

Net income (loss) per share:
  Basic .................................................    $       (.04)                     $       (.07)
  Diluted ...............................................    $       (.04)                     $       (.07)

Shares used in the calculation of per share amounts:
  Basic earnings per share ..............................           115.4              5.7            121.1
  Dilutive impact of stock options ......................              --               --               --
                                                             ------------     ------------     ------------

  Diluted earnings per share ............................           115.4              5.7            121.1
                                                             ============     ============     ============



             See accompanying notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                          VALHI, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION:

         The unaudited pro forma condensed consolidated balance sheet reflects adjustments necessary to reflect the merger, as well as Valhi's acquisition of the shares of Tremont Group currently held by NL, as if they had occurred on September 30, 2002. The unaudited pro forma condensed consolidated statements of operations reflect adjustments necessary to reflect such transactions as if they had occurred on January 1, 2001. These transactions will be accounted for by the purchase method (step acquisitions of Tremont) under accounting principles generally accepted in the United States of America.

         The merger agreement provides that each outstanding share of Tremont common stock will be exchanged for 3.4 shares of Valhi common stock in a tax-free transaction. Prior to the merger, Valhi will also issue 3,495,200 shares of its common stock to NL in exchange for NL's 20% ownership interest in Tremont Group in a tax-free transaction. The following table presents the number of Valhi common shares that would be issued pursuant to these transactions assuming they were completed as of September 30, 2002:

                                                                                                          EQUIVALENT
                                                                                     TREMONT SHARES    VALHI SHARES(1)
                                                                                    ---------------    ---------------
Valhi shares issued to NL in exchange for NL's interest in Tremont Group:
   Valhi shares issued to NL (2) ...............................................                             3,495,200
   Less shares deemed Valhi has issued to itself based on Valhi's ownership
     interest in NL ............................................................                             2,157,588
                                                                                                       ---------------
                                                                                                             1,337,612
                                                                                                       ---------------
Valhi shares issued pursuant to the merger:
   Total number of Tremont shares outstanding ..................................          6,424,858
   Less Tremont shares held by Tremont Group and Valhi (3) .....................          5,146,421
                                                                                    ---------------
                                                                                          1,278,437          4,346,686
Less shares deemed Valhi has issued to itself based on Valhi's ownership
   interest in NL (4) ..........................................................              5,041             17,140
                                                                                    ---------------    ---------------
                                                                                          1,273,396          4,329,546
                                                                                    ===============    ---------------
                                                                                                             5,667,158
                                                                                                       ===============

(1)      Based on the 3.4 exchange ratio.

(2) Represents the 5,141,421 shares of Tremont currently held by Tremont Group, multiplied by NL's 20% ownership interest in Tremont Group, adjusted for the 3.4 exchange ratio in the merger.

(3) The merger agreement provides that the shares of Tremont common stock currently held by Tremont Group (5,141,421 shares) and Valhi (5,000 shares) will be canceled in the merger.

(4) Represents the 8,167 shares of Tremont currently held directly by NL, multiplied by Valhi's ownership interest in NL.

         Under Delaware General Corporation Law, Valhi common shares held by NL, a majority-owned subsidiary, are considered issued, but are also considered to be treasury stock. For financial reporting purposes, such shares are also considered issued, but are considered treasury stock only to the extent of Valhi's ownership interest in NL. Accordingly, the number of shares of Valhi common stock to be issued in the merger as well as the number of shares of Valhi common stock to be issued by Valhi in exchange for NL's 20% ownership interest in Tremont Group will be different for Delaware General Corporation Law purposes and for financial reporting purposes.

         For financial reporting purposes, the Tremont shares currently held by NL (either directly or indirectly through NL's ownership interest in Tremont Group) are considered as being part of the Valhi consolidated group's ownership of Tremont to the extent of Valhi's ownership interest in NL. Therefore, that portion of such Tremont shares is not considered as being owned by the Tremont minority stockholders. As a result, the Valhi shares to be issued to NL in the merger, as well as the Valhi shares issued to NL in exchange for NL's ownership interest in Tremont Group, will be deemed to have been issued in exchange for the Tremont shares held by the Tremont minority interest only to the extent that Valhi does not have an ownership interest in NL. To the extent of Valhi's ownership interest in NL, the Valhi shares issued to NL will be considered as being issued but held in treasury, and such Valhi shares will not be deemed to have been issued in exchange for Tremont shares since they represent shares issued to "acquire" the portion of the Tremont shares held directly or indirectly by NL that are already considered as being part of the Valhi consolidated group's ownership of Tremont.

         Valhi will not issue fractional shares in the merger. As a result, the total number of shares of Valhi common stock that each Tremont stockholder will receive in the merger will be rounded down to the nearest whole number, and each Tremont stockholder will receive a cash payment for the remaining fraction of a share of Valhi common stock that such stockholder would otherwise receive, if any, based on the average closing prices of Valhi common stock during the ten trading days ending on the business day that immediately precedes the closing date of the merger. The pro forma condensed consolidated financial statements assume no cash in lieu of fractional shares will be paid.

NOTE 2 -- PURCHASE PRICE:

         The following is a preliminary estimate of the purchase price for the step acquisitions of Tremont:

                                                                                                VALHI
                                                                                                SHARES            ASSIGNED
                                                                                                ISSUED            VALUE(1)
                                                                                            ---------------    --------------
                                                                                                               (IN  MILLIONS)

Valhi shares issued to NL in exchange for NL's ownership interest in Tremont
Group:
   Valhi shares issued to NL ...........................................................          3,495,200    $         36.7
   Less shares deemed Valhi has issued to itself based on Valhi's ownership interest
     in NL .............................................................................          2,157,588              22.6
                                                                                            ---------------    --------------
                                                                                                  1,337,612              14.1
                                                                                            ---------------    --------------
Valhi shares issued pursuant to the merger:
   Total number of Tremont shares outstanding, other than Tremont shares held by
     Tremont Group and Valhi ...........................................................          4,346,686              45.6
   Less impact of Tremont shares held directly by NL ...................................             17,140               0.2
                                                                                            ---------------    --------------
                                                                                                  4,329,546              45.4
                                                                                            ---------------    --------------
                                                                                                  5,667,158              59.5
                                                                                            ===============
   Plus estimated fees and expenses ....................................................                                  0.5
                                                                                                               --------------
              Estimated purchase price .................................................                       $         60.0
                                                                                                               ==============

 (1) The assigned value is equal to the number of Valhi shares issued, multiplied by Valhi's average stock price for the period two trading days before through two trading days after the November 5, 2002 announcement of the execution of the merger agreement, or $10.49 per share.

NOTE 3 -- UNAUDITED CONDENSED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET - PRO FORMA ADJUSTMENTS:

         For purposes of the pro forma analysis, the estimated purchase price (see Note 2) has been allocated based upon a preliminary estimate of the fair value of the net assets acquired as follows:

                                                                                     PURCHASE PRICE
                                                                                       ALLOCATION
                                                                                    ---------------
                                                                                     (IN MILLIONS)
Book value of historical minority interest in Tremont's net assets acquired ....    $          27.4

Remaining purchase price allocation:
  Increase property and equipment to fair value ................................                7.7
  Increase mining properties to fair value .....................................                 .4
  Reduce Tremont's accrued OPEB costs to accumulated benefit obligation ........                6.2
  Adjust deferred income taxes .................................................                8.4
  Goodwill .....................................................................                9.9
                                                                                    ---------------
    Estimated purchase price ...................................................    $          60.0
                                                                                    ===============

         The adjustment to increase property and equipment and mining properties relates to such assets of NL, and gives recognition to the effect that Valhi's acquisition of the minority interest in Tremont results in an increase in Valhi's effective ownership of NL due to Tremont's 21% ownership of NL. The reduction in Tremont's accrued OPEB costs to an amount equal to the accumulated benefit obligation eliminates the unrecognized prior service credit and the unrecognized actuarial gains. The adjustment to deferred income taxes includes
(i) the deferred income tax effect of the estimated purchase price allocated to property and equipment, mining properties and accrued OPEB costs and (ii) the effect of adjusting the deferred income taxes separately-recognized by Tremont (principally an elimination of a deferred income tax asset valuation allowance separately-recognized by Tremont which Valhi does not believe is required to be recognized at the Valhi consolidated level under the "more-likely-than-not" recognition criteria).

         The pro forma adjustment for minority interest represents the elimination of the actual amount of minority interest in Tremont's net assets as of September 30, 2002, as reflected in Valhi's consolidated balance sheet as of that date.

NOTE 4 -- UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - PRO FORMA
ADJUSTMENTS:

                                                                                                           NINE MONTHS
                                                                                          YEAR ENDED          ENDED
                                                                                         DECEMBER 31,     SEPTEMBER 30,
                                                                                             2001             2002
                                                                                         ------------     -------------
                                                                                                 (IN MILLIONS)

Amortization of purchase price allocated to:
   Property and equipment ...........................................................    $         .7     $         .5
   Mining properties ................................................................              .1               .1
   Accrued OPEB costs ...............................................................              .6               .5
   Goodwill .........................................................................              --               --
                                                                                         ------------     ------------
                                                                                         $        1.4     $        1.1
                                                                                         ============     ============
Reported as a component of:
   Cost of goods sold ...............................................................    $         .7     $         .5
   Selling, general and administrative ..............................................              .7               .6
                                                                                         ------------     ------------
                                                                                         $        1.4     $        1.1
                                                                                         ============     ============
Pro forma tax adjustments - related to:
   Amortization of the purchase price allocated to property and equipment, mining
     properties and accrued OPEB costs ..............................................    $        (.5)    $        (.4)
   Adjustment to the deferred income tax provision separately-recognized by
     Tremont ........................................................................            (4.8)            (2.2)
                                                                                         ------------     ------------
                                                                                         $       (5.3)    $       (2.6)
                                                                                         ============     ============

         The estimated purchase price allocated to property and equipment and mining properties is amortized over the weighted average estimated remaining useful lives for such assets (approximately 26 years for buildings, six years for machinery and equipment and seven years for mining properties). The estimated purchase price allocated to accrued OPEB costs is amortized over the estimated weighted average remaining life expectancy of ten years for all plan participants (who are all fully eligible for benefits) as of January 1, 2001.

         As noted in the above table, the pro forma adjustments do not reflect amortization of the assumed allocation of the purchase price assigned to goodwill. Under SFAS No. 142, goodwill arising on or after July 1, 2001 is not periodically amortized. Accordingly, and in accordance with guidance provided by the SEC, there is no pro forma adjustment to reflect goodwill amortization for the year ended December 31, 2001 or the nine months ended September 30, 2002. Under SFAS No. 142, the actual amount of goodwill allocated in the final purchase price allocation will not be periodically amortized from the date of completion of the merger.

         The pro forma adjustment to the provision for income taxes includes the deferred income tax effect of amortization of the purchase price allocated to property and equipment, mining properties and accrued OPEB costs at the applicable statutory rate. The overall effective tax rate differs from the United States statutory income tax rate of 35% because a portion of the purchase price allocated to NL's property and equipment and mining properties relates to such assets located outside the United States for which different statutory income tax rates are applicable. The pro forma adjustment to the provision for income taxes also includes an adjustment to Tremont's separately-reported provision for income taxes, principally to reverse a portion of the increase in Tremont's deferred income tax asset valuation allowance which Valhi does not believe is required to be recognized at the Valhi consolidated level.

         The pro forma adjustment for minority interest represents the elimination of the actual amount of minority interest in Tremont's net earnings (losses), as reflected in Valhi's consolidated statement of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002.

NOTE 5 -- PRO FORMA PER SHARE AMOUNTS:

         The pro forma basic and diluted earnings per share amounts are based upon Valhi's historical basic and diluted weighted average shares outstanding for the year ended December 31, 2001 and the nine months ended September 30, 2002, adjusted to give pro forma effect to the assumed issuance of an aggregate of 5.7 million shares of Valhi common stock pursuant to the merger agreement and Valhi's issuance of shares of its common stock in exchange for NL's 20% ownership interest in Tremont Group. See Note 1.

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement. A copy of the merger agreement, as amended, is attached as Appendix A to this proxy statement/prospectus. This summary is not complete. For more detailed information, you should review the merger agreement, which is incorporated by reference into this proxy statement/prospectus.

THE MERGER

         The merger agreement provides for the acquisition of Tremont by Valhi pursuant to the merger of Valhi Acquisition, a wholly-owned subsidiary of Valhi, with and into Tremont. Tremont will be the surviving corporation resulting from the merger and will become a wholly-owned subsidiary of Valhi. Each share of Tremont common stock that is owned by Tremont Group or Valhi or is held by Tremont as treasury stock will be canceled. Each share of common stock of Valhi Acquisition will cease to be outstanding and will be converted into one share of the common stock of the surviving corporation. TREMONT GROUP CURRENTLY OWNS 80% OF THE TOTAL OUTSTANDING COMMON STOCK OF TREMONT AND HAS INDICATED ITS INTENT TO VOTE ITS SHARES IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

WHAT YOU WILL RECEIVE IN THE MERGER

         When we complete the merger, you will receive 3.4 shares of Valhi common stock for each share of Tremont common stock that you own.

         Valhi will not issue any fractional shares of common stock in the merger. Instead, Valhi will pay cash for any fractional share interest any Tremont stockholder otherwise would have received in the merger. The cash payment will be in an amount equal to the fraction multiplied by the average closing price per share of shares of Valhi common stock during the ten trading days ending on the business day that immediately precedes the closing date of the merger.

DISTRIBUTION OF VALHI STOCK CERTIFICATES

         Computershare Investor Services LLC has been selected to act as exchange agent under the merger agreement. Promptly after the effective time of the merger, the exchange agent will send you a letter of transmittal and instructions for the exchange of the certificates representing shares of Tremont common stock for certificates representing shares of Valhi common stock.

         YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         After you surrender to the exchange agent your certificates formerly representing Tremont common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Valhi common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, if any, without interest. Valhi will not be obligated to deliver the consideration to you, as a former Tremont stockholder, until you have surrendered your Tremont common stock certificates and have provided the exchange agent with all required documentation.

         If any Tremont stockholder's stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Valhi common stock and any cash in lieu of fractional shares upon such stockholder's submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the stockholder of record, the posting of a bond in such amount as Valhi may reasonably direct as indemnity against any claim that may be made against Valhi with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

         At the time the merger is completed, the stock transfer books of Tremont will be closed and no transfer of shares of Tremont common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Tremont common stock are presented for transfer after the merger is completed, they will be canceled and exchanged for shares of Valhi common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Valhi common stock.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary mutual representations and warranties by each of Valhi, Valhi Acquisition and Tremont relating to, among other things, as applicable:

         o its organization, good standing, qualification, corporate power and similar corporate matters;

         o        its capitalization;

         o the authorization, execution, delivery, performance and enforceability of the merger agreement;

         o the absence of conflicts, violations and defaults under charter documents and certain other agreements and documents;

         o the documents and reports filed by it with the SEC and the accuracy and completeness of the financial and other information contained in such documents and reports;

         o        the absence of material changes since the latest SEC report;

         o the accuracy and completeness of the information contained in the registration statement and this proxy statement/prospectus, which is part of the registration statement;

         o the absence of restrictions on or impediments to the merger as a result of state anti-takeover statutes;

         o        brokers' and finders' fees;

         o        compliance with laws;

         o        the absence of litigation;

         o        employee matters;

         o        environmental matters; and

         o        certain tax matters.

         In addition, the merger agreement contains additional representations and warranties of Tremont relating to, among other things:

         o        intellectual property;

         o        the required vote of Tremont stockholders; and

         o        compliance with certain contracts.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement obligates Valhi and Tremont, during the period prior to the effective time of the merger, to conduct their respective businesses only in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use commercially reasonable efforts to preserve intact their respective business organizations, goodwill and ongoing businesses. Specifically, each of Valhi and Tremont has agreed that, during the same period, it will not, except as expressly permitted or contemplated by the merger agreement or consented to by the other company, take certain actions as specified in the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

         The respective obligations of Valhi, Tremont and Valhi Acquisition to effect the merger are subject to the fulfillment or waiver of the following conditions:

         o the SEC having declared the registration statement of which this proxy statement/prospectus is a part effective under the Securities Act;

         o the holders of a majority of the outstanding shares of Tremont common stock having approved the adoption of the merger agreement;

         o the parties having received all required consents and approvals from any governmental authority necessary to complete the transactions contemplated by the merger agreement;

         o the New York Stock Exchange having approved the listing of the Valhi common stock issued in the merger; and

         o Valhi having received all state securities or "blue sky" permits and other authorizations necessary to issue the Valhi common stock in the merger.

         The obligations of Valhi and Valhi Acquisition to effect the merger are also subject to the fulfillment or waiver of additional conditions, including the following:

         o the representations and warranties of Tremont being true and correct on the closing date, which condition will be deemed satisfied unless any or all breaches of Tremont's representations and warranties, without giving effect to any materiality qualification or limitation, is reasonably expected to result in a material adverse effect on Tremont or is reasonably expected to prevent or materially to burden or impair Tremont's ability to consummate the transactions contemplated by the merger agreement;

         o Tremont having complied in all material respects with its obligations under the merger agreement;

         o Valhi and Valhi Acquisition having received a tax opinion from their counsel to the effect that the merger of Valhi Acquisition into Tremont followed by the merger of Tremont into a limited liability company wholly-owned by Valhi will constitute a reorganization within the meaning of Section 368(a) of the Code with respect to the holders of Tremont common stock other than Valhi and Tremont Group and a complete liquidation of Tremont under Section 332 of the Code with respect to Valhi; and

         o no change that could reasonably be expected to result in a material adverse effect on Tremont having occurred.

         The obligations of Tremont to effect the merger are also subject to the fulfillment or waiver of additional conditions, including the following:

         o the representations and warranties of Valhi being true and correct on the closing date, which condition will be deemed satisfied unless any or all breaches of Valhi's representations and warranties, without giving effect to any materiality qualification or limitation, is reasonably expected to result in a material adverse effect on Valhi or is reasonably expected to prevent or materially to burden or impair Valhi's ability to consummate the transactions contemplated by the merger agreement;

         o Valhi and Valhi Acquisition having complied in all material respects their obligations under the merger agreement;

         o Tremont having received a tax opinion from counsel to the special committee of the board of directors of Tremont to the effect that the merger followed by the merger of Tremont into a limited liability company wholly-owned by Valhi will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code with respect to stockholders of Tremont other than Valhi or Tremont Group;

         o no change that could reasonably be expected to result in a material adverse effect on Valhi having occurred; and

         o the merger of Valhi Acquisition Corp. II into Tremont Group having become effective.

AMENDMENT, WAIVER AND TERMINATION

         The merger agreement provides that, subject to compliance with applicable law, Valhi, Valhi Acquisition and Tremont may agree in writing to amend the merger agreement at any time. However, after the time of approval of the merger agreement by Tremont's stockholders, there may not be any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of Tremont common stock or which by law otherwise expressly requires the further approval of such stockholders. In addition, any party may waive any provision under the merger agreement. To be effective, an amendment or a waiver must be in writing.

         The merger agreement also provides that, at any time before the merger becomes effective, the merger agreement may be terminated by:

         o        the mutual consent of Valhi and Tremont;

         o either Valhi or Tremont, if any court order or other action restraining, enjoining or otherwise prohibiting the merger has become final and nonappealable;

         o either Valhi or Tremont, if Tremont's stockholders do not approve the merger agreement at the special meeting;

         o either Valhi or Tremont if Morgan Joseph has withdrawn, modified or changed its fairness opinion in a manner adverse to Tremont stockholders; or

         o either Valhi or Tremont, if the merger has not been completed by February 28, 2003.

         The merger agreement further provides that Valhi may terminate the merger agreement at any time prior to the effective time if:

         o Tremont has failed to comply in any material respects with any of the covenants or agreements contained in the merger agreement to be complied with by Tremont;

         o Tremont breaches any of its representations or warranties such that the closing conditions to the merger cannot be satisfied, provided that with respect to this item and the item set forth above, if such failure or breach is capable of being cured, such failure or breach shall not have been cured within 15 days of delivery to Tremont of written notice of such failure or breach; or

         o the board of directors of Tremont has withdrawn, modified or changed its recommendation of the merger agreement or the merger in a manner adverse to Valhi or has failed to recommend, authorize or issue a neutral recommendation with respect to any proposal in respect to an alternative acquisition proposal with any person other than Valhi or an affiliate of Valhi (or the Tremont board of directors or any committee of the board has resolved to do any of the foregoing).

         The merger agreement additionally provides that Tremont may terminate the merger agreement at any time prior to the effective time if:

         o Valhi or Valhi Acquisition has failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with by Valhi or Valhi Acquisition;

         o Valhi or Valhi Acquisition breaches any of its representations or warranties such that the closing conditions to the merger cannot be satisfied, provided that with respect to this item and the item set forth above, if such failure or breach is capable of being cured, such failure or breach shall not have been cured within 15 days of delivery to Valhi or Valhi Acquisition of written notice of such failure or breach; or

         o the board of directors of Tremont has failed to recommend, withdrawn, modified or changed its recommendation of, the merger agreement or the merger in a manner adverse to Valhi or has recommended, or issued a neutral recommendation with respect to any proposal in respect to an alternative acquisition proposal with any person other than Valhi or an affiliate of Valhi (or the Tremont board of directors or any committee of the board has resolved to do any of the foregoing), in each case in order to permit Tremont to execute a definitive agreement for a transaction contemplated by an acquisition proposal from a third party that the board of directors of Tremont determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be no less favorable to its stockholders than the merger with Valhi, taking into account all relevant factors.

         If the merger is terminated, the merger agreement will become void and have no effect, except that provisions of the merger agreement relating to confidentiality, public announcements and the payment of expenses will survive.

FEES AND EXPENSES

         Pursuant to the merger agreement, Valhi and Tremont will each pay their own expenses in connection with the merger, except that Valhi and Tremont will each pay one-half of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part.

                                  THE COMPANIES

TREMONT


         Tremont Corporation is principally a holding company with operations conducted through 39%-owned TIMET and through 21%-owned NL. Valhi owns an additional 63% of NL.


         TIMET is one of the world's largest producers of titanium sponge, melted products (ingot and slab) and mill products. TIMET had an estimated 24% share of worldwide industry shipments of titanium mill products in 2001. TIMET has production facilities in the U.S. and Europe. TIMET is continuing its efforts to develop new applications for titanium in the automotive and other emerging markets.

         NL is the world's fifth-largest producer, and Europe's second-largest producer, of titanium dioxide pigments or "TiO(2)," which are used for imparting whiteness, brightness and opacity to a wide range of products including paints, plastics, paper, fibers and other "quality-of-life" products. NL had an estimated 11% share of worldwide TiO(2) sales volume in 2001. NL has production facilities throughout Europe and North America.

         Tremont has an insurance operation through wholly-owned Tall Pines. Tremont also owns certain real estate interests through wholly-owned TRECO L.L.C.

         Each of TIMET and NL files periodic reports with the SEC pursuant to the Securities Exchange Act of 1934.

VALHI


         Valhi is principally a holding company with operations conducted through majority-owned subsidiaries or less than majority-owned affiliates in the chemicals (through its 63% ownership of NL), component products (through its 69% ownership of CompX), waste management (through its 90% ownership of Waste Control Specialists) and titanium metals (through its ownership of Tremont, as described in this proxy statement/prospectus) industries.


         CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products for office furniture, computer-related applications and a variety of other products. CompX has production facilities in North America, Europe and Asia. CompX files periodic reports with the SEC pursuant to the Securities Exchange Act of 1934.

         Waste Control Specialists owns and operates a facility in West Texas for the processing, treatment, storage and disposal of hazardous, toxic and certain types of low-level radioactive wastes. Waste Control Specialists is seeking additional regulatory authorizations to expand its treatment and disposal capabilities for low-level and mixed radioactive wastes.

         Valhi has other investments and joint ventures, including The Amalgamated Sugar Company LLC, a manufacturer of refined sugar.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         When the merger is completed, you will automatically become a Valhi stockholder. Your rights as a stockholder will cease to be governed by Tremont's certificate of incorporation and bylaws and will be governed instead by Valhi's certificate of incorporation and bylaws. Your rights as a Valhi stockholder will differ from your rights as a Tremont stockholder in certain respects due to provisions in Valhi's certificate of incorporation and bylaws that differ from those in Tremont's certificate of incorporation and bylaws, which are summarized below:

                   VALHI                                                        TREMONT
                   -----                                                        -------

                                             REMOVAL OF DIRECTORS

Valhi's certificate of incorporation                           Tremont's certificate of incorporation
provides that a director may be removed by                     provides that any director may be removed by
stockholders only for cause at a meeting of                    stockholders, with or without cause, by the
stockholders called for this purpose by the                    affirmative vote of a majority of the shares
affirmative vote of a majority of the shares                   entitled to vote for the election of
entitled to vote at such meeting.                              directors.

                                 CALLING OF SPECIAL MEETINGS OF STOCKHOLDERS

Valhi's bylaws provide that special meetings                   Tremont's bylaws are identical to Valhi's
of stockholders may be called by the                           bylaws with respect to who may call a
chairman of the board, the president, the                      special meeting of stockholders. Tremont's
board of directors or the holders of at                        bylaws do not contain any provisions
least 10% of the Valhi shares that would be                    relating to the form of stockholder request.
entitled to vote at such meeting. Valhi's
bylaws also provide that if a special
meeting is called by any person other than
the board of directors, the request must be
in writing, specifying the time of such
meeting and the general nature of the
business proposed to be transacted, and must
be delivered personally or sent by
registered mail or by facsimile transmission
to the chairman of the board, the president
or the secretary of Valhi.

                              BUSINESS TO BE TRANSACTED AT STOCKHOLDER MEETINGS

Valhi's bylaws provide that at a meeting of                    Tremont's bylaws provide that at any annual
stockholders, only such business shall be                      or special meeting of stockholders, only
conducted as has been properly brought                         such business will be conducted as has been
before the meeting. To be properly brought                     brought before the meeting by or at the
before a special meeting, such business must                   direction of the board of directors or any
be specified in the notice of the meeting                      stockholder of Tremont who is entitled to
(or any supplement thereto).                                   vote with respect thereto.

To be properly brought before an annual                        Tremont's bylaws do not contain any
meeting, such business must be:                                provisions relating to how Tremont
                                                               stockholders must properly bring business
o        specified in the notice of the                        before a stockholder meeting.
         meeting (or any supplement thereto)
         given by or at the direction of the
         board of directors;

o        otherwise properly brought before
         the meeting by or at the direction
         of the board of directors; or

o        otherwise properly brought before
         the meeting by a stockholder.

Valhi's bylaws also provide that for
business to be properly brought before an annual meeting by a

                   VALHI                                                        TREMONT
                   -----                                                        -------

stockholder, the stockholder must, in
addition to any requirements imposed by
federal securities law or other applicable laws, have given timely notice thereof in writing to the secretary of Valhi. To be timely for an annual meeting, a stockholder's notice must be delivered to or mailed and received at Valhi's principal executive offices, no later than:

o        if Valhi mailed notice of the last
         annual meeting or publicly
         disclosed the date of such meeting
         and the annual meeting for the
         current year has not changed more
         than 30 days from such date (as if
         in the current year), 45 days
         before the earlier of the date (as
         if in the current year) of such
         mailing or public disclosure; or

o        otherwise 90 days prior to the
         annual meeting.

Valhi's bylaws require that a stockholder's notice to the secretary with regard to an annual meeting must set forth as to each order of business that the stockholder proposes to bring before the meeting:

o        a brief description of such
         business desired to be brought
         before the meeting and the reasons
         for conducting such business at the
         annual meeting;

o        the name and address, as they
         appear on Valhi's books, of the
         stockholder proposing such
         business;

o        the class and number of shares of
         Valhi that are beneficially owned
         by the stockholder; and

o        any material interest of the
         stockholder in such business.

The chairman of the meeting may refuse to bring before a meeting any business not properly brought before the meeting in compliance with the provisions summarized above.

                                             LIST OF STOCKHOLDERS

Valhi's bylaws provide that the original                       Tremont's organizational documents contain
stock transfer books will be the only                          no similar provision.
evidence as to who are the stockholders
entitled to examine such list or transfer
book or to vote at any meeting or
stockholders.

                                                    QUORUM

Valhi's bylaws provide that if a quorum is                     Tremont's bylaws provide that if a quorum is
not present, the chairman of the meeting or                    not present, the holders of the shares
the holders of the shares present in person                    present in person or by proxy by the
or by proxy by the meeting, and entitled to                    meeting, and entitled to vote at the
vote thereat, will have the power, by the                      meeting, will have the power, by the
affirmative vote of the holders of a                           affirmative vote of the holders of a
majority of such shares, to adjourn the                        majority of such shares, to adjourn the
meeting to another time and/or place.                          meeting to another time and/or place.

                   VALHI                                                        TREMONT
                   -----                                                        -------

Valhi's bylaws also provide that once a                        Tremont's organizational documents contain
quorum is present at a meeting of                              no similar provisions.
stockholders, the stockholders represented
in person or by proxy at the meeting may
conduct such business as may be properly
brought before the meeting until it is
adjourned, and the subsequent withdrawal
from the meeting by any stockholder or the
refusal of any stockholder represented in
person or by proxy to vote will not affect
the presence of a quorum at the meeting.

                                  ORDER OF BUSINESS AT STOCKHOLDER MEETINGS

Valhi's bylaws provide that the order of                       Tremont's organizational documents contain
business at each stockholder meeting will be                   no similar provision.
as determined by the chairman of the
meeting. Valhi's bylaws also specify the
officers that will serve as chairman of
stockholder meetings. Valhi's bylaws further
provide that the chairman of the meeting
will have the right and authority to
prescribe such rules, regulations and
procedures and to do all such acts and
things as are necessary or desirable for the
proper conduct of the meeting, including,
without limitation, the establishment of
procedures for the maintenance of order and
safety, limitations on the time allotted to
questions or comments on Valhi's affairs,
restrictions on entry to such meeting after
the time prescribed for the commencement
thereof and the opening and closing of the
voting polls.

                                             CONFIDENTIAL VOTING

Valhi's organizational documents do not                        Tremont's bylaws provide that the particular
contain similar provisions.                                    vote of a stockholder will be kept
                                                               confidential except as required to allow the
                                                               inspectors of elections to certify the
                                                               results of the vote, as necessary to meet
                                                               applicable legal requirements, or as
                                                               requested by such stockholder. Tremont's
                                                               bylaws provide that comments written on
                                                               proxies, consents or ballots will be
                                                               transcribed and provided to Tremont's
                                                               secretary with the name and address of the
                                                               stockholder. Tremont's bylaws also provide
                                                               that the vote of the stockholder will not be
                                                               disclosed at the time any such comment is
                                                               provided to the secretary except where such
                                                               vote is included in the comment or
                                                               disclosure is necessary, in the opinion of
                                                               the inspector of elections, for an
                                                               understanding of the comment.

                                      NOMINATION OF DIRECTOR CANDIDATES

Valhi's bylaws provide that, subject to the                    Tremont's organizational documents are
preferential voting rights of the holders of                   identical to Valhi's bylaws with respect to
outstanding preferred or other capital                         who may make nominations for directors.
stock, nominations for the election of
directors may be made by the board of
directors or by any stockholder entitled to
vote for the election of directors.

Valhi's bylaws also provide that any                           Tremont's organizational documents contain
stockholder entitled to vote for the                           no similar provisions.
election of a director at a meeting may

                   VALHI                                                        TREMONT
                   -----                                                        -------

nominate persons for whom such stockholder may vote only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Valhi's secretary not later than:

o        with respect to an election to be
         held at an annual meeting of
         stockholders, (i) if Valhi has
         mailed notice of the last annual
         meeting or publicly disclosed the
         date of such meeting and the annual
         meeting for the current year has
         not changed more than 30 days from
         such date (as if in the current
         year), 45 days before the earlier
         of the date (as if in the current
         year) of such mailing or public
         disclosure or (ii) otherwise 90
         days prior to the annual meeting;
         and

o        with respect to an election to be
         held at a special meeting of
         stockholders for the election of
         director, the close of business on
         the tenth day following the date on
         which notice of such meeting is
         first given to stockholders.

Valhi's bylaws contain specific requirements relating to the content of such notice. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with such requirements and the other provisions summarized above.

                             VOTE REQUIRED FOR CERTAIN ACQUISITIONS OF SECURITIES

Valhi's organizational documents do not                        Tremont's bylaws provide that, except as set
contain similar provisions.                                    forth in below, in addition to any required
                                                               affirmative vote of stockholders, neither
                                                               the Tremont nor any of its subsidiaries may
                                                               knowingly effect any direct or indirect
                                                               purchase or other acquisition of any equity
                                                               security of any class or classes of equity
                                                               security issued by Tremont at a price that
                                                               is in excess of the highest sales price of
                                                               such equity security within five trading
                                                               days of the date that the understanding to
                                                               effect such transaction is entered into by
                                                               Tremont (whether or not such transaction is
                                                               concluded or a written agreement relating to
                                                               such transaction is executed on such date,
                                                               and such date to be conclusively established
                                                               by determination of the board of directors),
                                                               from any person that owns more than 5% of
                                                               the voting power of Tremont without the
                                                               affirmative vote of the holders of Tremont's
                                                               voting shares that represent at least a
                                                               majority of the aggregate voting power of
                                                               Tremont, excluding voting shares
                                                               beneficially owned by the seller, voting
                                                               together as a single class.

                                                               The provisions of the preceding paragraph do
                                                               not apply with respect to, among other
                                                               things, any purchase or other acquisition of
                                                               equity securities made as part of a tender
                                                               or exchange offer by Tremont to purchase
                                                               securities of the same class made on the
                                                               same terms to all holders of such securities
                                                               and complying with the applicable
                                                               requirements of the Securities Exchange Act
                                                               of 1934.

                       DESCRIPTION OF VALHI CAPITAL STOCK


         Valhi is authorized to issue 150,000,000 shares of common stock, of which 115,118,917 shares were issued and outstanding as of January 8, 2003. Valhi is also authorized to issue 5,000,000 shares of preferred stock, with such rights and preferences as the board of directors may determine. Valhi has no shares of preferred stock outstanding.


         The holders of Valhi common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Valhi common stock does not have cumulative voting rights, preemptive or preferential rights, conversion rights, redemption rights or sinking fund provisions. The outstanding shares of Valhi common stock are, and the shares of Valhi common stock to be delivered pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The outstanding shares of Valhi common stock are, and the shares of Valhi common stock to be delivered pursuant to the merger will be, listed on the New York Stock Exchange.

         Subject to the rights of the holders of any class of capital stock of Valhi having any preference or priority over the Valhi common stock, the holders of Valhi common stock are entitled to dividends in such amounts as may be declared by the Valhi board of directors from time to time out of funds legally available for that purpose and, in the event of a liquidation, to share ratably in any assets of Valhi remaining after payment in full of all creditors and appropriate provision for any liquidation preferences on any outstanding preferred stock ranking prior to the Valhi common stock.

  STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF TREMONT COMMON STOCK

         It is a condition to the merger that the shares of Valhi common stock issuable in the merger be approved for listing on the New York Stock Exchange on or prior to the effective time of the merger. Upon consummation of the merger, Tremont common stock will cease to be registered under the Securities Act and will cease to be listed on the New York Stock Exchange.

                              STOCKHOLDER PROPOSALS


         If the merger is not completed for any reason, the Tremont board of directors will schedule the 2003 annual meeting of stockholders of Tremont in accordance with Tremont's bylaws. In that event, Tremont stockholders will be notified of the scheduled date of the 2003 annual meeting in accordance with the rules and regulations of the SEC. As disclosed in Tremont's proxy statement for its 2002 annual stockholder meeting, stockholders who wished to submit proposals on matters appropriate for stockholder action at Tremont's 2003 annual stockholder meeting that are consistent with rules adopted by the SEC could have done so, provided that such proposals were received by Tremont no later than December 4, 2002 for consideration for inclusion in the proxy statement and form of proxy relating to Tremont's 2003 annual meeting. If the merger is completed, then no 2003 annual meeting of Tremont stockholders will be held, and any such stockholder proposal submitted to Tremont will be ignored as moot.


                                     EXPERTS

         The consolidated financial statements of Valhi incorporated in this proxy statement/prospectus by reference to Valhi's Current Report on Form 8-K dated November 15, 2002 for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Tremont incorporated in this proxy statement/prospectus by reference to Tremont's Current Report on Form 8-K dated November 15, 2002 for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting.

                                 LEGAL OPINIONS

         The validity of the shares of Valhi common stock to be issued in the merger is being passed on for Valhi by Locke Liddell & Sapp LLP, Dallas, Texas, counsel to Valhi.

         Locke Liddell & Sapp LLP, Dallas, Texas, counsel to Valhi, and Piper Rudnick LLP, counsel to the Tremont special committee, have delivered opinions concerning certain federal income tax consequences of the merger.

                       WHERE YOU CAN FIND MORE INFORMATION

         Valhi and Tremont each file reports, proxy statements and other information with the SEC. You can obtain copies of those reports, proxy statements and other information:

         o at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         o from the Internet site that the SEC maintains at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and

         o at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.


         This proxy statement/prospectus is part of a registration statement that Valhi filed with the SEC relating to the Valhi common stock offered to Tremont stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You can get a copy of the registration statement (Registration No. 333-101244) from the locations listed above.


         The federal securities laws allow Valhi and Tremont to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

         VALHI SEC FILINGS (FILE NO. 1-5467)             PERIOD
         -----------------------------------             ------
         Annual Report on Form 10-K                      Year ended December 31, 2001
         Proxy Statement on Schedule 14A                 Filed on April 8, 2002
         Quarterly Report on Form 10-Q                   Quarter ended March 31, 2002
         Quarterly Report on Form 10-Q                   Quarter ended June 30, 2002
         Quarterly Report on Form 10-Q                   Quarter ended September 30, 2002
         Current Reports on Form 8-K                     Dated November 15, 2002 and July 29, 2002

         TREMONT SEC FILINGS (FILE NO. 1-10126)         PERIOD
         --------------------------------------         ------
         Annual Report on Form 10-K                     Year ended December 31, 2001
         Proxy Statement on Schedule 14A                Filed on April 2, 2002
         Quarterly Report on Form 10-Q                  Quarter ended March 31, 2002
         Quarterly Report on Form 10-Q                  Quarter ended June 30, 2002
         Quarterly Report on Form 10-Q                  Quarter ended September 30, 2002
         Current Reports on Form 8-K                    Dated November 15, 2002, October 31, 2002, July 31,
                                                        2002, May 15, 2002, May 1, 2002 and February 8, 2002

         Valhi and Tremont are also incorporating by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. If any document that Valhi or Tremont files with the SEC during that time period changes in any way a statement made in any earlier document, including this proxy statement/prospectus, you should consider the most recently reported information to be the correct information making the earlier statements invalid to the extent that they are modified.

         Valhi has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Valhi or Valhi Acquisition, and Tremont has supplied all such information relating to Tremont.

         This proxy statement/prospectus is accompanied by copies of Valhi's and Tremont's latest Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as well as Valhi's Current Report on Form 8-K dated November 15, 2002 and Tremont's Current Report on Form 8-K dated November 15, 2002. If you are a Tremont stockholder, Tremont may have sent you some of the other Tremont documents incorporated by reference, but you may obtain any of them through either Tremont or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus. Tremont stockholders may obtain free copies of other documents incorporated by reference in this proxy statement/prospectus or those that are exhibits to Valhi's registration statement by requesting them in writing or by telephone from the appropriate party at the following address:


         FOR VALHI DOCUMENTS:                                 FOR TREMONT DOCUMENTS:
         --------------------                                 ----------------------
         Valhi, Inc.                                          Tremont Corporation
         Three Lincoln Centre                                 1999 Broadway, Suite 4300
         5430 LBJ Freeway, Suite 1700                         Denver, Colorado  80202
         Dallas, Texas  75240                                 Telephone:  (303) 296-5600
         Telephone:  (972) 233-1700                           Facsimile:  (303) 291-2990
         Facsimile:  (972) 448-1445                           Attention:  Corporate Secretary
         Attention:  Corporate Secretary



         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY JANUARY 31, 2003 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of adoption of the merger agreement. Neither Valhi nor Tremont has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated January 8, 2003. You should not assume that the information contained in the document is accurate as of any date other than such date, and neither the mailing of document to stockholders nor the delivery of Valhi common stock in the merger will create any implication to the contrary.


         WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR THE COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS VALHI OR TREMONT HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

         IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                  (Restated to include Amendment No. 1 thereto)

                                  by and among

                                  VALHI, INC.,

                             VALHI ACQUISITION CORP.

                                       and

                               TREMONT CORPORATION

                          Dated as of November 4, 2002

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I             THE MERGER................................................................................A-1
     Section 1.1      The Merger................................................................................A-1
     Section 1.2      Effective Time............................................................................A-1
     Section 1.3      Certificate of Incorporation and Bylaws of the Surviving Corporation......................A-1
     Section 1.4      Directors and Officers of the Surviving Corporation.......................................A-1

ARTICLE II            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES..............................................................................A-2
     Section 2.1      Effect on Capital Stock...................................................................A-2
     Section 2.2      Exchange of Certificates..................................................................A-2
     Section 2.3      Certain Adjustments.......................................................................A-3

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF VALHI AND SUB...........................................A-4
     Section 3.1      Organization..............................................................................A-4
     Section 3.2      Capitalization............................................................................A-4
     Section 3.3      Authority.................................................................................A-4
     Section 3.4      No Violations: Consents and Approvals.....................................................A-5
     Section 3.5      SEC Documents.............................................................................A-5
     Section 3.6      Financial Statements......................................................................A-5
     Section 3.7      Absence of Certain Changes................................................................A-6
     Section 3.8      Proxy Statement/Registration Statement....................................................A-6
     Section 3.9      State Anti-Takeover Statutes..............................................................A-6
     Section 3.10     Brokers' Fees.............................................................................A-6
     Section 3.11     Compliance with Laws......................................................................A-6
     Section 3.12     No Litigation.............................................................................A-6
     Section 3.13     Employee Matters..........................................................................A-6
     Section 3.14     Environmental Liability...................................................................A-7
     Section 3.15     Certain Tax Matters.......................................................................A-7
     Section 3.16     Interim Operations of Sub.................................................................A-7
     Section 3.17     Knowledge.................................................................................A-7
     Section 3.18     No Undisclosed Information................................................................A-7

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF TREMONT.................................................A-8
     Section 4.1      Organization..............................................................................A-8
     Section 4.2      Capitalization............................................................................A-8
     Section 4.3      Authority.................................................................................A-8
     Section 4.4      No Violations: Consents and Approvals.....................................................A-8
     Section 4.5      SEC Documents.............................................................................A-9
     Section 4.6      Financial Statements......................................................................A-9
     Section 4.7      Absence of Certain Changes................................................................A-9
     Section 4.8      Proxy Statement/Registration Statement....................................................A-9
     Section 4.9      State Anti-Takeover Statutes..............................................................A-9
     Section 4.10     Brokers' Fees.............................................................................A-9
     Section 4.11     Compliance with Laws.....................................................................A-10
     Section 4.12     No Litigation............................................................................A-10
     Section 4.13     Employee Matters.........................................................................A-10
     Section 4.14     Intellectual Property....................................................................A-11
     Section 4.15     Required Vote of Tremont Stockholders....................................................A-11
     Section 4.16     Certain Contracts........................................................................A-11
     Section 4.17     Environmental Liability..................................................................A-12
     Section 4.18     Taxes....................................................................................A-12
     Section 4.19     Knowledge................................................................................A-12

     Section 4.20     No Undisclosed Information...............................................................A-12

ARTICLE V             COVENANTS................................................................................A-12
     Section 5.1      Conduct of Business of Tremont...........................................................A-12
     Section 5.2      Conduct of Business of Valhi.............................................................A-14
     Section 5.3      Tremont Board Recommendation.............................................................A-14
     Section 5.4      Access to Information....................................................................A-14
     Section 5.5      Registration Statement and Proxy Statement...............................................A-15
     Section 5.6      Tremont Stockholders' Meeting............................................................A-15
     Section 5.7      Reasonable Efforts; Other Actions........................................................A-15
     Section 5.8      Public Announcements.....................................................................A-15
     Section 5.9      Notification of Certain Matters..........................................................A-15
     Section 5.10     Expenses.................................................................................A-16
     Section 5.11     Rule 145 Affiliates......................................................................A-16
     Section 5.12     Stock Exchange Listing...................................................................A-16
     Section 5.13     State Anti-Takeover Laws.................................................................A-16
     Section 5.14     Tax-Free Transaction.....................................................................A-16
     Section 5.15     Other Transactions.......................................................................A-16

ARTICLE VI            CONDITIONS PRECEDENT.....................................................................A-16
     Section 6.1      Conditions to Each Party's Obligation to Effect the Merger...............................A-16
     Section 6.2      Conditions to the Obligations of Valhi and Sub to Effect the Merger......................A-17
     Section 6.3      Conditions to the Obligations of Tremont to Effect the Merger............................A-18

ARTICLE VII           CLOSING..................................................................................A-19
     Section 7.1      Time and Place...........................................................................A-19
     Section 7.2      Filings at the Closing...................................................................A-19

ARTICLE VIII          TERMINATION AND ABANDONMENT..............................................................A-19
     Section 8.1      Termination by Valhi and/or Tremont......................................................A-19
     Section 8.2      Termination by Valhi.....................................................................A-20
     Section 8.3      Termination by Tremont...................................................................A-20
     Section 8.4      Procedure for Termination................................................................A-20
     Section 8.5      Effect of Termination and Abandonment....................................................A-20

ARTICLE IX            SURVIVABILITY; INVESTIGATION.............................................................A-21
     Section 9.1      Survival of Representations and Warranties...............................................A-21
     Section 9.2      Investigation............................................................................A-21

ARTICLE X             MISCELLANEOUS............................................................................A-21
     Section 10.1     Notices..................................................................................A-21
     Section 10.2     Binding Effect...........................................................................A-22
     Section 10.3     Consent to Jurisdiction..................................................................A-22
     Section 10.4     Headings.................................................................................A-22
     Section 10.5     Exhibits and Schedules...................................................................A-22
     Section 10.6     Certain Definitions......................................................................A-22
     Section 10.7     Governing Law............................................................................A-23
     Section 10.8     Waivers..................................................................................A-23
     Section 10.9     Counterparts.............................................................................A-23
     Section 10.10    Time Periods.............................................................................A-23
     Section 10.11    Amendment................................................................................A-23
     Section 10.12    Entire Agreement.........................................................................A-23
     Section 10.13    Severability.............................................................................A-23

Exhibits
Exhibit A         Directors and Officers of the Surviving Corporation
Exhibit B         Form of Rule 145 Affiliate Letter

Schedules
Schedule 3.13     Valhi Employee Matters
Schedule 4.7      Absence of Certain Changes
Schedule 4.11     Compliance with Laws
Schedule 4.12     Litigation
Schedule 4.13     Tremont Employee Matters
Schedule 4.16     Certain Contracts
Schedule 5.1      Conduct of Business of Tremont
Schedule 5.1      Conduct of Business of Valhi

                             INDEX OF DEFINED TERMS

         Term                                                                                      Section
         ----                                                                                      -------
         Acquisition Proposal.........................................................................10.6
         Affiliate....................................................................................10.6
         Agreement............................................................................Introduction
         CERCLA.......................................................................................3.14
         Certificate of Merger.........................................................................1.2
         Certificates...............................................................................2.2(a)
         Closing.......................................................................................7.1
         Closing Date..................................................................................7.1
         Code.....................................................................................Recitals
         Constituent Corporations...................................................................1.1(a)
         DGCL.......................................................................................1.1(a)
         Effective Time................................................................................1.2
         ERISA.....................................................................................3.13(a)
         Exchange Act...............................................................................3.4(b)
         Exchange Agent.............................................................................2.2(a)
         Exchange Ratio.............................................................................2.1(b)
         Fairness Opinion.............................................................................4.10
         GAAP..........................................................................................3.6
         Governmental Authority.......................................................................10.6
         Intellectual Property........................................................................4.14
         Law........................................................................................3.4(a)
         Liens......................................................................................3.3(a)
         LLC Merger...................................................................................10.6
         Merger.....................................................................................1.1(a)
         NL SEC Documents.............................................................................10.6
         NYSE.......................................................................................2.2(f)
         Person.......................................................................................10.6
         Proxy Statement............................................................................3.4(b)
         Registration Statement.....................................................................3.4(b)
         Rule 145 Affiliate...........................................................................5.11
         SEC........................................................................................3.4(b)
         Securities Act................................................................................3.5
         Sub..................................................................................Introduction
         Sub Common Stock...........................................................................2.1(c)
         Surviving Corporation......................................................................1.1(a)
         Taxes........................................................................................4.18
         TGI......................................................................................Recitals
         TGI Merger...................................................................................10.6
         Tremont..............................................................................Introduction
         Tremont Benefit Plans.....................................................................4.13(a)
         Tremont Common Stock.......................................................................2.1(a)
         Tremont Contracts............................................................................4.18
         Tremont ERISA Affiliate...................................................................4.13(a)
         Tremont Financial Advisor....................................................................4.10
         Tremont Interim Balance Sheet.................................................................4.6
         Tremont LLC..................................................................................10.6
         Tremont Material Adverse Effect...............................................................4.1
         Tremont Preferred Stock.......................................................................4.3
         Tremont SEC Documents.........................................................................4.5
         Tremont Stockholder Meeting...................................................................3.8
         Tremont Stockholders' Approval.............................................................3.4(b)
         Valhi................................................................................Introduction
         Valhi Benefit Plans.......................................................................3.13(a)

         Valhi Common Stock.........................................................................2.1(b)
         Valhi ERISA Affiliate.....................................................................3.13(a)
         Valhi Interim Balance Sheet...................................................................3.6
         Valhi Material Adverse Effect.................................................................3.1
         Valhi Preferred Stock......................................................................3.2(a)
         Valhi SEC Documents...........................................................................3.5
         Valhi Subsidiaries...........................................................................10.6

                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger, dated as of November 4, 2002 (this "Agreement"), by and among Valhi, Inc., a Delaware corporation ("Valhi"), Valhi Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Valhi ("Sub"), and Tremont Corporation, a Delaware corporation ("Tremont").

         WHEREAS, the board of directors of each of Tremont, Valhi and Sub deem it advisable and in the best interests of its respective corporation and stockholders that Tremont become a wholly-owned subsidiary of Valhi pursuant to the Merger (as defined below) on the terms and subject to the conditions of this Agreement; and

         WHEREAS, it is intended that, for Federal income tax purposes, the Merger followed by the LLC Merger (as defined below) shall be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the holders of common stock, par value $1.00 per share ("Tremont Common Stock"), of Tremont, other than Valhi and Tremont Group, Inc., a Delaware corporation ("TGI").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger.

                  (a) In accordance with the provisions of this Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time (as defined below), Sub shall be merged (the "Merger") with and into Tremont, and Tremont shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and shall continue its corporate existence under the DGCL. At the Effective Time, the separate existence of Sub shall cease, and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Sub. Tremont and Sub are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                  (b) The Merger shall have the effects on Tremont and Sub, as Constituent Corporations of the Merger, provided for under the DGCL.

         Section 1.2 Effective Time. The Merger shall become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         Section 1.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  (a) At the Effective Time, the Certificate of Incorporation of Tremont, as in effect immediately prior to the Effective Time, shall be amended so that the operative provisions read in their entirety exactly as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that the name of the corporation specified therein shall be Tremont Corporation.

                  (b) At the Effective Time, the Bylaws of Tremont, as in effect immediately prior to the Effective Time, shall be amended so that the operative provisions read in their entirety exactly as the Bylaws of Sub as in effect immediately prior to the Effective Time, except that the name of the corporation specified therein shall be Tremont Corporation.

         Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall be the Persons named on Exhibit A hereto, all of whom will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by Law (as defined below) or their earlier resignation or removal.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Valhi, Sub, Tremont or the holder of any shares of the following securities:

                  (a) Cancellation of Treasury Stock and Valhi-Owned Stock. Each share of Tremont Common Stock (i) that is owned by Valhi, (ii) that is held by Tremont as treasury stock and (iii) that is owned by TGI shall, in each case, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) Conversion of Tremont Common Stock. Subject to Section 2.2(f), each issued and outstanding share of Tremont Common Stock (other than shares to be canceled in accordance with Section 2.1(a) above) shall be converted into 3.4 shares of common stock, par value $.01 per share ("Valhi Common Stock"), of Valhi (the "Exchange Ratio").

                  (c) Sub Common Stock. Each share of common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation.

         Section 2.2 Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Valhi shall appoint Computershare Investor Services LLC or such other exchange agent mutually agreeable to Valhi and Tremont to act as exchange agent (the "Exchange Agent") in the Merger. At or prior to the Effective Time, Valhi shall provide to the Exchange Agent, for the benefit of holders of shares of Tremont Common Stock, certificates representing Valhi Common Stock issuable in exchange for certificates representing shares of Tremont Common Stock pursuant to Section 2.1(b) ("Certificates") and an estimated amount in cash sufficient to satisfy Valhi's obligations under Sections 2.2(e) and (f)

                  (b) As soon as reasonably practicable after the Effective Time, Valhi shall cause the Exchange Agent to mail to each holder of record of shares of Tremont Common Stock whose shares were converted into shares of Valhi Common Stock pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Valhi may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Valhi Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Valhi, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Valhi Common Stock to which the holder is entitled and an amount of cash in lieu of any fractional share of Valhi Common Stock in accordance with Section 2.2(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Tremont Common Stock that is not registered in the transfer records of Tremont, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Valhi that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of shares of Valhi Common Stock provided by Section 2.1(b) and an amount in cash in lieu of any fractional share of Valhi Common Stock in accordance with
Section 2.2(f). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or on any cash payable pursuant to Sections 2.2(e) or (f).

                  (c) All shares of Valhi Common Stock delivered, and cash in lieu of any fractional shares thereof paid, upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. There shall be no further registration of transfers on the stock transfer books of Tremont or its transfer agent of the shares of Tremont Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) None of Valhi, Tremont, Sub or the Exchange Agent shall be liable to any Person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All Certificates and funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates that remain unclaimed for twelve months after the Effective Time shall be redelivered by the Exchange Agent to Valhi, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(b) shall thereafter look only to the Surviving Corporation for delivery of any shares or funds, subject to applicable escheat and other similar Laws.

                  (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Valhi Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Valhi Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat Laws, as soon as reasonably practicable following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Valhi Common Stock to which such holder is entitled pursuant to Section 2.2(f) and (ii) if such Certificate is exchangeable for one or more whole shares of Valhi Common Stock, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Valhi Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Valhi Common Stock.

                  (f) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Valhi Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Valhi shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Valhi. In lieu of the issuance of such fractional shares, Valhi shall pay each former holder of Tremont Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average closing price per share for shares of Valhi Common Stock as reported by the New York Stock Exchange (the "NYSE") (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days ending on the business day that immediately precedes the Closing Date. The parties acknowledge and agree that any such cash is not separately bargained-for consideration in the Merger, but is being paid solely to avoid the inconvenience of issuing fractional shares.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the number of whole shares of Valhi Common Stock to which the holder is entitled and, if applicable, any unpaid dividends and distributions deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

         Section 2.3 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Valhi Common Stock or of Tremont Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend or distribution shall be declared thereon with a record date within such period (other than normal quarterly cash dividends), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Tremont Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend provided, however, that no portion of the consideration paid to holders of Tremont Common Stock shall be in the form of anything other than voting stock (within the meaning of Sections 368(a)(2)(B) and 368(a)(1)(C) of the Code) of Valhi (except as provided in Section 2.2(f) above).

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF VALHI AND SUB

         Valhi and Sub jointly and severally represent and warrant to Tremont as follows:

         Section 3.1 Organization. Each of Valhi and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Valhi owns directly all of the outstanding capital stock of Sub. Each of Valhi and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Valhi and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Valhi or would not reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby (a "Valhi Material Adverse Effect"). Valhi previously has delivered to Tremont accurate and complete copies of its Certificate of Incorporation and Bylaws, and Sub's Certificate of Incorporation and Bylaws, each as currently in effect.

         Section 3.2 Capitalization.

                  (a) The authorized capital stock of Valhi consists of 150,000,000 shares of Valhi Common Stock and 5,000,000 shares of Valhi preferred stock, par value $.01 per share ("Valhi Preferred Stock"). As of the date hereof, there are 115,118,917 shares of Valhi Common Stock issued and outstanding and no shares of Valhi Preferred Stock outstanding. As of the date hereof, there are outstanding options to purchase 1,180,900 shares of Valhi Common Stock, and 4,065,000 shares of Valhi Common Stock were reserved for future issuance under Valhi's 1997 Long-Term Incentive Plan. As of the date hereof, except as set forth in this Section 3.2(a), no capital shares or other voting securities of Valhi were outstanding or reserved for issuance. All shares of Valhi Common Stock to be issued in the Merger at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid and nonassessable and free from all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no bonds, debentures, notes or other indebtedness of Valhi having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Valhi may vote. Except as set forth in this Section 3.2(a) and for the transactions contemplated by this Agreement (including, without limitation, the TGI Merger), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Valhi is a party or bound, obligating Valhi to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares, voting securities or other ownership interests of Valhi or obligating Valhi to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Valhi to repurchase, redeem or otherwise acquire any capital shares of Valhi.

                  (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, all of which are issued and outstanding and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding options entitling the holders thereof to purchase shares of Sub Common Stock.

         Section 3.3 Authority. Each of Valhi and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the boards of directors of Valhi and Sub and by Valhi as the sole stockholder of Sub, and no other corporate proceedings on the part of Valhi or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Valhi and Sub and, assuming this Agreement constitutes a legal, valid and binding agreement of Tremont, constitutes a legal, valid and binding agreement of Valhi and Sub, as the case may be, enforceable against each of them in accordance with its terms.

         Section 3.4 No Violations: Consents and Approvals.

                  (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Valhi and Sub with any of the provisions hereof conflicts with, violates or results in any breach of (i) any provision of the Certificate of Incorporation or Bylaws of either of Valhi or Sub, (ii) any contract, agreement, instrument or understanding to which Valhi or Sub is a party or by which Valhi, Sub or any of their respective assets or properties is bound, or (iii) any law, judgment, decree, order, statute, rule or regulation (a "Law") of any jurisdiction or Governmental Authority (as defined below) applicable to Valhi or Sub or any of their respective assets or properties, other than, in the case of the foregoing clauses (ii) and (iii), such conflicts, violations or breaches that would not reasonably be expected to have a Valhi Material Adverse Effect or for which Valhi or Sub have received or, prior to the Merger, shall have received appropriate consents or waivers.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Valhi in connection with the execution and delivery of this Agreement by Valhi or Sub or the consummation by Valhi or Sub of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by Tremont's stockholders as set forth in Section 4.15 (the "Tremont Stockholders' Approval") of this Agreement and the transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement"),
(y) a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Valhi Common Stock to be issued in the Merger (as amended or supplemented from time to time, the "Registration Statement") and (z) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, licenses and filings (A) as may be required under (1) federal, state or local environmental laws or (2) the "blue sky" laws of various states or (B) that, if not obtained or made, would reasonably be expected to have a Valhi Material Adverse Effect.

         Section 3.5 SEC Documents. Valhi has timely filed or will timely file with the SEC all documents (the "Valhi SEC Documents") required to be filed under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, in each case since December 31, 1999. As of their respective dates, the Valhi SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and in each case the rules and regulations promulgated thereunder applicable to such Valhi SEC Documents. None of the Valhi SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Valhi SEC Documents.

         Section 3.6 Financial Statements. As of their respective dates, the financial statements of Valhi (including, in each case, any related notes) included in the Valhi SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of Valhi as at the dates thereof and the consolidated results of its operations and statements of cash flows for the periods then ended. Valhi's balance sheet included in its Form 10-Q for the quarter ended June 30, 2002 shall be referred to as the "Valhi Interim Balance Sheet."

         Section 3.7 Absence of Certain Changes. Except as disclosed in the Valhi SEC Documents and for the transactions contemplated hereby, since the date of the Valhi Interim Balance Sheet, there has not been any change or event that would have, or would reasonably be expected to have, a Valhi Material Adverse Effect.

         Section 3.8 Proxy Statement/Registration Statement. None of the information regarding Valhi or Sub to be supplied by Valhi or Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of Tremont and at the time of Tremont's stockholders meeting for the purpose of obtaining the Tremont Stockholders' Approval (the "Tremont Stockholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to Valhi or Sub shall occur that is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Tremont. The Proxy Statement and the Registration Statement will (with respect to Valhi and Sub) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 3.9 State Anti-Takeover Statutes. Each of Valhi and Sub has taken all action necessary, if any, to exempt the transactions contemplated hereby from the operation of any "business combination," "moratorium," "control share," "fair price," "interested stockholder," "affiliated transactions" or other state anti-takeover statute or regulation.

         Section 3.10 Brokers' Fees. Neither Valhi nor Sub nor any of Valhi's Affiliates (other than Tremont) or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, other than McDonald Investments Inc.

         Section 3.11 Compliance with Laws. Except as disclosed in the Valhi SEC Documents or the NL SEC Documents (as defined below) filed with the SEC prior to the date hereof, to the knowledge of Valhi, none of Valhi nor any of the Valhi Subsidiaries (as defined below) has violated or failed to comply with any Law of any Governmental Authority applicable to its business, properties or operations, and Valhi has not received notification of asserted present or past violation or failure to comply, except for violations and failures to comply that would not reasonably be expected to have a Valhi Material Adverse Effect.

         Section 3.12 No Litigation. Except as set forth in the Valhi SEC Documents or the NL SEC Documents, there is no claim, litigation, investigation or proceeding by any Person or Governmental Authority pending or, to Valhi's knowledge, threatened, against Valhi or the Valhi Subsidiaries that would reasonably be anticipated to have a Valhi Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Valhi or the Valhi Subsidiaries having, or that, insofar as reasonably can be foreseen, in the future would reasonably be anticipated to have a Valhi Material Adverse Effect.

         Section 3.13 Employee Matters. Except as set forth on Schedule 3.13:

                  (a) With respect to each employee benefit plan, policy or agreement covering employees, former employees or directors (or their beneficiaries ) of Valhi or of any trade or business, whether or not incorporated that would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA (a "Valhi ERISA Affiliate"), including without limitation any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, retention, severance or change in control agreement, in each case that is sponsored, maintained or contributed to or required to be contributed to by Valhi or a Valhi ERISA Affiliate (collectively, the "Valhi Benefit Plans"), since the date of the Valhi Interim Balance Sheet, there have been no new plans adopted, nor changes, additions or modification to any Valhi Benefit Plan, nor as of the date hereof, any plans to adopt, change, add or modify any Valhi Benefit Plan which either individually or in the aggregate would have a Valhi Material Adverse Effect.

                  (b) All contributions and other payments required to have been made by Valhi or any Valhi ERISA Affiliate to any Valhi Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements in Valhi's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

                  (c) Each of the Valhi Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code and any trust that forms a part of any of the Valhi Benefit Plans that is intended to be exempt under Section 501(a) or Section 501(c)(9) of the Code has been determined by the IRS to be so qualified or exempt, as the case may be, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each of the Valhi Benefit Plans is and has been operated in all material respects in compliance with its terms and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

                  (d) With respect to the Valhi Benefit Plans, individually and in the aggregate, no event has occurred, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject Valhi or any Valhi ERISA Affiliate to any material liability arising under the Code, ERISA or any other applicable Law, or under any indemnity agreement to which Valhi or any Valhi ERISA Affiliate is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course.

         Section 3.14 Environmental Liability. Except as disclosed in the Valhi SEC Documents or the NL SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to Valhi's knowledge, threatened against Valhi or the Valhi Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition of any liability or obligation arising under common law or under any local, state or federal environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could reasonably be expected to result in a Valhi Material Adverse Effect. To Valhi's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to result in a Valhi Material Adverse Effect.

         Section 3.15 Certain Tax Matters. Neither Valhi nor, to Valhi's knowledge, any other person, has taken or agreed to take any action that could reasonably be expected to prevent the Merger followed by the LLC Merger from constituting a "reorganization" under Section 368(a) of the Code with respect to the holders of Tremont Common Stock other than Valhi and TGI. Valhi is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent such qualification.

         Section 3.16 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

         Section 3.17 Knowledge. The phrases "to Valhi's knowledge" or "to the knowledge of Valhi" shall mean the actual knowledge of any executive officer of Valhi.

         Section 3.18 No Undisclosed Information. To Valhi's knowledge, Valhi has not failed to disclose to Tremont any fact material to the business, properties, prospects, operations, financial condition or results of operations of Valhi. To Valhi's knowledge, no representation or warranty by Valhi or Sub contained in this Agreement and no statement contained in any document (including historical financial statements and the Schedules to this Agreement), certificate or other writing furnished or to be furnished by Valhi to Tremont or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Notwithstanding the foregoing or any other provision herein, Valhi has made no representation or warranty with respect to any financial or other projections made by Valhi.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TREMONT

         Tremont represents and warrants to Valhi and Sub as follows:

         Section 4.1 Organization. Tremont is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Tremont has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Tremont is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Tremont or would not reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby (a "Tremont Material Adverse Effect"). Tremont previously has delivered to Valhi accurate and complete copies of its Certificate of Incorporation and Bylaws, each as currently in effect.

         Section 4.2 Capitalization. The authorized capital stock of Tremont consists of 14,000,000 shares of Tremont Common Stock and 1,000,000 shares of Tremont preferred stock, par value $1.00 per share ("Tremont Preferred Stock"). As of the date hereof, there are 6,424,858 shares of Tremont Common Stock issued and outstanding (net of 1,392,101 shares held in Tremont's treasury) and no shares of Tremont Preferred Stock outstanding. As of the date hereof, there are outstanding no options to purchase shares of Tremont Common Stock. As of the date hereof, except as set forth in this Section 4.2, no capital shares or other voting securities of Tremont were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of Tremont having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Tremont may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Tremont is a party or bound, obligating Tremont to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares, voting securities or other ownership interests of Tremont or obligating Tremont to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Tremont to repurchase, redeem or otherwise acquire any capital shares of Tremont.

         Section 4.3 Authority. Tremont has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Tremont, and, except for the requisite approval of this Agreement and the transactions contemplated hereby, no other corporate proceedings on the part of Tremont are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tremont and, assuming this Agreement constitutes a legal, valid and binding agreement of Valhi, constitutes a legal, valid and binding agreement of Tremont enforceable against it in accordance with its terms.

         Section 4.4 No Violations: Consents and Approvals.

                  (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Tremont with any of the provisions hereof conflicts with, violates or results in any breach of (i) any provision of the Certificate of Incorporation or Bylaws of Tremont, (ii) any contract, agreement, instrument or understanding to which Tremont is a party or by which Tremont or any of its assets or properties is bound, or (iii) any Law of any jurisdiction or Governmental Authority applicable to Tremont or any of its assets or properties, other than, in the case of the foregoing clauses (ii) and (iii), such conflicts, violations or breaches that would not reasonably be expected to have a Tremont Material Adverse Effect or for which Tremont has received or, prior to the Merger, shall have received appropriate consents or waivers.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Tremont in connection with the execution and delivery of this Agreement by Tremont or the consummation by Tremont of the transactions contemplated hereby, except for (i) the filing with the SEC of (x) the Proxy Statement, (y) the Registration Statement and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, licenses and filings (A) as may be required under (1) federal, state or local environmental laws or (2) the "blue sky" laws of various states or (B) that, if not obtained or made, would reasonably be expected to have a Tremont Material Adverse Effect.

         Section 4.5 SEC Documents. Tremont has timely filed or will timely file with the SEC all documents (the "Tremont SEC Documents") required to be filed under the Securities and the Exchange Act, in each case since December 31, 1999. As of their respective dates, the Tremont SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and in each case the rules and regulations promulgated thereunder applicable to such Tremont SEC Documents. None of the Tremont SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Tremont SEC Documents.

         Section 4.6 Financial Statements. As of their respective dates, the financial statements of Tremont (including, in each case, any related notes) included in the Tremont SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of Tremont as at the dates thereof and the consolidated results of its operations and statements of cash flows for the periods then ended. Tremont's balance sheet included in its Form 10-Q for the quarter ended June 30, 2002 shall be referred to as the "Tremont Interim Balance Sheet."

         Section 4.7 Absence of Certain Changes. Except as disclosed in the Tremont SEC Documents or on Schedule 4.7 and for the transactions contemplated hereby, since the date of the Tremont Interim Balance Sheet, there has not been any change or event that would have, or would reasonably be expected to have, a Tremont Material Adverse Effect.

         Section 4.8 Proxy Statement/Registration Statement. None of the information regarding Tremont to be supplied by Tremont for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of Tremont and at the time of the Tremont Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to Tremont shall occur that is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Tremont. The Proxy Statement and the Registration Statement will (with respect to Tremont) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 4.9 State Anti-Takeover Statutes. Tremont has taken all action necessary, if any, to exempt the transactions contemplated hereby from the operation of any "business combination," "moratorium," "control share," "fair price," "interested stockholder," "affiliated transactions" or other state anti-takeover statute or regulation.

         Section 4.10 Brokers' Fees. Neither Tremont nor Sub nor any of Tremont's Affiliates (other than Valhi) or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, other than Morgan Joseph & Co. Inc. (the "Tremont Financial Advisor"). Substantially concurrently herewith, Tremont's board of directors or the special committee thereof has received the opinion of the Tremont Financial Advisor to the effect that, on the date thereof, the consideration to be received by holders (other than Valhi and its Affiliates) of shares of Tremont Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (the "Fairness Opinion").

         Section 4.11 Compliance with Laws. Except as disclosed in the Tremont SEC Documents filed with the SEC prior to the date hereof or on Schedule 4.11, to the knowledge of Tremont, Tremont has not violated or failed to comply with any Law of any Governmental Authority applicable to its business, properties or operations, and Tremont has not received notification of asserted present or past violation or failure to comply, except for violations and failures to comply that would not reasonably be expected to have a Tremont Material Adverse Effect.

         Section 4.12 No Litigation. Except as set forth in the Tremont SEC Documents or on Schedule 4.12, there is no claim, litigation, investigation or proceeding by any Person or Governmental Authority pending or, to Tremont's knowledge threatened, against Tremont that would reasonably be anticipated to have a Tremont Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Tremont having, or that, insofar as reasonably can be foreseen, in the future would reasonably be anticipated to have a Tremont Material Adverse Effect.

         Section 4.13 Employee Matters.

                  (a) Schedule 4.13 contains a true and complete list of each employee benefit plan, policy or agreement covering employees, former employees or directors of any of Tremont or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including without limitation any employee benefit plans within the meaning of Section 3(3) of ERISA, and any employment, retention, severance or change in control agreement, in each case that is sponsored, maintained or contributed to or required to be contributed to by Tremont or by any trade or business, whether or not incorporated (a "Tremont ERISA Affiliate") that would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (collectively, the "Tremont Benefit Plans"). Other than as set forth on Schedule 4.13, since December 31, 1999, there have been no new plans adopted, nor changes, additions or modification to any Tremont Benefit Plan. As of the date hereof, Tremont has no plans to adopt, change, add or modify any Tremont Benefit Plan.

                  (b) With respect to each Tremont Benefit Plan, Tremont has previously delivered or made available to Valhi or its representatives true and complete copies of the following: (i) the plan document and all amendments thereto (or, if such plan is unwritten, a true and complete summary of its terms); (ii) any related trust or other funding vehicle; (iii) if applicable, the two most recent Internal Revenue Service Forms 5500 and related attachments;
(iv) if applicable, the most recent Internal Revenue Service determination letter; and (v) any material correspondence or employee communications.

                  (c) Except as set forth on Schedule 4.13, all contributions and other payments required to have been made by Tremont or any Tremont ERISA Affiliate to any Tremont Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements in Tremont's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

                  (d) Except as set forth on Schedule 4.13, each of the Tremont Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code and any trust that forms a part of any of the Tremont Benefit Plans that is intended to be exempt under Section 501(a) or Section 501(c)(9) of the Code has been determined by the IRS to be so qualified or exempt, as the case may be, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each of the Tremont Benefit Plans is and has been operated in all material respects in compliance with its terms and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

                  (e) Except as set forth on Schedule 4.13, with respect to the Tremont Benefit Plans, individually and in the aggregate, no event has occurred, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject Tremont or any Tremont ERISA Affiliate to any material liability arising under the Code, ERISA or any other applicable Law, or under any indemnity agreement to which Tremont or any Tremont ERISA Affiliate is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course.

                  (f) Other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law or as set forth on Schedule 4.13, none of the Tremont Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than benefits the full cost of which is borne by such former employees.

                  (g) Except as otherwise disclosed to Valhi, the consummation of the Merger will not, either alone or in combination with another event undertaken by Tremont prior to the date hereof, (i) entitle any current or former employee, agent, independent contractor or officer of Tremont to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer, agent or independent contractor or (iii) constitute a "change in control" under any Tremont Benefit Plan.

         Section 4.14 Intellectual Property. Title to all registered Intellectual Property is recorded on records in the name of Tremont and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed. Tremont owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all Intellectual Property necessary to the conduct of the business of Tremont as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material. Tremont's right title and interest in such Intellectual Property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which Tremont or any Person who has granted a license or other right to use Intellectual Property to Tremont or who has been granted a license or other right to use Intellectual Property by Tremont, is a party or subject, nor to the knowledge of Tremont, is any such claim, demand, proceeding, action, litigation, or court order threatened. The conduct of the business of Tremont as currently conducted does not materially infringe or conflict with any intellectual property of others. As used in this Agreement, "Intellectual Property" means (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs that are pending, applied for, granted, or registered in any country or jurisdiction of the world and that are owned by Tremont and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names that are owned by Tremont and used in connection with its business; and
(iii) all licenses, contracts, permissions and other agreements relating to the business to which Tremont is a party relating in any way to rights in any of the foregoing.

         Section 4.15 Required Vote of Tremont Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Tremont Common Stock is required to approve the Merger. No other vote of the stockholders of Tremont is required by Law, the Certificate of Incorporation or the Bylaws of Tremont or otherwise in order for Tremont to consummate the Merger and the transactions contemplated hereby.

         Section 4.16 Certain Contracts. Except as disclosed in the Tremont SEC Documents, Tremont is not a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation that purports to limit in any material respect the manner in which, or the localities in that, all or any material portion of the business of Tremont is or would be conducted,
(iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the "Tremont Contracts"). Tremont has delivered to Valhi or provided to Valhi for review, prior to the execution of this Agreement, complete and correct copies of all Tremont Contracts not filed as exhibits to the Tremont SEC Documents. Each Tremont Contract is valid and binding on Tremont and is in full force and effect, and Tremont has performed in all material respects all obligations required to be performed by it to date under each Tremont Contract, except where such noncompliance would not reasonably be expected to result in a Tremont Material Adverse Effect. To Tremont's knowledge, Tremont has not received notice of any violation or default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Tremont Contract.

         Section 4.17 Environmental Liability. Except as disclosed in the Tremont SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to Tremont's knowledge, threatened against Tremont seeking to impose, or that could reasonably be expected to result in the imposition of any liability or obligation arising under common law or under any local, state or federal environmental Law, including, without limitation, CERCLA, which liability or obligation could reasonably be expected to result in a Tremont Material Adverse Effect. To Tremont's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to result in a Tremont Material Adverse Effect.

         Section 4.18 Taxes. Except as set forth on Schedule 4.18, Tremont has
(i) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects; and (ii) paid all Taxes shown on such returns and reports as required to be paid by it, and, except as disclosed in the Tremont SEC Documents, the most recent financial statements contained in the Tremont SEC Documents reflect an adequate reserve for all material Taxes payable by Tremont for all taxable periods and portions thereof through the date of such financial statements. Since the date of the Tremont Interim Balance Sheet, Tremont has not incurred any material liability for Taxes other than in the ordinary course of business. To Tremont's knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against Tremont, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

         Section 4.19 Knowledge. The phrases "to Tremont's knowledge" or "to the knowledge of Tremont" shall mean the actual knowledge of any executive officer of Tremont.

         Section 4.20 No Undisclosed Information. To Tremont's knowledge, Tremont has not failed to disclose to Valhi any fact material to the business, properties, prospects, operations, financial condition or results of operations of Tremont. To Tremont's knowledge, no representation or warranty by Tremont contained in this Agreement and no statement contained in any document (including historical financial statements and the Schedules to this Agreement), certificate or other writing furnished or to be furnished by Tremont to Valhi or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Notwithstanding the foregoing or any other provision herein, Tremont has made no representation or warranty with respect to any financial or other projections made by Tremont.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of Tremont. During the period from the date of this Agreement to the Effective Time, Tremont shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses; provided, however, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly permitted or contemplated by this Agreement, as shall be consented by Valhi (which consent shall not be unreasonably withheld or delayed) or as set forth on Schedule 5.1, Tremont shall not and shall not authorize or commit or agree to:

                  (a) (i) except for dividends paid on Tremont Common Stock in the ordinary course of Tremont's business, consistent with past practice, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Tremont's capital shares, (ii) split, combine or reclassify any capital stock or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital shares or partnership interests or (iii) purchase, redeem or otherwise acquire any capital shares of Tremont or any options, warrants or rights to acquire, or security convertible into, such capital shares or partnership interests;

                  (b) issue, deliver or sell, or grant any option or other right in respect of, any capital shares, any other voting securities (including partnership interests) of Tremont or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (c) except as otherwise contemplated by this Agreement, amend the certificate or articles of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Tremont;

                  (d) merge or consolidate with any Person;

                  (e) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any Lien or sell, lease or otherwise dispose of any material assets or assign or encumber the right to receive income, dividends, distributions and the like except pursuant to contracts or agreements in effect at the date of this Agreement and set forth on
Schedule 5.1; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to Tremont that have been previously delivered to and approved by Valhi; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Tremont, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

                  (f) make or rescind any Tax election (unless required by Law or necessary to preserve any of Tremont's subsidiaries as a partnership for federal income tax purposes);

                  (g) (i) change in any material manner any of its methods, principles or practices of accounting for GAAP or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of the applicable Tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable Law or GAAP;

                  (h) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock options or stock appreciation rights or amend any existing plan or rights, except such changes as are required by Law or that are not more favorable to participants than provisions presently in effect;

                  (i) except as contractually required pursuant to the terms of agreements existing on the date hereof, pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Tremont included in the Tremont SEC Documents or incurred in the ordinary course of business consistent with past practice;

                  (j) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated hereby; or

                  (k) take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not being satisfied.

         Section 5.2 Conduct of Business of Valhi. During the period from the date of this Agreement to the Effective Time, Valhi shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses; provided, however, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly permitted or contemplated by this Agreement, as shall be consented by Tremont (which consent shall not be unreasonably withheld or delayed) or as set forth on Schedule 5.2, Valhi shall not and shall not authorize or commit or agree to:

                  (a) (i) except for dividends paid on Valhi Common Stock in the ordinary course of Valhi's business, consistent with past practice, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Valhi's capital shares, (ii) split, combine or reclassify any capital stock or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital shares or partnership interests or (iii) purchase, redeem or otherwise acquire any capital shares of Valhi or any options, warrants or rights to acquire, or security convertible into, such capital shares or partnership interests;

                  (b) except as otherwise contemplated by this Agreement, amend the certificate or articles of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Valhi;

                  (c) merge or consolidate with any Person;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; or

                  (e) take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not being satisfied.

         Section 5.3 Tremont Board Recommendation. In connection with the Merger and the Tremont Stockholders' Approval, the board of directors of Tremont shall
(i) unless this Agreement is earlier terminated in accordance with its terms, recommend to the holders of Tremont Common Stock that they vote in favor of approval of this Agreement and the transactions contemplated hereby and use all commercially reasonable efforts to obtain the necessary approvals by the stockholders of Tremont of this Agreement and the transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to such approval.

         Section 5.4 Access to Information.

                  (a) From the date of this Agreement until the Effective Time,
(i) each of Valhi and Tremont, upon reasonable notice, will provide to the other and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of Tremont, Valhi and Sub, (ii) each of Valhi and Tremont will permit the other to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and (iii) each of Tremont and Valhi will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

                  (b) Valhi and Tremont will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) that are or become known by Valhi or Tremont from a source other than Tremont or Valhi, as the case may be, other than by a breach of a confidentiality obligation owed to Tremont or Valhi, respectively, or (iii) required by Law to be disclosed.

         Section 5.5 Registration Statement and Proxy Statement. As soon as practicable following the date of this Agreement, Tremont shall prepare and file with the SEC a preliminary Proxy Statement in form and substance reasonably satisfactory to each of Valhi and Tremont, and Valhi shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Valhi and Tremont shall use its reasonable commercial efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Tremont will use its reasonable commercial efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Valhi or Tremont, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of Tremont such amendment or supplement. The Proxy Statement shall, subject to Section 5.3, include the recommendation of the board of directors of Tremont in favor of approval of this Agreement and the transactions contemplated hereby. The Proxy Statement shall also include the Fairness Opinion of the Tremont Financial Advisor. Valhi shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Valhi Common Stock pursuant to the Merger, and Tremont shall furnish all information concerning Tremont and the holders of shares of Tremont Common Stock and rights to acquire such shares pursuant to the Tremont Option Plans as may be reasonably requested in connection with any such action. Valhi will use its reasonable commercial efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated hereby.

         Section 5.6 Tremont Stockholders' Meeting. Tremont will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the stockholders of Tremont), duly call, give notice of, convene and hold the Tremont Stockholder Meeting for the purpose of obtaining the Tremont Stockholders' Approval as set forth in Section 4.15. Subject to Section 5.3, Tremont will, through its board of directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

         Section 5.7 Reasonable Efforts; Other Actions. Tremont, Valhi and Sub each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization within the meaning of Code Section 368(a) and (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the parties hereto shall use reasonable commercial efforts to take all such action.

         Section 5.8 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, Valhi, Sub and Tremont will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules of the NYSE.

         Section 5.9 Notification of Certain Matters. Each of Tremont and Valhi shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event that, with notice of lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the

Effective Time, under any contract to which it is a party or is subject that could reasonably be expected to result in a Valhi Material Adverse Effect or a Tremont Material Adverse Effect, as the case may be, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any change in their respective financial condition, properties, businesses or results of operations, or the occurrence of any event that is reasonably expected to result in any such change, that in any such event could reasonably be expected to result in a Valhi Material Adverse Effect or Tremont Material Adverse, as the case may be, (iv) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein that is qualified as to materiality untrue in any respect or any such representation or warranty that is not so qualified becoming untrue in any material respect or (v) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its reasonable commercial efforts to prevent or promptly remedy the same.

         Section 5.10 Expenses. Valhi and Sub, on the one hand, and Tremont, on the other hand, shall bear their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that Valhi and Tremont shall each pay one-half of the expenses incurred in connection with the printing and mailing of the Proxy Statement and the Registration Statement.

         Section 5.11 Rule 145 Affiliates. Tremont shall deliver to Valhi a letter identifying all Persons who, as of the date hereof, may be deemed to be an "affiliate" thereof for purposes of Rule 145 under the Securities Act (a "Rule 145 Affiliate") and shall advise Valhi in writing of any Persons who become Rule 145 Affiliates prior to the Effective Time. Tremont shall use all reasonable efforts to cause each Person who is so identified as a Rule 145 Affiliate to deliver to Valhi, no later than the earlier of the 30th day prior to the Effective Time or the date such Person becomes a Rule 145 Affiliate, a written agreement substantially in the form of Exhibit B hereto.

         Section 5.12 Stock Exchange Listing. Valhi shall file a listing application on or before the Closing and thereafter shall take all action to effect approval to list on the NYSE, the Valhi Common Stock to be issued pursuant to the Merger.

         Section 5.13 State Anti-Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar anti-takeover regulation shall become applicable to the transactions contemplated hereby, Valhi and Tremont and their respective board of directors shall use their reasonable commercial efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable commercial efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.14 Tax-Free Transaction. From and after the date of this Agreement, each party hereto shall use its reasonable commercial efforts to cause the Merger followed by the LLC Merger to qualify, and shall not take, or cause to be taken, any actions that could reasonably be expected to prevent the Merger followed by the LLC Merger from qualifying as a "reorganization" under
Section 368(a) of the Code with respect to the holders of Tremont Common Stock other than Valhi and TGI.

         Section 5.15 Other Transactions. Valhi shall cause the TGI Merger to be consummated prior to the Effective Time and shall cause the LLC Merger to be consummated as soon as practicable after the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

                  (a) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

                  (b) Stockholder Approval. The requisite vote of the stockholders of Tremont necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

                  (c) Consents and Approvals. All necessary consents and approvals of any United States or any other Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Listing. The Valhi Common Stock issued in the Merger shall have been authorized for listing on the NYSE.

                  (e) No Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

                  (f) "Blue Sky" Permits. Valhi shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Valhi Common Stock pursuant to this Agreement.

         Section 6.2 Conditions to the Obligations of Valhi and Sub to Effect the Merger. The obligation of Valhi and Sub to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Valhi and Sub:

                  (a) Representations Accurate. The representations and warranties of Tremont contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except to the extent that the representation or warranty is expressly limited by its terms to another date. This condition shall be deemed satisfied unless any or all breaches of Tremont's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to result in a Tremont Material Adverse Effect or is reasonably expected to prevent or materially to burden or impair the ability of Tremont to consummate the transactions contemplated by this Agreement. In addition, a representation or warranty of Tremont shall not be deemed to be untrue or incorrect if (i) any of Valhi's executive officers had actual and conscious (and not constructive, imputed or implied) knowledge on the date hereof that such representation or warranty was untrue or incorrect or (ii) such representation or warranty was true on the date hereof and Valhi caused such representation or warranty to subsequently become untrue or incorrect.

                  (b) Performance. Tremont shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

                  (c) Certificates. Valhi and Sub shall have received (i) a duly executed certificate signed by the President or a Vice President of Tremont certifying as to compliance with the conditions set forth in Sections 6.2(a),
(b) and (h) and (ii) a duly executed certificate signed by the Secretary of Tremont certifying the accuracy and completeness of the resolutions of the board of directors of Tremont approving this Agreement, the Merger and the transactions contemplated hereby.

                  (d) Certified Certificate of Incorporation. Valhi and Sub shall have received a certificate of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of Tremont and all amendments thereof, dated not more than ten days prior to the Closing Date.

                  (e) Good Standing. Valhi and Sub shall have received a certificate of good standing, or its equivalent, dated no more than ten days prior to the Closing Date, from the State of Delaware and each other state in which Tremont is qualified to do business.

                  (f) Consents. Valhi and Sub shall have received copies of consents of all third parties necessary for Tremont to execute, deliver and perform this Agreement and consummate the Merger.

                  (g) Tax Opinion. Valhi and Sub shall have received an executed copy of a tax opinion of Locke Liddell & Sapp LLP, Valhi's legal counsel, to the effect that the Merger followed by the LLC Merger will constitute a reorganization within the meaning of Section 368(a) of the Code with respect to the holders of Tremont Common Stock other than Valhi and TGI and a complete liquidation of Tremont under Section 332 of the Code with respect to Valhi.

                  (h) No Material Adverse Change. Since the date of this Agreement, there shall have been no change that could reasonably be expected to result in a Tremont Material Adverse Effect.

                  (i) Agreements with Rule 145 Affiliates. Valhi and Sub shall have received from each Person who is a Rule 145 Affiliate under Section 5.11 an executed copy of the written agreement referred to in Section 5.11 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts that with passage of time or otherwise could constitute a breach, thereof.

                  (j) Certificate of Merger. Tremont shall have delivered to Valhi the Certificate of Merger as executed by duly authorized officers of Tremont.

         Section 6.3 Conditions to the Obligations of Tremont to Effect the Merger. The obligation of Tremont to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Tremont:

                  (a) Representations Accurate. The representations and warranties of Valhi contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except to the extent that the representation or warranty is expressly limited by its terms to another date. This condition shall be deemed satisfied unless any or all breaches of Valhi's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to result in a Valhi Material Adverse Effect or is reasonably expected to prevent or materially to burden or impair the ability of Valhi to consummate the transactions contemplated by this Agreement. In addition, a representation or warranty of Valhi shall not be deemed to be untrue or incorrect if any of Tremont's executive officers had actual and conscious (and not constructive, imputed or implied) knowledge on the date hereof that such representation or warranty was untrue or incorrect.

                  (b) Performance. Valhi and Sub shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

                  (c) Certificates. Tremont shall have received (i) a duly executed certificate signed by the President or a Vice President of each of Valhi and Sub certifying as to compliance with the conditions set forth in Sections 6.3(a), (b) and (h) and (ii) a duly executed certificate signed by the Secretary of each of Valhi and Sub certifying the accuracy and completeness of the resolutions of the board of directors of each of Valhi and Sub approving this Agreement, the Merger and the transactions contemplated hereby.

                  (d) Certified Certificates of Incorporation. Tremont shall have received certificates of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of Valhi and the Certificate of Incorporation of Sub and all amendments thereof, dated not more than ten days prior to the Closing Date.

                  (e) Good Standing. Tremont shall have received a certificate of good standing, or its equivalent, dated no more than ten days prior to the Closing Date, from the State of Delaware and each other state in which Valhi and Sub are qualified to do business.

                  (f) Consents. Tremont shall have received copies of consents of all third parties necessary for Valhi and Sub to execute, deliver and perform this Agreement and consummate the Merger.

                  (g) Tax Opinion. Tax Opinion. Tremont shall have received an executed copy of a tax opinion of Piper Rudnick LLP, legal counsel to the Special Committee of the Board of Directors of Tremont, to the effect that the Merger followed by the LLC Merger will constitute a reorganization within the meaning of Section 368(a) of the Code with respect to shareholders of Tremont other than Valhi or TGI.

                  (h) No Material Adverse Change. Since the date of this Agreement, there shall have been no change that could reasonably be expected to result in a Valhi Material Adverse Effect.

                  (i) Certificate of Merger. Sub shall have delivered to Tremont the Certificate of Merger, executed by duly authorized officers of Sub.

                  (j) Closing of the TGI Merger. The TGI Merger shall have become effective.

                                   ARTICLE VII

                                     CLOSING

         Section 7.1 Time and Place. Subject to the provisions of Articles VI and VIII, the closing of the Merger (the "Closing") shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas, as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place or on such other date as Valhi, Sub and Tremont may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 7.2 Filings at the Closing. Subject to the provisions of Articles VI and VIII, Tremont, Valhi and Sub shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

         Section 8.1 Termination by Valhi and/or Tremont. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of Tremont:

                  (a) by the mutual consent of Valhi and Tremont;

                  (b) by either Valhi or Tremont, if any court of competent jurisdiction or other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either Valhi or Tremont, if the Tremont Stockholders' Approval is not obtained at the Tremont Stockholder Meeting;

                  (d) by either Valhi or Tremont, if the Tremont Financial Advisor shall have withdrawn, modified or changed its Fairness Opinion in a manner adverse to the holders of Tremont Common Stock; or

                  (e) by either Valhi or Tremont, if the Merger shall not have been consummated by February 28, 2003, provided that a party in material breach of this Agreement may not terminate this Agreement pursuant to this Section 8.1(e).

         Section 8.2 Termination by Valhi. This Agreement may be terminated by Valhi at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of Tremont if:

                  (a) (i) Tremont shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by Tremont at or prior to such date of termination or (ii) there exists a breach of any representation or warranty of Tremont contained in this Agreement such that the closing conditions set forth in Section 6.2(a) would not be satisfied, provided, however, that with respect to either (i) or
(ii), if such failure or breach is capable of being cured, such failure or breach shall not have been cured within 15 days of delivery to Tremont of written notice of such failure or breach; or

                  (b) the board of directors of Tremont shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to Valhi or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of an Acquisition Proposal with a Person other than Valhi or any Affiliate of Valhi (or the Tremont board of directors or any committee thereof shall have resolved to do any of the foregoing).

         Section 8.3 Termination by Tremont. This Agreement may be terminated by Tremont at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of Tremont if:

                  (a) (i) Valhi or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by Valhi or Sub at or prior to such date of termination or (ii) there exists a breach of any representation or warranty of Valhi or Sub contained in this Agreement such that the closing conditions set forth in Section 6.3(a) would not be satisfied, provided, however, that, with respect to either (i) or (ii), if such failure or breach is capable of being cured, such failure or breach shall not have been cured within 15 days of delivery to Valhi or Sub of written notice of such failure or breach;

                  (b) the board of directors of Tremont shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of, this Agreement or the Merger in a manner adverse to Valhi or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of an Acquisition Proposal with a Person other than Valhi or any Affiliate of Valhi (or the Tremont board of directors or any committee thereof shall have resolved to do any of the foregoing), in each case in order to permit Tremont to execute a definitive agreement for a transaction contemplated by an Acquisition Proposal from a third party that the board of directors of Tremont determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be no less favorable to its stockholders than the Merger, taking into account all relevant factors.

         Section 8.4 Procedure for Termination. In the event of termination and abandonment of the Merger by Valhi or Tremont pursuant to this Article VIII, written notice thereof shall forthwith be given to the other.

         Section 8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8.5 and in Sections 5.4(b), 5.8 and 5.10. Nothing in this Section 8.5 shall relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE IX

                          SURVIVABILITY; INVESTIGATION

         Section 9.1 Survival of Representations and Warranties. None of the representations, warranties and covenants of Tremont, Valhi or Sub will survive the Effective Time.

         Section 9.2 Investigation. The respective representations and warranties of Valhi, Sub and Tremont contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Notices. All notices shall be in writing delivered as follows:

         If to Valhi or Sub, to:

                  Valhi, Inc.
                  5430 LBJ Freeway, Suite 1700
                  Dallas, TX  75240
                  Attention:       J. Mark Hollingsworth
                                   Vice President and General Counsel
                  Facsimile No.:   (972) 448-1445

         With a copy (which copy shall not constitute notice) to:

                  Locke Liddell & Sapp LLP
                  2200 Ross Avenue, Suite 2200
                  Dallas, TX  75206
                  Attention:       Don M. Glendenning, Esq.
                  Facsimile No.:   (214) 740-8800

         If to Tremont, to:

                  Tremont Corporation
                  1999 Broadway, Suite 4300
                  Denver, CO  80202
                  Attention:       Robert E. Musgraves
                                   Vice President, General Counsel and Secretary
                  Facsimile No.:   (303) 296-9645

         With a copy (which copy shall not constitute notice) to:

                  Piper Rudnick LLP
                  1251 Avenue of the Americas
                  New York, NY  10020-1104
                  Attention:  Theodore Altman, Esq.
                  Facsimile No.:  (212) 835-6001

or to such other address as may have been designated in a prior notice pursuant to this Section 10.1. Notices shall be deemed to be effectively served and delivered (a) when delivered personally, (b) when sent by telephone facsimile (with a copy mailed by first-class U.S. mail), (c) one business day following deposit with a recognized national air courier service or (d) three business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

         Section 10.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

         Section 10.3 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         Section 10.4 Headings. The headings and table of contents contained in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

         Section 10.5 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

         Section 10.6 Certain Definitions. For purposes of this Agreement:

         "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving Tremont or any purchase or other acquisition of all or any significant portion of the assets of or any equity interest in Tremont.

         An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "Governmental Authority" means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign federal, state or local government or agency, domestic or foreign.

         "LLC Merger" means the merger of the Surviving Corporation and TGI with and into a limited liability company ("Tremont LLC") all of the interests in which are wholly-owned directly by Valhi, with Tremont LLC surviving the mergers, provided that (i) immediately following such mergers Tremont LLC is treated as a disregarded entity pursuant to Treas. Reg. Section 1.7701-3(b)(1)(ii), and (ii) at such time, Valhi has no plan or intention to cause Tremont LLC to make an election pursuant to Treas. Reg. Section 1.7701-3(c) or to take any other action which would result in Tremont LLC not being treated as a disregarded entity.

         "NL SEC Documents" means all documents required to be filed under the Securities Act and the Exchange Act by NL Industries, Inc.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, associations, trust, unincorporated organization or other entity.

         "TGI Merger" means the merger of Valhi Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Valhi, with and into TGI pursuant to the Agreement and Plan of Merger, of even date herewith, among Valhi, TGI and Valhi Acquisition Corp. II.

         "Valhi Subsidiaries" means NL Industries, Inc., CompX International, Inc. and Waste Control Specialists LLC.

         Section 10.7 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles thereof.

         Section 10.8 Waivers. Compliance with the provisions of this Agreement may be waived only by means of a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 10.10 Time Periods. Unless "business days" is specified, any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

         Section 10.11 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties at any time before or after the approval of Tremont's stockholders; provided, however, that after any such approval, there may not be, without further approval of such the stockholders of Tremont, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Tremont Common Stock hereunder, or which by Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.12 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

         Section 10.13 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    VALHI, INC.



                                    By:      /s/ Bobby D. O'Brien
                                             -----------------------------------
                                             Bobby D. O'Brien
                                             Vice President, Chief Financial
                                             Officer and Treasurer


                                    VALHI ACQUISITION CORP.



                                    By:      /s/ Bobby D. O'Brien
                                             -----------------------------------
                                             Bobby D. O'Brien
                                             Vice President, Chief Financial
                                             Officer and Treasurer


                                    TREMONT CORPORATION



                                    By:      /s/ Robert E. Musgraves
                                             -----------------------------------
                                             Robert E. Musgraves
                                             Vice President, General Counsel
                                             and Secretary

                                                                      APPENDIX B


                           [MORGAN JOSEPH LETTERHEAD]

November 4, 2002



Special Committee of the
     Board of Directors
Tremont Corporation
1999 Broadway #4300
Denver, CO  80203

Gentlemen:

         We understand that Valhi, Inc. ("Valhi") proposes to acquire the outstanding shares of common stock, par value $1.00 per share, of Tremont Corporation (the "Company") not presently owned by Valhi or one of its affiliates, through a merger of Valhi Acquisition Corp. ("Valhi Acquisition"), a newly formed corporation and wholly owned subsidiary of Valhi, with and into the Company pursuant to which stockholders of the Company (other than Valhi and its affiliates) will receive 3.4 shares of Valhi common stock for each share of common stock of the Company (the "Consideration") owned by them (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among Valhi, Valhi Acquisition and the Company dated as of the date hereof (the "Merger Agreement").

         You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders (other than Valhi and its affiliates) of the common stock of the Company, of the Consideration to be offered in the Proposed Transaction.

         We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services.

         In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

         (i) a letter dated July 26, 2002 from Valhi to the Board of Directors of the Company;

         (ii) the Merger Agreement;

         (iii) the Certificate of Incorporation of each of the Company and Valhi;

         (iv) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (including, without limitation, information relating to Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL") included therein);

         (v) the Company's Proxy Statement dated March 29, 2002 with respect to the Annual Meeting of Stockholders of the Company held on May 7, 2002;

         (vi) Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and Valhi's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (including, without limitation, information regarding the Company, TIMET, NL and CompX International ("CIX") included therein);

         (vii) Valhi's Proxy Statement dated April 1, 2002 with respect to the Annual Meeting of the Stockholders of Valhi held on May 13, 2002;

         (viii) certain other publicly available information concerning the Company, Valhi, TIMET, NL and CIX and the trading market for the common stock of each;

         (ix) certain internal information and other data relating to the Company, Valhi, TIMET, NL and CIX, and other affiliates of each, and each of their respective business and prospects, including forecasts and projections, provided to us by management of the Company, Valhi, TIMET, NL and CIX, and other affiliates of each;

         (x) certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

         (xi) the financial terms of certain recent business combinations which we believe to be relevant.

         We have also met with certain officers and employees of the Company, Valhi, TIMET, NL and CIX, and other affiliates of each, concerning each of their respective business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's and Valhi's and each of their respective majority and minority owned subsidiaries' forecasts and projections provided to or reviewed by us represent the most recently prepared projections of each and have been reasonably prepared based on the best current estimates and judgment of the management of the Company and Valhi, and their respective affiliates, as to the future financial condition and results of operations of the Company and Valhi and their respective affiliates. Our analysis did not consider the affects of a potential adverse decision related to lead paint litigation brought against NL or additional environmental claims that may be brought against the Company or Valhi or any of their respective affiliates. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions and methods of assessment as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

         This letter and the opinion expressed herein are solely for the use of the Special Committee of Board of Directors of the Company and is not to be relied upon by stockholders of the Company, Valhi or any other person. The opinion expressed herein does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the Proposed Transaction.

         This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company's stockholders.

         Based upon and subject to the foregoing, it is our opinion as investment bankers that the Consideration to be received by the holders of the Common Stock (other than Valhi and its affiliates) in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                    Very truly yours,


                                             /s/ Morgan Joseph & Co. Inc.
                                    --------------------------------------------
                                    MORGAN JOSEPH & CO. INC.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF OFFICERS AND DIRECTORS

                  Section 102(b)(7) of the Delaware General Corporate Law (the "DGCL") permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein.

                  Section 145 of the DGCL contains provisions permitting Delaware corporations to indemnify their directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation best interest and (ii) in the case of a criminal action or proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  The bylaws (the "Bylaws") of Valhi, Inc. (the "Registrant") provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL from and against all expenses (including attorneys' fees), liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the Registrant. The Bylaws also provide that the Registrant may indemnify any person who is not at the time a current director or officer of the Registrant to the fullest extent permitted by the DGCL.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                  (a)      Exhibits

EXHIBIT NO.        DESCRIPTION
-----------        -----------

  *2.1 Agreement and Plan of Merger dated as of November 4, 2002 by and among the Registrant, Valhi Acquisition Corp. and Tremont
                   Corporation, as amended by Amendment No. 1 thereto (attached as Appendix A to the Proxy Statement/ Prospectus included in
                   Part I of this Registration Statement, and incorporated by reference herein).

   2.2 Agreement and Plan of Merger dated as of November 4, 2002 by and among the Registrant, Tremont Group, Inc. and Valhi
                   Acquisition Corp. II (incorporated by reference to Exhibit
                   10.3 to the Registrant's Quarterly Report on Form 10-Q (File
                   No. 1-5467) for the quarter ended September 30, 2002).

   3.1             Restated Certificate of Incorporation of the Registrant
                   (incorporated by reference to Appendix A to the definitive
                   Prospectus/Joint Proxy Statement of The Amalgamated Sugar
                   Company and LLC Corporation (File No. 1-5467) dated February
                   10, 1987).

   3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 2002).

   4.1             Indenture dated June 28, 2002 between Kronos International,
                   Inc. and The Bank of New York, as Trustee, governing Kronos
                   International's 8.875% Senior Secured Notes due 2009
                   (incorporated by reference to Exhibit 4.1 to NL Industries,
                   Inc.'s Quarterly Report on Form 10-Q (File No. 1-640) for the quarter ended June 30, 2002).

   4.2 Subordinated Promissory Note in the principal amount of $37.5 million between Valhi, Inc. and Snake River Sugar Company, and the related Pledge Agreement, both dated January 3, 1997
                   (incorporated by reference to Exhibit 10.21 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December 31, 1996).

   4.3 Limited Recourse Promissory Note in the principal amount of $212.5 million between Valhi, Inc. and Snake River Sugar
                   Company, and the related Limited Recourse Pledge Agreement, both dated January 3, 1997 (incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on Form 10-K
                   (File No. 1-5467) for the year ended December 31, 1996).

*  5.1             Opinion of Locke Liddell & Sapp LLP.

*  8.1             Opinion of Locke Liddell & Sapp LLP.

*  8.2             Opinion of Piper Rudnick LLP.

  10.1             Intercorporate Services Agreement between the Registrant and
                   Contran Corporation effective as of January 1, 2002
                   (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2002).

  10.2 Intercorporate Services Agreement between Contran Corporation and NL Industries, Inc. effective as of January 1, 2002
                   (incorporated by reference to Exhibit 10.1 to NL Industries,
                   Inc.'s Quarterly Report on Form 10-Q (File No. 1-640) for the quarter ended March 31, 2002).

  10.3 Intercorporate Services Agreement between Contran Corporation and Tremont Corporation effective as of January 1, 2002
                   (incorporated by reference to Exhibit 10.1 to Tremont
                   Corporation's Quarterly Report on Form 10-Q (File No.
                   1-10126) for the quarter ended March 31, 2002).

  10.4 Intercompany Services Agreement between Contran Corporation and CompX International, Inc. effective January 1, 2002
                   (incorporated by reference to Exhibit 10.1 to CompX
                   International, Inc.'s Quarterly Report on Form 10-Q (File No.
                   1-13905) for the quarter ended June 30, 2002).

  10.5             Revolving Loan Note dated May 4, 2001 with Harold C. Simmons
                   Family Trust No. 2 and EMS Financial, Inc. (incorporated by reference to Exhibit 10.1 to NL Industries, Inc.'s Quarterly
                   Report on Form 10-Q (File No. 1-640) for the quarter ended
                   September 30, 2001).

  10.6             Security Agreement dated May 4, 2001 by and between Harold C.
                   Simmons Family Trust No. 2 and EMS Financial, Inc.
                   (incorporated by reference to Exhibit 10.2 to NL Industries,
                   Inc.'s Quarterly Report on Form 10-Q (File No. 1-640) for the quarter ended September 30, 2001).

  10.7             Revolving Loan Note dated October 22, 2002 with Tremont
                   Corporation, as Maker, and NL Industries, Inc., as Payee, in the principal amount of $15 million (incorporated by reference to Exhibit 10.4 to NL Industries, Inc.'s Quarterly
                   Report on Form 10-Q (File No. 1-640) for the quarter ended
                   September 30, 2002).

  10.8             Security Agreement dated October 22, 2002 by and between
                   Tremont Corporation and NL Industries, Inc. (incorporated by reference to Exhibit 10.5 to NL Industries, Inc.'s Quarterly
                   Report on Form 10-Q (File No. 1-640) for the quarter ended
                   September 30, 2002).

  10.9 Valhi, Inc. 1987 Stock Option Stock Appreciation Rights Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December 31, 1994).

  10.10 Valhi, Inc. 1997 Long Term Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December
                   31, 1996).

  10.11            CompX International Inc. 1997 Long Term Incentive Plan
                   (incorporated by reference to Exhibit 10.2 to CompX
                   International Inc.'s Registration Statement on Form S 1 (File
                   No. 333-42643).

  10.12            Form of Deferred Compensation Agreement between the
                   Registrant and certain executive officers (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   March 31, 1999).

  10.13 Formation Agreement of The Amalgamated Sugar Company LLC dated January 3, 1997 (to be effective December 31, 1996) between Snake River Sugar Company and The Amalgamated Sugar
                   Company (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December 31, 1996).


  10.14            Master Agreement Regarding Amendments to The Amalgamated
                   Sugar Company Documents dated October 19, 2000 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   September 30, 2000).

  10.15            Company Agreement of The Amalgamated Sugar Company LLC dated
                   January 3, 1997 (to be effective December 31, 1996)
                   (incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December 31, 1996).

  10.16            First Amendment to the Company Agreement of The Amalgamated
                   Sugar Company LLC dated May 14, 1997 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.17            Second Amendment to the Company Agreement of The Amalgamated
                   Sugar Company LLC dated November 30, 1998 (incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December
                   31, 1998).

  10.18            Third Amendment to the Company Agreement of The Amalgamated
                   Sugar Company LLC dated October 19, 2000 (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   September 30, 2000).

  10.19 Subordinated Loan Agreement between Snake River Sugar Company and the Registrant, as amended and restated effective May 14, 1997 (incorporated by reference to Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended June 30, 1997).

  10.20            Second Amendment to the Subordinated Loan Agreement between
                   Snake River Sugar Company and the Registrant dated November
                   30, 1998 (incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K (File No. 1-5467) for the year ended December 31, 1998).

  10.21            Third Amendment to the Subordinated Loan Agreement between
                   Snake River Sugar Company and the Registrant dated October
                   19, 2000 (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2000).

  10.22            Contingent Subordinate Pledge Agreement between Snake River
                   Sugar Company and the Registrant, as acknowledged by First
                   Security Bank National Association as Collateral Agent, dated
                   October 19, 2000 (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q (File No.
                   1-5467) for the quarter ended September 30, 2000).

  10.23            Contingent Subordinate Security Agreement between Snake River
                   Sugar Company and the Registrant, as acknowledged by First
                   Security Bank National Association as Collateral Agent, dated
                   October 19, 2000 (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q (File No.
                   1-5467) for the quarter ended September 30, 2000)

  10.24            Contingent Subordinate Collateral Agency and Paying Agency
                   Agreement among the Registrant, Snake River Sugar Company and
                   First Security Bank National Association dated October 19,
                   2000 (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2000).

  10.25            Deposit Trust Agreement related to the Amalgamated Collateral
                   Trust among ASC Holdings, Inc. and Wilmington Trust Company dated May 14, 1997 (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q (File No.
                   1-5467) for the quarter ended June 30, 1997).

  10.26            Pledge Agreement between the Amalgamated Collateral Trust and
                   Snake River Sugar Company dated May 14, 1997 (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.27 Guarantee by the Amalgamated Collateral Trust in favor of Snake River Sugar Company dated May 14, 1997 (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.28            Amended and Restated Pledge Agreement between ASC Holdings,
                   Inc. and Snake River Sugar Company dated May 14, 1997
                   (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended June 30, 1997).

  10.29 Collateral Deposit Agreement among Snake River Sugar Company, the Registrant and First Security Bank, National Association dated May 14, 1997 (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q (File No.
                   1-5467) for the quarter ended June 30, 1997).

  10.30            Voting Rights and Forbearance Agreement among the Amalgamated
                   Collateral Trust, ASC Holdings, Inc. and First Security Bank,
                   National Association dated May 14, 1997 (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.31            First Amendment to the Voting Rights and Forbearance
                   Agreement among the Amalgamated Collateral Trust, ASC
                   Holdings, Inc. and First Security Bank National Association dated October 19, 2000 (incorporated by reference to Exhibit
                   10.9 to the Registrant's Quarterly Report on Form 10-Q (File
                   No. 1-5467) for the quarter ended September 30, 2000).

  10.32            Voting Rights and Collateral Deposit Agreement among Snake
                   River Sugar Company, the Registrant, and First Security Bank,
                   National Association dated May 14, 1997 (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.33            Subordination Agreement between the Registrant and Snake
                   River Sugar Company dated May 14, 1997 (incorporated by reference to Exhibit 10.10 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.34            First Amendment to the Subordination Agreement between the
                   Registrant and Snake River Sugar Company dated October 19,
                   2000 (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2000).

  10.35            Form of Option Agreement among Snake River Sugar Company, the
                   Registrant and the holders of Snake River Sugar Company's
                   10.9% Senior Notes Due 2009 dated May 14, 1997 (incorporated by reference to Exhibit 10.11 to the Registrant's Quarterly
                   Report on Form 10-Q (File No. 1-5467) for the quarter ended
                   June 30, 1997).

  10.36            First Amendment to Option Agreements among Snake River Sugar
                   Company, the Registrant and the holders of Snake River's
                   10.9% Senior Notes Due 2009 dated October 19, 2000
                   (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2000).

  10.37            Formation Agreement dated as of October 18, 1993 among
                   Tioxide Americas Inc., Kronos Louisiana, Inc. and Louisiana
                   Pigment Company, L.P. (incorporated by reference to Exhibit
                   10.2 of NL Industries, Inc.'s Quarterly Report on Form 10-Q
                   (File No. 1-640) for the quarter ended September 30, 1993).

  10.38            Joint Venture Agreement dated as of October 18, 1993 between
                   Tioxide Americas Inc. and Kronos Louisiana, Inc.
                   (incorporated by reference to Exhibit 10.3 of NL Industries,
                   Inc.'s Quarterly Report on Form 10-Q (File No. 1-640) for the quarter ended September 30, 1993).

  10.39 Kronos Offtake Agreement dated as of October 18, 1993 by and between Kronos Louisiana, Inc. and Louisiana Pigment Company,
                   L.P. (incorporated by reference to Exhibit 10.4 of NL
                   Industries, Inc.'s Quarterly Report on Form 10-Q (File No.
                   1-640) for the quarter ended September 30, 1993).

  10.40            Amendment No. 1- to Kronos Offtake Agreement dated as of
                   December 20, 1995 between Kronos Louisiana, Inc. and
                   Louisiana Pigment Company, L.P. (incorporated by reference to
                   Exhibit 10.22 of NL Industries, Inc.'s Annual Report on Form
                   10-K (File No. 1-640) for the year ended December 31 1995).

  10.41            Master Technology and Exchange Agreement dated as of October
                   18, 1993 among Kronos, Inc., Kronos Louisiana, Inc., Kronos
                   International, Inc., Tioxide Group Limited and Tioxide Group
                   Services Limited (incorporated by reference to Exhibit 10.8 of NL Industries, Inc.'s Quarterly Report on Form 10-Q (File
                   No. 1-640) for the quarter ended September 30, 1993).

  10.42            Allocation Agreement dated as of October 18, 1993 between
                   Tioxide Americas Inc., ICI American Holdings, Inc., Kronos,
                   Inc. and Kronos Louisiana, Inc. (incorporated by reference to
                   Exhibit 10.10 to NL Industries, Inc.'s Quarterly Report on
                   Form 10-Q (File No. 1-640) for the quarter ended September
                   30, 1993).

  10.43            Lease Contract dated June 21, 1952, between Farbenfabrieken
                   Bayer Aktiengesellschaft and Titangesellschaft mit beschrankter Haftung (German language version and English translation thereof) (incorporated by reference to Exhibit
                   10.14 of NL Industries, Inc.'s Annual Report on Form 10-K
                   (File No. 1-640) for the year ended December 31, 1985).


  10.44            Contract on Supplies and Services among Bayer AG, Kronos
                   Titan GmbH and Kronos International, Inc. dated June 30, 1995
                   (English translation from German language document)
                   (incorporated by reference to Exhibit 10.1 of NL Industries,
                   Inc.'s Quarterly Report on Form 10-Q (File No. 1-640) for the quarter ended September 30, 1995).

  10.45            Lease Agreement, dated January 1, 1996, between Holford
                   Estates Ltd. and IMI Titanium Ltd. related to the building known as Titanium Number 2 Plant at Witton, England
                   (incorporated by reference to Exhibit 10.23 to Tremont's
                   Annual Report on Form 10-K (File No. 1-10126) for the year ended December 31, 1995).

  10.46            Richards Bay Slag Sales Agreement dated May 1, 1995 between
                   Richards Bay Iron and Titanium (Proprietary) Limited and
                   Kronos, Inc. (incorporated by reference to Exhibit 10.17 to
                   NL Industries, Inc.'s Annual Report on Form 10-K (File No.
                   1-640) for the year ended December 31, 1995).

  10.47            Amendment to Richards Bay Slag Sales Agreement dated May 1,
                   1999 between Richards Bay Iron and Titanium (Proprietary)
                   Limited and Kronos, Inc. (incorporated by reference to Exhibit 10.4 to NL Industries, Inc.'s Annual Report on Form
                   10-K (File No. 1-640) for the year ended December 31, 1999).

  10.48            Amendment to Richards Bay Slag Sales Agreement dated June 1,
                   2001 between Richards Bay Iron and Titanium (Proprietary)
                   Limited and Kronos, Inc. (incorporated by reference to Exhibit No. 10.5 to NL Industries, Inc.'s Annual Report on
                   Form 10-K (File No. 1-640) for the year ended December 31,
                   2001).

  10.49            Investment Agreement dated July 9, 1998 between Titanium
                   Metals Corporation, TIMET Finance Management Company and
                   Special Metals Corporation (incorporated by reference to
                   Exhibit 10.1 to Titanium Metals Corporation's Current Report on Form 8 K (File No. 028538) dated July 9, 1998).

  10.50 Amendment to Investment Agreement, dated October 28, 1998, among Titanium Metals Corporation, TIMET Finance Management
                   Company and Special Metals Corporation (incorporated by reference to Exhibit 10.4 to Titanium Metals Corporation's
                   Quarterly Report on Form 10-Q (File No. 028538) for the quarter ended September 30, 1998).

  10.51            Registration Rights Agreement dated October 28, 1998 between
                   TIMET Finance Management Company and Special Metals
                   Corporation (incorporated by reference to Exhibit 10.5 to Titanium Metals Corporation's Quarterly Report on Form 10-Q
                   (File No. 028538) for the quarter ended September 30, 1998).

  10.52            Certificate of Designations for the Special Metals
                   Corporation Series A Preferred Stock (incorporated by reference to Exhibit 4.5 to Special Metals Corporation's
                   Current Report on Form 8 K (File No. 00022029) dated October
                   28, 1998).

  10.53 Registration Rights Agreement dated October 30, 1991 by and between NL Industries, Inc. and Tremont Corporation
                   (incorporated by reference to Exhibit 4.3 of NL Industries,
                   Inc.'s Annual Report on Form 10-K (File No. 1-640) for the year ended December 31, 1991).

  10.54 Insurance Sharing Agreement, effective January 1, 1990, by and between NL Industries, Inc., TRE Insurance, Ltd., and
                   Baroid Corporation (incorporated by reference to Exhibit
                   10.20 to NL Industries, Inc.'s Annual Report on Form 10-K
                   (File No. 1-640) for the year ended December 31, 1991).

  10.55            Indemnification Agreement between Baroid Corporation, Tremont
                   Corporation and NL Insurance, Ltd. dated September 26, 1990
                   (incorporated by reference to Exhibit 10.35 to Baroid
                   Corporation's Registration Statement on Form 10 (No. 1-10624) filed on August 31, 1990).

  10.56            Purchase Agreement dated January 4, 2002 by and among Kronos,
                   Inc. as the Purchaser, and Big Bend Holdings LLC and Contran
                   Insurance Holdings, Inc., as Sellers, regarding the sale and purchase of EWI RE, Inc. and EWI RE, Ltd. (incorporated by reference to Exhibit No. 10.40 to NL Industries, Inc.'s
                   Annual Report on Form 10-K (File No. 1-640) for the year ended December 31, 2001).

  10.57            Settlement Agreement and Release of Claims dated April 19,
                   2001 between Titanium Metals Corporation and the Boeing
                   Company (incorporated by reference to Exhibit 10.1 to Titanium Metals Corporation's Quarterly Report on Form 10-Q
                   (File No. 028538) for the quarter ended March 31, 2001).

  10.58            Deposit Agreement dated June 28, 2002 among NL Industries,
                   Inc. and JP Morgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.9 to NL Industries, Inc.'s Quarterly
                   Report on Form 10-Q (File No. 1-640) for the quarter ended
                   June 30, 2002).


  10.59 Satisfaction and Discharge of Indenture, Release, Assignment and Transfer dated June 28, 2002 made by JP Morgan Chase Bank pursuant to the Indenture for NL Industries, Inc.'s 11 3/4%
                   Senior Secured Notes due 2003 (incorporated by reference to
                   Exhibit 4.10 to NL Industries, Inc.'s Quarterly Report on
                   Form 10-Q (File No. 1-640) for the quarter ended June 30,
                   2002).

  10.60            Purchase and Sale Agreement (for titanium products) between
                   The Boeing Company, acting through its division, Boeing
                   Commercial Airplanes, and Titanium Metals Corporation (as amended and restated effective April 19, 2001) (incorporated by reference to Exhibit No. 10.2 to Titanium Metals
                   Corporation's Quarterly Report on Form 10-Q (File No.
                   0-28538) for the quarter ended June 30, 2002).

  10.61            Purchase and Sale Agreement between Rolls Royce plc and
                   Titanium Metals Corporation dated December 22, 1998
                   (incorporated by reference to Exhibit No. 10.3 to Titanium
                   Metals Corporation's Quarterly Report on Form 10-Q (File No.
                   0-28538) for the quarter ended June 30, 2002).

  10.62            Administrative Settlement for Interim Remedial Measures, Site
                   Investigation and Feasibility Study dated July 7, 2000 between the Arkansas Department of Environmental Quality,
                   Halliburton Energy Services, Inc., M I, LLC and TRE
                   Management Company (incorporated by reference to Exhibit 10.1 to Tremont Corporation's Quarterly Report on Form 10-Q (File
                   No. 1-10126) for the quarter ended June 30, 2002).

  10.63            Agreement between Sachtleben Chemie GmbH and Kronos Titan
                   GmbH effective as of December 30, 1988 (incorporated by reference to Exhibit No. 10.1 to Kronos International Inc.'s
                   Quarterly Report on Form 10-Q (File No. 333-100047) for the quarter ended September 30, 2002).

  10.64            Supplementary Agreement dated as of May 3, 1996 to the
                   Agreement effective as of December 30, 1986 between Sachtleben Chemie GmbH and Kronos Titan GmbH (incorporated by reference to Exhibit No. 10.2 to Kronos International Inc.'s
                   Quarterly Report on Form 10-Q (File No. 333-100047) for the quarter ended September 30, 2002).

  10.65 Second Supplementary Agreement dated as of January 8, 2002 to the Agreement effective as of December 30, 1986 between Sachtleben Chemie GmbH and Kronos Titan GmbH (incorporated by reference to Exhibit No. 10.3 to Kronos International Inc.'s
                   Quarterly Report on Form 10-Q (File No. 333-100047) for the quarter ended September 30, 2002).

 *23.1 Consent of PricewaterhouseCoopers LLP relating to the financial statements of the Registrant.

 *23.2 Consent of PricewaterhouseCoopers LLP relating to the financial statements of Tremont Corporation.

  23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1 hereto).

  23.4 Consent of Piper Rudnick LLP (included in Exhibit 8.2 hereto).

 *23.5             Consent of Morgan Joseph & Co. Inc.

 *24 Powers of Attorney (included on signature page to the Registrant's Registration Statement on Form S-4 (Registration
                   No. 333-101244) filed on November 15, 2002).

 *99.1             Form of proxy solicited by the Board of Directors of Tremont
                   Corporation.


----------


*Previously filed


                  (b)      Financial Statement Schedules

                           Not applicable.

                  (c)      Item 4(b) Information

                           The opinion of Morgan Joseph & Co. Inc. is included as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22.          UNDERTAKINGS

                  (a) The undersigned registrant hereby undertakes as follows:

                           (1) To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (4) That prior to any public reoffering of the
securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                           (5) That every prospectus (i) that is filed pursuant
to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (6) Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act the registrant has duly caused this pre-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 8, 2003.


                                    VALHI, INC.



                                    By: /s/ Bobby D. O'Brien
                                       -----------------------------------------
                                        Bobby D. O'Brien
                                        Vice President, Chief Financial Officer
                                        and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  *                             Chairman of the Board               January 8, 2003
---------------------------------------
Harold C. Simmons

                                                Chief Executive Officer,
                  *                             President and Director              January 8, 2003
---------------------------------------
Steven L. Watson


                  *                             Vice Chairman of the Board          January 8, 2003
---------------------------------------
Glenn R. Simmons

                                                Vice President, Chief Financial
                                                Officer and Treasurer (Principal
/s/ Bobby D. O'Brien                            Financial Officer)                  January 8, 2003
---------------------------------------
Bobby D. O'Brien

                                                Vice President and Controller
/s/ Gregory M. Swalwell                         (Principal Accounting Officer)      January 8, 2003
---------------------------------------
Gregory M. Swalwell


                  *                             Director                            January 8, 2003
---------------------------------------
Thomas E. Barry


                  *                             Director                            January 8, 2003
---------------------------------------
Norman S. Edelcup


                  *                             Director                            January 8, 2003
---------------------------------------
Edward J. Hardin


                  *                             Director                            January 8, 2003
---------------------------------------
J. Walter Tucker, Jr.



*        By:      /s/ Bobby D. O'Brien
                  ----------------------------------
                  Bobby D. O'Brien
                  Attorney-in-Fact